Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONFIDENTIAL
Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

BIONANO GENOMICS, INC.;

MAZDAN MERGER SUB, INC.;

PURIGEN BIOSYSTEMS, INC.;

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as the Securityholders’ Representative

Dated as of November 23, 2022

i

TABLE OF CONTENYS
(continued)

TABLE OF CONTENYS
(continued)

TABLE OF CONTENYS
(continued)

TABLE OF CONTENYS
(continued)

Schedules:

Schedule I	-	Special Indemnified Matters
Schedule II	-	Required Securityholders

Exhibits:

Exhibit A	-	Certain Definitions
Exhibit B	-	Form of Joinder Agreement
Exhibit C	-	Form of Letter of Transmittal
Exhibit D	-	Illustrative Calculation of Closing Date Net Working Capital
Exhibit E	-	Form of Written Consent
Exhibit F	-	Form of Binder Agreement
Exhibit G	-	Form of Certificate of Merger
Exhibit H	-	Form of Certificate of Incorporation
Exhibit I	-	Form of Escrow Agreement
Exhibit J	-	Form of Payment Agent Agreement
Exhibit K	-	Form of Closing Date Bonus Agreement

Disclosure Schedule

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 23, 2022, by and among: Bionano Genomics, Inc., a Delaware corporation (“Parent”); Mazdan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); Purigen Biosystems, Inc., a Delaware corporation (the “Company”); and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholders’ Representative. Certain capitalized terms used in this Agreement are defined in Exhibit A hereto.

Recitals

A.          The respective boards of directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of each corporation and its respective stockholders that Parent, Merger Sub and the Company engage in a business combination transaction as contemplated by this Agreement.

B.          Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of Delaware, as amended (the “Delaware Law”). Upon consummation of the Merger, Merger Sub will cease to exist as a separate corporate entity, and the Company will become a wholly owned subsidiary of Parent.

C.          The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger and the other transactions contemplated by this Agreement.

D.          As promptly as practicable, but in no event later than 11:59 p.m. on the next Business Day after execution and delivery of this Agreement, the Company shall have delivered to Parent and Merger Sub the written consent of the Company Stockholders conditioned on the execution and delivery of this Agreement in the form attached to this Agreement as Exhibit E (such written consent, “Written Consent”) representing not less than (i) a majority of the outstanding number of shares of Company Common Stock, (ii) [***]% of the outstanding number of shares of Company Preferred Stock (voting together as a single voting class and on an as-converted to Company Common Stock basis), and (iii) [***]% of the outstanding number of shares of Company Capital Stock (voting together as a single voting class and on an as-converted to Company Common Stock basis), in each case, outstanding as of the date of this Agreement (collectively, the “Required Company Stockholder Vote”), in favor of this Agreement and the transactions contemplated hereby, including the Merger.

E.          Simultaneously with the execution of this Agreement and as a material inducement to Parent to enter into this Agreement, the Company shall have obtained and delivered to Parent joinder agreements in the form attached to this Agreement as Exhibit B (collectively, the “Joinder Agreements”) of the Securityholders listed on Schedule II hereto.

F.          Simultaneously with the execution of this Agreement and as a material inducement to Parent to enter into this Agreement, each of [***] (each, a “Key Employee”) is executing and delivering to Parent an employment agreement and other customary employment documents and agreements with Parent or one of its Affiliates to be effective as of the Closing Date (each, a “Key Employee Agreement”).

G.        Simultaneously with the execution of this Agreement and as a material inducement to Parent to enter into this Agreement, [***] is executing and delivering to Parent a non-competition agreement with Parent or one of its Affiliates to be effective as of the Closing Date (the “Non-Competition Agreement”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.	Description of Transaction

1.1         Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent. The Merger shall be consummated at the Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Merger in substantially the form attached hereto as Exhibit G (the “Certificate of Merger”).

1.2        Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3       Closing; Effective Time. Unless otherwise mutually agreed in writing between the Company and Parent, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via an electronic exchange of required Closing deliverables on the date that is the two (2) Business Days after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (Conditions Precedent to Obligations of Parent and Merger Sub) and Section 7 (Conditions Precedent to Obligation of the Company) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the actual date of the Closing, the “Closing Date”). Subject to the provisions of this Agreement, Parent and Company shall cause the Certificate of Merger satisfying the applicable requirements of the Delaware Law (collectively, the “Merger Filing”) with respect to the Merger to be duly executed, acknowledged, delivered for filing with and filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, concurrently with or as soon as practicable following the Closing (but no later than the Closing Date). The parties will make all other filings, recordings or publications required by Delaware Law in connection with the Merger. The Merger shall become effective upon the date and time of the filing of the Merger Filing with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in the Merger Filing (the “Effective Time”). From and after the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of Delaware Law.

1.4          Certificate of Incorporation and Bylaws; Directors and Officers.

(a)         The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to read in its entirety in the form of the certificate of incorporation attached hereto as Exhibit H, and, as so amended, shall become the certificate of incorporation of the Surviving Corporation until amended in accordance with Delaware Law.

(b)         The bylaws of the Surviving Corporation shall be amended and restated immediately as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that all references to the name of Merger Sub shall be changed to refer to the name of the Company) until thereafter amended in accordance with Delaware Law.

(c)        The directors and officers of the Surviving Corporation as of the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time, until the earlier of their removal or resignation or until their respective successors are duly elected and qualified, as the case may be.

1.5         Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Securityholder:

(a)        any shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares, “Cancelled Company Shares”);

(b)        any shares of Company Capital Stock then held by Parent, Merger Sub or any other Subsidiary of Parent shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares, “Cancelled Parent Shares”, together with Cancelled Company Shares, “Cancelled Shares”);

(c)          except for Dissenting Shares and Cancelled Shares:

(i)         as set forth on the Closing Payment Schedule and subject further to Sections 1.13 (Exchange/Payment), 1.14 (Post-Closing Adjustment), 1.9 (Milestone Consideration), 1.15 (Escrow Agreement) and 1.16(d) (Securityholders’ Representative), each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share of Company Capital Stock and shall be converted into the right to receive, without interest, (i) at the Closing, the Per Share Upfront Merger Consideration, and (ii) in the event any Future Payment Amount becomes due pursuant to Sections 1.9 (Milestone Consideration), 1.14 (Post-Closing Adjustment), 1.15 (Escrow Agreement) or 1.16(d) (Securityholders’ Representative), the applicable Per Share Future Payment Amount;

(ii)       each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled at the Effective Time for no consideration and the holder thereof shall not be entitled to receive any payment therefor for each such cancelled share of Company Common Stock; and

(d)        each share of the common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation.

1.6         Dissenters’ Rights.

(a)         Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock, if any, held by a holder who has properly made a demand for appraisal or dissenters’ rights of such shares in accordance with Section 262 of Delaware Law or Chapter 13 of the California Corporations Code, as amended (“California Law”), as applicable, (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal or dissenters’ rights under Section 262 of Delaware Law or Chapter 13 of California Law, as applicable, with respect to such shares), will not be converted into or represent the right to receive cash in accordance with Section 1.5 (Conversion of Shares), but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law or California Law, as applicable (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of Delaware Law and Chapter 13 of California Law); provided, however, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws, has failed to perfect or otherwise loses such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date on which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares (and the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of Delaware Law or Chapter 13 of California Law will cease) and will be converted into the right to receive, without interest or duplication, a cash payment determined in accordance with and subject to the provisions of Section 1.5 (Conversion of Shares) upon surrender of the certificate representing such shares in accordance with the terms of Section 1.13 (Exchange/Payment).

(b)        The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Capital Stock under Section 262 of Delaware Law or Chapter 13 of California Law, any withdrawal of any such demand and any other notice or instrument delivered to the Company prior to the Effective Time related thereto, and Parent shall have the opportunity and right to direct all negotiations and Legal Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. Any communication to be made by the Company to any Securityholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Securityholder prior to the Company receiving Parent’s written consent.

1.7          Treatment of Company Options.

(a)         No Company Options shall be continued, assumed or substituted by the Surviving Corporation or Parent as part of the Merger. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Securityholder, each Company Option that is outstanding immediately prior to the Effective Time shall be cancelled at the Effective Time for no consideration and the holder thereof shall not be entitled to receive any payment therefor for each share subject to each such cancelled Company Option.

(b)        The Company agrees that the Company Board shall take all necessary and appropriate action and adopt resolutions (including obtaining any required consents and satisfaction of any notice requirements under the terms of each outstanding Company Option) prior to the Effective Time as may be required to effect the transactions described in this Section 1.7 (Treatment of Company Options).

1.8          Treatment of Company Warrants.

(a)         No Company Warrants shall be continued, assumed or substituted by the Surviving Corporation or Parent as part of the Merger. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Securityholder:

(i)          Each Company Warrant that is a Company Preferred Warrant outstanding immediately prior to the Effective Time shall be cancelled and, in consideration of such cancellation, each holder thereof shall be entitled to receive, without interest, for each such cancelled Company Preferred Warrant (i) at the Closing, an amount in cash equal to the amount by which the Per Share Upfront Merger Consideration exceeds the exercise price of such Company Preferred Warrant (with such exercise price applied against the Per Share Upfront Merger Consideration) and (ii) in the event any Per Share Future Payment Amount becomes due pursuant to Sections 1.9 (Milestone Consideration), 1.14 (Post-Closing Adjustment), 1.15 (Escrow Agreement) or 1.16(d) (Securityholders’ Representative), the applicable Per Share Future Payment Amount, less, in each case, any portion of the exercise price not satisfied as of the date such Per Share Future Payment Amount becomes due, and it being understood that, in each case, applicable Taxes required to be withheld pursuant to Section 1.13 (Exchange/Payment) may be withheld in accordance therewith; and

(ii)        Each Company Warrant that is a Company Common Warrant or Company A-1 Preferred Warrant and is outstanding immediately prior to the Effective Time shall be cancelled at the Effective Time for no consideration and the holder thereof shall not be entitled to receive any payment therefor for each share subject to each such cancelled Company Common Warrant or Company A-1 Preferred Warrant.

(b)        The Company agrees that the Company Board shall take all necessary and appropriate action and adopt resolutions (including obtaining any required consents and satisfaction of any notice requirements under the terms of each outstanding Company Preferred Warrant) prior to the Effective Time as may be required to effect the transactions described in this Section 1.8(a) (Treatment of Company Warrants).

1.9         Milestone Consideration.

(a)         Placement Milestone. Within [***] following achievement (if at all) of the Placement Milestone during the Placement Milestone Term, Parent shall notify the Securityholders’ Representative that the Placement Milestone has been achieved, and no later than the later to occur of (x) the [***] following the date of the achievement of the Placement Milestone (y) [***] following the delivery and finalization of the updated Closing Payment Schedule as set forth in the next sentence, Parent shall deliver, or cause to be delivered, the Placement Milestone Consideration to the Paying Agent for the benefit of the Participating Securityholders pursuant to the distribution mechanics set forth in Section 1.5 (Conversion of Shares), Section 1.8 (Treatment of Company Warrants) and Section 1.13 (Exchange/Payment), as applicable. Promptly following receipt of notice of achievement of the Placement Milestone and prior to delivery of any Placement Milestone Consideration to the Participating Securityholders, the Securityholders’ Representative shall deliver to Parent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the Placement Milestone Consideration payable to each Participating Securityholder. The Placement Milestone Consideration shall be payable up to [***] only, upon the [***] of the Placement Milestone, and no additional payment will be due in the event of any repeated occurrence of the Placement Milestone. No Placement Milestone Consideration shall be payable with respect to the Placement Milestone if first achieved after the end of the Placement Milestone Term.

(b)        Market Expansion Milestone. Within [***] following achievement (if at all) of each of the first [***] ([***]) Market Expansion Milestones that occur during the Market Expansion Milestone Term, Parent shall notify the Securityholders’ Representative that a Market Expansion Milestone has been achieved, and no later than the later to occur of (x) [***] following the date of the achievement of the applicable Market Expansion Milestone and (y) [***] following the delivery and finalization of the updated Closing Payment Schedule as set forth in the next sentence, Parent shall deliver, or cause to be delivered, the Market Expansion Milestone Consideration to the Paying Agent for the benefit of the Participating Securityholders pursuant to the distribution mechanics set forth in Section 1.5 (Conversion of Shares), Section 1.8 (Treatment of Company Warrants) and Section 1.13 (Exchange/Payment), as applicable. Promptly following receipt of notice of achievement of a Market Expansion Milestone and prior to delivery of any Market Expansion Milestone Consideration to the Paying Agent, the Securityholders’ Representative shall deliver to Parent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the Market Expansion Milestone Consideration payable to each Participating Securityholder. The Market Expansion Milestone Consideration shall be payable up to [***] only, upon the first occurrence of each unique Market Expansion Milestone, and no additional payment will be due in the event of any repeated occurrence of the same Market Expansion Milestone. For the avoidance of doubt, the aggregate amount of Market Expansion Milestone Consideration that could be payable pursuant to this Agreement is $[***]. No Market Expansion Milestone Consideration shall be payable with respect to a Market Expansion Milestone if first achieved after the end of the Market Expansion Milestone Term.

(c)          Covenants and Acknowledgements.

(i)        From and after the Closing, Parent shall, and shall cause the Surviving Corporation to, use Parent Commercially Reasonable Efforts to achieve the Placement Milestone and the Market Expansion Milestones; provided, however, that the foregoing obligations shall terminate and be of no further force and effect (x) with respect to the Placement Milestone, upon the earlier of the termination of the Placement Milestone Term or achievement of the Placement Milestone, and (y) with respect to the Market Expansion Milestones, upon the earlier of the termination of the Market Expansion Milestone Term or achievement of the [***] Market Expansion Milestone. Parent shall not, and shall cause its Affiliates to not, take any action intended for the primary purpose of frustrating the achievement of the Placement Milestone and/or the Market Expansion Milestones and the resulting payment of any Milestone Consideration hereunder.

(ii)        Each Participating Securityholder, by such Person’s execution of a Joinder Agreement, a Letter of Transmittal and/or receipt of any Merger Consideration hereunder, acknowledges and agrees that (w) subject to the terms of Section 1.9(c)(i) (Covenants and Acknowledgements), Parent is entitled to conduct the business of the Surviving Corporation, including, without limitation, with respect to any Purigen Products, in a manner that is in the best interests of Parent and its stockholders, and shall have the absolute right and sole and absolute discretion to operate and otherwise make decisions with respect to the conduct of the business of the Surviving Corporation and/or the Purigen Products and to take or refrain from taking any action with respect thereto; (x) Parent or an Affiliate of Parent currently or may in the future offer products or services that compete, either directly or indirectly, with the Purigen Products and, subject to the terms of Section 1.9(c)(i) (Covenants and Acknowledgements), may make decisions with respect to such products and services that may adversely affect the Purigen Products and the products, services, sales, revenues, expenses or other financial performance measures of the Surviving Corporation or the Purigen Products; (y) payment of the Milestone Consideration is speculative, subject to numerous factors outside of the control of Parent and its Affiliates and cannot be guaranteed; and (z) neither Parent nor any of its Affiliates shall have any liability to any Participating Securityholder or any other Person for any claim, loss or Damage of any nature, including claims, losses or Damages that arise out of or relate in any way to any decisions or actions affecting whether or not or the extent to which any Milestone Consideration becomes payable in accordance with this Section 1.9 (Milestone Consideration) unless and only to the extent that (A) Parent fails to deliver any Milestone Consideration in accordance with Sections 1.9(a) (Placement Milestone) or 1.9(b), (Market Expansion Milestone), or (B) Parent breaches its covenants in Section 1.9(c)(i) (Covenants and Acknowledgements).

(iii)       Parent’s and its Affiliates maximum aggregate liability for any and all breaches by Parent of its obligations under this Section 1.9 (Milestone Consideration) shall be limited to the unpaid portion, if any, of any Milestone Consideration, and neither Parent nor any of its Affiliates shall have any other Liability hereunder to any Participating Securityholder or any other Person for any claim, loss or Damage of any nature, including claims, losses or Damages that arise out of or relate in any way to any decisions or actions affecting whether or not or the extent to which the Milestone Consideration becomes payable in accordance with this Section 1.9 (Milestone Consideration).

(d)         Transferability. The right of any Participating Securityholder to receive any Per Share Milestone Consideration (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by such Participating Securityholder other than by will, upon death or by operation of Law and (iii) does not represent any right other than the right to receive the Per Share Milestone Consideration pursuant to this Agreement. Any attempted transfer of the right to any amounts with respect to any such issuance by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

(e)         Offset. Any payment of Milestone Consideration, if any, to the Participating Securityholders shall be subject to Section 8.9 (Right to Satisfy Indemnification Claims by Reducing Contingent Payments).

(f)          Definitions. As used herein:

(i)           “Commercial Placement” means, with respect to a system, [***].

(ii)         “Commercially Functional” means a system that has successfully completed verification and validation, meeting the requirements and specifications, including [***].

(iii)        “Covered” means, with reference to a Patent, that the manufacture, use, offer for sale, sale, or importation of a product, or practice of a method, would infringe a claim of such Patent in the country in which such activity occurs without a license thereto (or ownership thereof).

(iv)       “Market Expansion Milestone” means the successful development of a Market Expansion Milestone System for a particular Expansion Sample for use in connection with the OGM Workflow.

(v)          “Market Expansion Milestone Consideration” means an aggregate of $[***] in cash.

(vi)        “Market Expansion Milestone System” means a Purigen Ionic Purification Instrument, and any and all consumables and reagent kits included in the Purigen Ionic Purification System, to the extent applicable, that is Commercially Functional with respect to any of the following sample types: (a) [***], (b) [***], (c) [***], (d) [***], or (e) [***] (each of the foregoing clauses (a)–(e), an “Expansion Sample”).

(vii)        “Market Expansion Milestone Term” means the period commencing on the Closing Date and terminating on the [***] ([***]) year anniversary of the Closing Date.

(viii)   “Milestone Consideration” means the Market Expansion Milestone Consideration and Placement Milestone Consideration.

(ix)         “OGM Workflow” means Parent’s proprietary [***] process for [***].

(x)         “Parent Commercially Reasonable Efforts” means using that level of efforts that companies of similar size and with similar resources of Parent that operate in the same industry as Parent customarily devote to a comparable product in such company’s portfolio of a similar scope and at a similar stage of research, development or commercialization, as applicable, with similar or anticipated market or strategic potential, taking into account the competitive landscape, the probability of technical success and risk profile, the patent protection and proprietary position of the product, the legal and regulatory structure involved, and the anticipated profitability of the product. It is understood that such product potential may change from time to time based upon changing scientific, legal and regulatory, business and marketing, and return on investment considerations.

(xi)       “Per Share Market Expansion Milestone Consideration” means the Market Expansion Milestone Consideration, divided by the Closing Company Share Number.

(xii)        “Per Share Milestone Consideration” means (A) the Per Share Market Expansion Milestone Consideration and (B) the Per Share Placement Milestone Consideration.

(xiii)      “Per Share Placement Milestone Consideration” means the Placement Milestone Consideration, divided by the Closing Company Share Number.

(xiv)     “Placement Milestone” means the Commercial Placement of [***] total Placement Milestone System for use in connection with the OGM Workflow.

(xv)        “Placement Milestone Consideration” means an aggregate of $[***] in cash.

(xvi)      “Placement Milestone System” means a Purigen Ionic Purification Instrument, and any and all consumables and reagent kits included in the Purigen Ionic Purification System, to the extent applicable, that is Commercially Functional at [***] with respect to all of the following sample types: [***].

(xvii)     “Placement Milestone Term” means the period commencing on the Closing Date and terminating on the [***] ([***]) year anniversary of the Closing Date.

(xviii)    “Purigen Ionic Purification Instrument” means an isotachophoresis-based instrument that is Covered by at least one Patent within the Company Intellectual Property.

(xix)      “Purigen Ionic Purification System” means a system consisting of a Purigen Ionic Purification Instrument, consumable and reagent kit capable of [***], any and all improvement or derivative systems thereto, in each case of such system, that is Covered by at least one Patent within the Company Intellectual Property.

(xx)        “Purigen Product” means any Purigen Ionic Purification System.

1.10      Payoff Letters. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver customary payoff letters in form and substance reasonably acceptable to Parent (each a “Payoff Letter”) for the Closing Date Indebtedness set forth on Section 1.10 of the Disclosure Schedule (collectively, the “Terminated Indebtedness”), which shall provide that upon receipt from or on behalf of the Company of the pay-off amount set forth in the Payoff Letter, (a) the Terminated Indebtedness incurred shall be satisfied, and all obligations of the lenders terminated (other than those that customarily survive in payoff letters), (b) if any Terminated Indebtedness is secured, all Liens relating to the assets, rights and properties of the Company with respect to such secured Terminated Indebtedness shall be released and terminated without any further action by the secured parties (other than the filing of a UCC-3 and similar filings, as applicable) and (c) the Company or its designee shall be entitled to file documents to reflect the release of such Liens. At the Closing, subject to delivery of such Payoff Letters by the lenders pursuant to the immediately preceding sentence and any other information as may be reasonably required to determine amounts required to pay off, discharge and terminate the Terminated Indebtedness, Parent shall, or shall cause, all Terminated Indebtedness to be paid off and/or terminated.

1.11       Closing Payment. On the Closing Date and following the filing of the Merger Filing with, and acceptance by, the Delaware Secretary of State, Parent will make, or cause to be made, the following payments:

(a)       The Closing Cash Consideration Amount (to the extent payable to the holders of Company Preferred Stock and Company Preferred Warrants, which, for avoidance of doubt, excludes the Aggregate Exercise Amount), deposited with the Paying Agent in accordance with the wire transfer instructions provided by the Paying Agent.

(b)        The amount of the Securityholders’ Representative Reserve, deposited with the Securityholders’ Representative in accordance with wire transfer instructions provided by the Securityholders’ Representative.

(c)         The Terminated Indebtedness, by wire transfer of immediately available funds to the applicable holder of such indebtedness in accordance with the Payoff Letter and wire instructions provided by each such Person.

(d)         The Estimated Closing Date Transaction Expenses, by wire transfer of immediately available funds to the applicable third party in accordance with the Estimated Closing Statement and in accordance with wire instructions and invoices or payoff letters in form and substance reasonably satisfactory to Parent provided by each such Person.

(e)        The Escrow Amount, deposited with the Escrow Agent in accordance with wire transfer instructions provided by the Escrow Agent.

(f)       The Closing Date Bonus Consideration (i) in respect of the portion of the Closing Date Bonus Consideration due to the Non-Employee Bonus Recipients, by wire transfer of immediately available funds to the Paying Agent, and (ii) in respect of the portion of the Closing Date Bonus Consideration due to the Employee Bonus Recipients, paid in accordance with Section 1.13(c) (Payment of Closing Date Bonus Consideration).

1.12      Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and each certificate representing any such Company Capital Stock (a “Company Stock Certificate”) or uncertificated book-entry shares (a “Book-Entry”) shall thereafter represent the right to receive the consideration referred to in Section 1.5 (Conversion of Shares) (or if applicable, Section 1.6 (Dissenters’ Rights)), if any, subject to the continuing rights of the Securityholders under this Agreement and the Escrow Agreement; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Company Stock Certificate or a Book-Entry is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or a Book-Entry shall be cancelled and shall be exchanged as provided in Section 1.13 (Exchange/Payment).

1.13        Exchange/Payment.

(a)         Exchange Procedures. On the Closing Date, Parent shall engage PNC Bank, National Association to act as payment agent in the Merger (the “Paying Agent”) and enter into a payment agent agreement which shall be on terms and in a form substantially set forth in Exhibit J attached hereto (the “Payment Agent Agreement”). Parent shall pay the Paying Agent any upfront administration fee of the Paying Agent and shall deposit, or shall cause to be deposited on or before the Closing, with the Paying Agent cash in the amount of (x) the Closing Cash Consideration Amount (to the extent payable to the holders of Company Preferred Stock and Company Preferred Warrants, which, for the avoidance of doubt, excludes the Aggregate Exercise Amount) and (y) the portion of the Closing Date Bonus Consideration payable to the Non-Employee Bonus Recipients. As soon as practicable after the date hereof and prior to the Closing, the Paying Agent shall deliver (including via email, if available) to the Securityholders as of immediately prior to the Effective Time: (i) the Information Statement, (ii) the Joinder Agreement, and (iii) to the extent such Persons are entitled to any Merger Consideration hereunder, (A) a letter of transmittal in substantially the form attached hereto as Exhibit C (the “Letter of Transmittal”) and (B) the requisite documents to execute and instructions for use in effecting the surrender of Company Stock Certificates, Book-Entries or Company Preferred Warrants, as applicable, in exchange for the consideration payable thereof (as set forth in Section 1.5 (Conversion of Shares) and/or Section 1.8 (Treatment of Company Warrants)). Upon surrender of a Company Stock Certificate, Book-Entry or Company Preferred Warrant to the Paying Agent for payment, together with a duly executed Letter of Transmittal, (A) the holder of such Company Stock Certificate, Book-Entry or Company Preferred Warrants, as applicable, shall be entitled to receive in exchange therefor (1) the applicable portion of the Closing Cash Consideration Amount for each share evidenced by such Company Stock Certificate, Book-Entry or Company Preferred Warrant and (2) if and when due and payable, the Per Share Future Payment Amount in respect of a Future Payment Amount for each share evidenced by such Company Stock Certificate, Book-Entry or Company Preferred Warrant, in each case as determined pursuant to Sections 1.5 (Conversion of Shares), Section 1.8 (Treatment of Company Warrants), 1.9 (Milestone Consideration), 1.14 (Post-Closing Adjustment), 1.15 (Escrow Agreement), and 1.16(d) (Securityholders’ Representative), as applicable, and (B) the Company Stock Certificate, Book-Entry or Company Preferred Warrant so surrendered shall be cancelled. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Paying Agent, as applicable, may, as a condition to the payment of the consideration hereunder with respect to each share of Company Capital Stock evidenced by such Company Stock Certificate, require the owner of such Company Stock Certificate to provide a reasonably appropriate affidavit to Parent or the Paying Agent, as applicable, that such Company Stock Certificate is lost, stolen or destroyed, upon which the Paying Agent shall pay the consideration to the owner (a “Lost Certificate Affidavit”).

(b)         Payment in Full. All consideration paid upon the surrender of Company Stock Certificates or Book-Entries (or Lost Certificate Affidavit in lieu thereof as set forth in this Section 1.13(a) (Exchange Procedures)) in accordance with the terms hereof (including, for the avoidance of doubt the applicable portion of a Future Payment Amount) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented thereby. No interest will be paid or accrued on any amount payable for shares of Company Capital Stock pursuant to this Section 1 (Description of Transaction).

(c)          Payment of Closing Date Bonus Consideration.

(i)         Following the Effective Time, each Non-Employee Bonus Recipient who has executed and delivered a Closing Date Bonus Agreement substantially in the form attached hereto as Exhibit K (a “Closing Date Bonus Agreement”), together with any other information reasonably requested by the Paying Agent, shall be entitled to payment by the Paying Agent of the amount payable to such Non-Employee Bonus Recipient in the amount set forth on (and subject to) the Closing Payment Schedule.

(ii)        Notwithstanding anything herein to the contrary, the Paying Agent will not make any payment of the Closing Date Bonus Consideration to an Employee Bonus Recipient and, subject to Section 1.13(f) (Required Withholding), within one full payroll period following the Effective Time, the Surviving Corporation shall pay through the Company’s payroll system to each Employee Bonus Recipient who has executed and delivered a Closing Date Bonus Agreement the amount payable to such Employee Bonus Recipient set forth on (and subject to) the Closing Payment Schedule.

(d)         Effect on Undistributed Consideration. Any portion of the consideration payable in accordance with Sections 1.5 (Conversion of Shares), 1.8 (Treatment of Company Warrants), 1.9 (Milestone Consideration), 1.14 (Post-Closing Adjustment), 1.15 (Escrow Agreement), and 1.16(d) (Securityholders’ Representative) that remains undistributed by the Paying Agent to a Securityholder as of 180 days after the date of deposit of such amounts with the Paying Agent shall be delivered to Parent upon demand, and unclaimed amounts of such payments shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation (and its successors), free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, any Securityholder who has not theretofore surrendered the documentation contemplated under this Section 1.13 (Exchange/Payment) shall thereafter look only to the Surviving Corporation and only as general creditors thereof for satisfaction of their claims for the cash amounts payable in accordance with Sections 1.5 (Conversion of Shares), 1.8 (Treatment of Company Warrants), 1.9 (Milestone Consideration), 1.14 (Post-Closing Adjustment), 1.15 (Escrow Agreement) and 1.16(d) (Securityholders’ Representative), as applicable, and may surrender any outstanding Company Stock Certificate (together with a duly completed and executed Letter of Transmittal) to Parent and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Parent shall promptly pay, or cause to be promptly paid, the portion of the consideration deliverable in respect thereof without any interest thereon.

(e)        Escheatment. None of Parent or the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock or Company Options with respect to any amounts properly delivered to any public official pursuant to any applicable abandoned property Law or escheat Law.

(f)         Required Withholding. Each of Parent, the Company, the Surviving Corporation, the Escrow Agent and the Paying Agent (each, a “Withholding Agent”) will be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any Person the amounts such Withholding Agent is required to deduct and withhold under the Code or any other Tax Law; provided that other than in the case of compensatory payments, such Withholding Agent shall use commercially reasonable efforts to give the Person that is otherwise entitled to such consideration hereunder reasonable notice of the intention to make such deduction or withholding, provided, further, that no delay or failure on the part of Parent in delivering any such notice shall cause any Parent Indemnified Party to forfeit any indemnification rights under Section 8 (Indemnification), except to the extent that the Participating Securityholders are materially prejudiced by such delay or failure. To the extent that amounts are so withheld and properly and timely paid over to the applicable Governmental Body in accordance with applicable Law, such withheld and paid over amounts will be treated hereunder as having been paid to such Person in respect of which such deduction and withholding was made.

(g)         Offset. Notwithstanding anything to the contrary herein, Parent may, but is not obligated to, offset against any Future Payment Amount an amount equal to Post-Closing Transaction Expenses that become due and payable following the Effective Time, if any. Subject to the foregoing, and other than as may be the case pursuant to Section 8.1(j) (Indemnification of Parent), the Parent shall have no recourse to the Participating Securityholders in connection with the payment of any Post-Closing Transaction Expenses.

(h)        Wire Instructions. Pursuant to Section 1.11 (Closing Payment), Parent shall cause the payment of: (i) the Estimated Closing Date Transaction Expenses, if any, to the Persons identified on the Estimated Closing Statement and for which it has received applicable wire instructions and (ii) the Terminated Indebtedness. The Company shall deliver all applicable wire instructions for the payment of any Estimated Closing Date Transaction Expenses to be paid at the Closing (to the extent available) and the Terminated Indebtedness to Parent at least two (2) Business Days prior to the Closing.

1.14        Post-Closing Adjustment.

(a)         Delivery of Estimated Closing Statement and Payment Schedule. Not fewer than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent the Estimated Closing Statement and the Closing Payment Schedule. Upon the delivery of the Estimated Closing Statement, the Company will reasonably make available to Parent and its representatives (subject to the execution of customary work paper access letters, if requested) the work papers and other books and records used in preparing the Estimated Closing Statement and to the employees of the Company, who are knowledgeable about the preparation of the Estimated Closing Statement, in each case, for the purpose of assisting Parent and its representatives in their review of the Estimated Closing Statement and the calculations contained therein. The Company shall consider in good faith any potential adjustments to the Estimated Closing Statement and Closing Payment Schedule raised by Parent prior to the Closing and make any corresponding changes to the Estimated Closing Statement and the Closing Payment Schedule that the Company reasonably deems appropriate based on Parent’s proposed adjustments and shall reissue the Estimated Closing Statement along with an updated Closing Payment Schedule no later than one (1) Business Day immediately prior to the Closing Date with any such revisions that the Company has determined are appropriate and any other revisions required in connection with the exercise of Company A-1 Preferred Warrants after the date hereof.

(b)        Delivery of Closing Statement. Within 90 days following the Closing, Parent shall prepare and deliver to the Securityholders’ Representative a written statement (the “Closing Statement”) setting forth (i) an unaudited Closing Date Balance Sheet and (ii) in reasonable detail its calculation of (A) the Closing Date Net Working Capital and the Final Net Working Capital Adjustment, (B) the Closing Date Cash Amount, (C) the Closing Date Indebtedness and (D) the Closing Date Transaction Expenses and (E) based on the calculations in (A)–(D) above, a calculation of the Adjustment Amount (if any) reflecting the adjustments pursuant to this Section 1.14 (Post-Closing Adjustment); provided that each of the each component shall be calculated in accordance with the Accounting Principles and, as applicable, the definitions herein. Subject to applicable Laws relating to the exchange of information, following the Closing, Parent shall provide to the Securityholders’ Representative and its representatives reasonable access, during regular business hours, in such a manner as to not interfere with the normal operation of Parent or the Surviving Corporation, as applicable (subject to the execution of customary work paper access letters, if requested), to work papers and books and records relating to the preparation of the Closing Statement and to the employees of the Company, who are knowledgeable about the preparation of the Closing Statement, in each case, solely for the purpose of assisting the Securityholders’ Representative and its representatives in their review of the Closing Statement and the calculations contained therein.

(c)         Delivery of Dispute Notice. If the Securityholders’ Representative disagrees with the calculations in the Closing Statement, the Securityholders’ Representative shall notify Parent of such disagreement in writing (the “Dispute Notice”) no later than the 30th day after delivery of the Closing Statement. The Dispute Notice must set forth in reasonable detail (i) any item on the Closing Statement which the Securityholders’ Representative believes has not been prepared in accordance with this Agreement and the Securityholders’ Representative’s determination of the amount of such item and (ii) the Securityholders’ Representative’s alternative calculation of the Closing Date Net Working Capital and Final Net Working Capital Adjustment, the Closing Date Cash Amount, the Closing Date Indebtedness or the Closing Date Transaction Expenses, as the case may be. The Dispute Notice shall include only disagreements based on mathematical errors or the failure of the Closing Date Net Working Capital, Final Net Working Capital Adjustment, the Closing Date Cash Amount, the Closing Date Indebtedness or the Closing Date Transaction Expenses to be calculated in accordance with this Section 1.14 (Post-Closing Adjustment), the Accounting Principles and the definitions contained in this Agreement (including the inclusion or exclusion of items in the definition and the magnitude of the included or excluded items). Any item or amount that the Securityholders’ Representative does not validly dispute in reasonable detail in the Dispute Notice within such period shall be final, binding and conclusive for all purposes hereunder.

(d)      Engagement of Dispute Auditor. In the event any such Dispute Notice is timely provided, Parent and Securityholders’ Representative shall use commercially reasonable efforts for a period of 30 days after the date of such Dispute Notice (or such longer period as they may mutually agree in writing) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice and all such discussions and negotiations related thereto shall (unless otherwise agreed in writing by Parent and the Securityholders’ Representative) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule. If, at the end of such 30-day period (or such longer period as mutually agreed in writing), the Securityholders’ Representative and Parent remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to a nationally recognized financial services firm, reasonably acceptable to Parent and the Securityholders’ Representative, which shall not be the independent accountants or auditors of Parent or the Company (the “Dispute Auditor”). The Dispute Auditor shall act as an expert and not an arbitrator in resolving the matters submitted to it. The Dispute Auditor shall determine, based solely on the provisions of this Section 1.14 (Post-Closing Adjustment), the Accounting Principles and the written presentations by the Securityholders’ Representative and Parent, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice.

(e)        Decision of Dispute Auditor. The Dispute Auditor’s determination of the Closing Date Net Working Capital, the Final Net Working Capital Adjustment, the Closing Date Cash Amount, the Closing Date Indebtedness or the Closing Date Transaction Expenses, as applicable, shall be made within 30 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the Securityholders’ Representative and Parent. A judgment of a court of competent jurisdiction selected pursuant to Section 10.5 (Applicable Law; Jurisdiction) hereof may be entered following the Dispute Auditor’s determination solely for the purposes of enforcing the payment of the specific amount provided by the Dispute Auditor; provided that no party shall make any filing to obtain such judgment unless (i) the payment required by such determination shall not have been made and (ii) 15 days shall have elapsed following delivery of the Dispute Auditor’s determination and; provided, further, that any filing to obtain such judgment shall respect the confidential nature of the dispute resolution process provided in this Section 1.14 (Post-Closing Adjustment) and shall disclose the details of the dispute only to the extent necessary to obtain a judgment for such payment. The Dispute Auditor has exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 1.14 (Post-Closing Adjustment) shall be the only recourse and remedy of the parties against one another with respect to, those items and amounts that remain in dispute under this Section 1.14 (Post-Closing Adjustment). The Dispute Auditor shall allocate its fees and expenses between Parent and the Securityholders’ Representative (on behalf of the Participating Securityholders) in the proportion that Parent’s position, on the one hand, and the Securityholders’ Representative, on the other hand (based on the aggregate of all differences taken as a whole), bear to the final resolution as determined by the Dispute Auditor.

(f)       Cooperation with Dispute Auditor. The Securityholders’ Representative and Parent shall, and shall cause their respective Affiliates and representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute Auditor access to all data and other information it reasonably requests for purposes of such resolution. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the largest value for such item claimed by either Parent or Securityholders’ Representative or lesser than the smaller value for such item claimed by either Parent or Securityholders’ Representative. Any determinations made by the Dispute Auditor pursuant to this Section 1.14 (Post-Closing Adjustment) shall be final, binding and conclusive on the parties hereto, absent manifest error or Fraud.

(g)        Adjustment Amount. “Adjustment Amount” means the net amount, which may be positive or negative, equal to: (i) (A) the amount of the Final Net Working Capital Adjustment (based on the Closing Date Net Working Capital (as finally determined in accordance with this Section 1.14 (Post-Closing Adjustment))); minus (B) the Estimated Net Working Capital Adjustment (which amount may be positive or negative); plus (ii) (A) the Closing Date Cash Amount (as finally determined in accordance with this Section 1.14 (Post-Closing Adjustment)); minus (B) the Estimated Closing Date Cash Amount; plus (iii) (A) the Estimated Closing Date Indebtedness; minus (B) the amount of Closing Date Indebtedness (as finally determined in accordance with this Section 1.14 (Post-Closing Adjustment)); plus (iv) (A) the Estimated Closing Date Transaction Expenses; minus (B) the amount of Closing Date Transaction Expenses (as finally determined in accordance with this Section 1.14 (Post-Closing Adjustment)). The Adjustment Amount shall be paid in accordance with Sections 1.14(h) (Positive Adjustment Amount) and 1.14(i) (Negative Adjustment Amount), as applicable.

(h)         Positive Adjustment Amount. If the Adjustment Amount is zero or a positive number, then, after the final determination of the amount in accordance with this Section 1.14 (Post-Closing Adjustment), the Securityholders’ Representative shall deliver to Parent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the Adjustment Amount payable to each Participating Securityholder and any distribution pursuant to this Section 1.14(h) (Positive Adjustment Amount). Within two (2) Business Days of delivery of such updated Closing Payment Schedule, Parent shall promptly deposit with the Paying Agent (for further disbursement to the Participating Securityholders) an amount in cash equal to the Adjustment Amount, if any. Within five (5) Business Days of delivery of such updated Closing Payment Schedule, Parent and the Securityholders’ Representative shall deliver Joint Written Instructions to the Escrow Agent instructing the Escrow Agent to release to the Paying Agent the applicable portion of the Purchase Price Escrow Amount and the Adjustment Amount, if any, due to the Participating Securityholders with such payments to the Participating Securityholders to be made in accordance with each holder’s Ownership Percentage and subject to Section 1.13 (Exchange/Payment).

(i)          Negative Adjustment Amount. If the Adjustment Amount is a negative number and its absolute value is equal to or greater than the Purchase Price Escrow Amount, then within five (5) Business Days after the final determination of such amount, Parent and the Securityholders’ Representative shall deliver Joint Written Instructions to the Escrow Agent instructing the Escrow Agent to release to Parent (i) the Purchase Price Escrow Amount and (ii) any amount by which the Adjustment Amount exceeds the Purchase Price Escrow Amount from the Escrow Fund. To the extent the Adjustment Amount is not satisfied by the foregoing sentence, then Parent shall be entitled to recourse for such shortfall through set off pursuant to Section 8.9 (Right to Satisfy Indemnification Claims by Reducing Contingent Payments).

(j)         Shortfall. If the Adjustment Amount is a negative number with an absolute value that is lower than the Purchase Price Escrow Amount (such difference between the absolute value of the Adjustment Amount and the Purchase Price Escrow Amount, the “Shortfall”), then the Securityholders’ Representative shall deliver to Parent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the Shortfall payable to each Participating Securityholder and any distribution pursuant to this Section 1.14(j) (Shortall). Within five (5) Business Days of delivery of such updated Closing Payment Schedule, Parent and the Securityholders’ Representative shall deliver Joint Written Instructions to the Escrow Agent instructing the Escrow Agent to release (i) the Adjustment Amount to Parent, and (ii) to the Paying Agent, the Shortfall due to the Participating Securityholders, in each case with such payments to the Participating Securityholders to be made in accordance with each holder’s Ownership Percentage and subject to Section 1.13 (Exchange/Payment).

(k)        Application of Indemnification. For Tax purposes, any payment under Section 1.14 (Post-Closing Adjustment) shall be treated as an adjustment to the Merger Consideration (except to the extent otherwise required by applicable Tax Law).

(l)         Closing Date Transaction Expenses. Notwithstanding anything to the contrary herein, except subject to indemnification pursuant to Section 8.1(h) (Indemnification of Parent), after the Effective Time, following the final determination of the Adjustment Amount, all Closing Date Transaction Expenses shall be deemed to have been paid and no further Closing Date Transaction Expenses shall be due and payable by any Participating Securityholder.

1.15       Escrow Agreement.

(a)        Effective as of the Closing Date, Parent and the Securityholders’ Representative shall enter into an escrow agreement with the Escrow Agent, which shall be on terms and in a form substantially set forth in Exhibit I attached hereto (the “Escrow Agreement”). In accordance with the Escrow Agreement, Parent shall deliver or cause to be delivered to the Escrow Agent the Escrow Amount by wire transfer of immediately available funds to the account established pursuant to the Escrow Account.

(b)       The Escrow Fund shall be available to be paid to Parent as set forth in Section 1.14 and Section 8 (Indemnification). Each Participating Securityholder shall contribute to the Escrow Fund from the Closing Cash Consideration Amount in accordance with such holder’s Ownership Percentage.

(c)        Upon the expiration of the date that is [***] following the Closing Date (the “Escrow Release Date”), the Securityholders’ Representative shall deliver to Parent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the remaining Escrow Amount to which the Participating Securityholders are entitled pursuant to this Agreement. Within five (5) Business Days of delivery of such updated Closing Payment Schedule, Parent and the Securityholders’ Representative shall deliver joint written instructions (the “Joint Written Instructions”) to the Escrow Agent instructing the Escrow Agent to deliver the funds remaining in the Escrow Fund no later than five (5) Business Days following receipt of such Joint Written Instructions the funds remaining in the Escrow Fund to the Paying Agent for payment to the Participating Securityholders based on each such Participating Securityholders’ Ownership Percentage; provided that, in each case, if there are any claims under Section 8 (Indemnification) that are pending on the Escrow Release Date, the applicable portion of the Escrow Amount that is subject to any claims shall be held back and not be released to the Paying Agent (on behalf of the Participating Securityholders) until such applicable claims are finally resolved and satisfied, and upon resolution of such claims, Securityholders’ Representative shall deliver to Parent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the remaining Escrow Amount to which the Participating Securityholders are entitled pursuant to this Agreement. Within five (5) Business Days of delivery of such updated Closing Payment Schedule, Parent and the Securityholders’ Representative shall deliver Joint Written Instructions to the Escrow Agent instructing the Escrow Agent to deliver no later than five (5) Business Days following receipt of such Joint Written Instructions the funds remaining in the Escrow Fund to the Paying Agent for payment to the Participating Securityholders based on each such Participating Securityholders’ Ownership Percentage.

(d)         Definitions. As used herein:

(i)          “Escrow Account” means the account established pursuant to the Escrow Agreement in which any portion of the Escrow Amount is held for disbursement by the Escrow Agent pursuant to the Escrow Agreement.

(ii)          “Escrow Agent” means PNC Bank, National Association.

(iii)         “Escrow Amount” means an amount equal to the sum of the Purchase Price Escrow Amount and the Indemnity Escrow Amount.

(iv)         “Escrow Fund” means, at any given time after the Closing, the funds remaining in the Escrow Account, including any amount of interest actually earned.

(v)          “Indemnity Escrow Amount” means an amount equal to $[***].

(vi)         “Purchase Price Escrow Amount” means an amount equal to $[***].

1.16        Securityholders’ Representative.

(a)       In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in this Agreement (including 1.9 (Milestone Consideration), Sections 1.13 (Exchange/Payment), 1.14 (Post-Closing Adjustment), 5.5(a) (Transfer Taxes), 8 (Indemnification) and 10.1 (Amendment)) and any related agreements, the Securityholders, by the adoption of this Agreement, acceptance of consideration under this Agreement or the completion and execution of the Letters of Transmittal shall be deemed to have designated Shareholder Representative Services LLC as the representative, agent and attorney-in-fact of the Securityholders (the “Securityholders’ Representative”) as of the Closing.

(b)         The Securityholders’ Representative may resign at any time and the Securityholders’ Representative may be removed by the vote of Persons which collectively owned a majority of the Company Capital Stock immediately prior to the Effective Time (or, in the case of a termination of this Agreement, as of such termination (the “Majority Holders”)). In the event the Securityholders’ Representative dies, becomes unable to perform his, her or its responsibilities hereunder, has been removed by the Majority Holders or resigns from such position, the Majority Holders shall be authorized to and shall select another representative to fill such vacancy and, upon the written acceptance thereof by such representative, such substituted representative shall be deemed to be the Securityholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c)        By their adoption of this Agreement, acceptance of consideration under this Agreement or the delivery of the Letter of Transmittal and/or Joinder Agreement, as applicable, contemplated by Section 1.13 (Exchange/Payment), the Securityholders shall be deemed to have agreed, in addition to the foregoing, that:

(i)         the Securityholders’ Representative shall be appointed and constitute the exclusive agent and true and lawful attorney-in-fact of each Securityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and in general to do all things and to perform all acts including executing and delivering any agreements, amendments, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement and the agreements ancillary hereto. The Securityholders’ Representative hereby accepts such appointment as of the Closing;

(ii)        without limiting the generality of the foregoing, the Securityholders’ Representative shall have full authority to (A) execute, deliver, acknowledge, certify and file on behalf of the Securityholders (in the name of any or all of the Securityholders or otherwise) any and all documents, including the Escrow Agreement, that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Representative may, in its sole discretion, determine to be appropriate, (B) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Securityholder individually), (C) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby and thereby, including the payment of any Adjustment Amount pursuant to Section 1.14 (Post-Closing Adjustment) and the payment of any amounts in satisfaction of any claims for indemnification made by Parent pursuant to Section 8 (Indemnification), and (D) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing; provided, however, that the Securityholders’ Representative shall have no obligation to act on behalf of the Securityholders, except as expressly provided herein and in the Securityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule;

(iii)       Parent shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on the instructions and decisions given or made by the Securityholders’ Representative as to any of the matters described in this Section 1.16 (Securityholders’ Representative), and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon any such instructions or decisions;

(iv)        all actions, decisions and instructions of the Securityholders’ Representative shall be conclusive and binding upon each of the Securityholders, and no Securityholders shall have any cause of action against the Securityholders’ Representative;

(v)      the provisions of this Section 1.16 (Securityholders’ Representative) and the powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder: (A) are independent and severable, are irrevocable and coupled with an interest, and shall survive the death, incompetence, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto; and (B) shall be enforceable notwithstanding any rights or remedies that any Securityholder may have in connection with the transactions contemplated by this Agreement;

(vi)      all defenses which may be available to any Securityholder to contest, negate or disaffirm the action of the Securityholders’ Representative taken in good faith under this Agreement or the Securityholders’ Representative Engagement Agreement are waived;

(vii)       the Securityholders’ Representative shall be entitled to: (A) rely upon the Closing Payment Schedule, (B) rely upon any signature believed by it to be genuine, and (C) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Securityholder or other party; and

(viii)     the provisions of this Section 1.16 (Securityholders’ Representative) shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Securityholder, and any references in this Agreement to a Securityholder or the Securityholders shall mean and include the successors to the Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d)        On the Closing Date and following the filing of the Merger Filing with, and acceptance by, the Delaware Secretary of State, Parent shall cause to be deposited, in accounts designated by the Securityholders’ Representative, (i) $[***] (the “Securityholders’ Representative Reserve”) plus (ii) the upfront engagement fee of the Securityholders’ Representative. The Securityholders’ Representative Reserve will be used for any expenses incurred by the Securityholders’ Representative. The Participating Securityholders will not receive any interest or earnings on the Securityholders’ Representative Reserve and irrevocably transfer and assign to the Securityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Securityholders’ Representative’s responsibilities, the Securityholders’ Representative will deliver any remaining balance of the Securityholders’ Representative Reserve to the Paying Agent for further distribution to the Participating Securityholders. Prior to any such distribution of the Securityholders’ Representative Reserve, the Securityholders’ Representative shall deliver to Parent and the Paying Agent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the Securityholders’ Representative Reserve payable to each Participating Securityholder. Any applicable Taxes required to be withheld pursuant to Section 1.13(f) (Required Withholding) with respect to any such distribution of the Securityholders’ Representative Reserve may be withheld in accordance therewith. For U.S. federal and applicable state and local income Tax purposes, the Securityholders’ Representative Reserve will be treated as having been received and voluntarily set aside by the Participating Securityholders at the time of Closing.

(e)      Certain Participating Securityholders have entered into an engagement agreement (the “Securityholders’ Representative Engagement Agreement”) with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with its services under this Agreement, any related agreements and the Securityholders’ Representative Engagement Agreement (such Participating Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Representative Group”) will incur any liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its Fraud, bad faith, gross negligence or willful misconduct. The Securityholders’ Representative Group shall not be liable for any action or omission pursuant to the advice of counsel. The preceding two sentences shall not prejudice the Securityholders’ Representative’s right to indemnification from the Advisory Group (in their capacity as Participating Securityholders) pursuant to the following sentence. The Participating Securityholders shall indemnify the Securityholders’ Representative Group against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Securityholders’ Representative Expenses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Securityholders’ Representative Expense is suffered or incurred; provided that in the event that any such Securityholders’ Representative Expense is finally adjudicated to have been caused by the Fraud, bad faith, gross negligence or willful misconduct of the Securityholder Representative or the Advisory Group, the Securityholders’ Representative or the Advisory Group, as applicable, will reimburse the Participating Securityholders the amount of such indemnified Securityholders’ Representative Expense to the extent attributable to such Fraud, bad faith, gross negligence or willful misconduct. Securityholders’ Representative Expenses may be recovered by the Securityholders’ Representative from (i) the funds in the Securityholders’ Representative Reserve and (ii) any other funds that become payable to the Participating Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Participating Securityholders; provided that while the Securityholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Participating Securityholders from their obligation to promptly pay such Securityholders’ Representative Expenses as they are suffered or incurred. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Participating Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Participating Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

1.17      Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall take such action, so long as such action is not inconsistent with this Agreement.

1.18        Closing Payment Schedule.

(a)        The Company shall prepare and deliver to Parent in accordance with Section 1.14(a) (Post-Closing Adjustment) an estimated allocation schedule (the “Closing Payment Schedule”) as an Excel spreadsheet file in electronic format and which shall be based upon the books and records of the Company and shall be prepared in accordance with the Company Charter (including the priorities set forth in Article V, Section 3 therein), the Written Consent, the Company Bylaws and all agreements governing the Company Options and the Company Warrants (each as in effect at the Closing) setting forth: (i) the name, address and email address of each holder of Company Capital Stock, Company Options and Company Warrants immediately prior to the Effective Time, and designating whether such holder is a Participating Securityholder, (ii) with respect to each holder of Company Capital Stock, the number of shares of Company Common Stock and/or Company Preferred Stock held by such holder, (iii) with respect to each holder of Company Options and Company Warrants, the number of shares of Company Common Stock and/or Company Preferred Stock that underly such Company Options and Company Warrants, (iv) a calculation of the Closing Cash Consideration Amount and the Per Share Upfront Merger Consideration (each rounded to the nearest two decimal places) payable as of the Closing Date, (v) a calculation of the Placement Milestone Consideration, the Per Share Placement Milestone Consideration, the Market Expansion Milestone Consideration and the Per Share Market Expansion Milestone Consideration (each rounded to the nearest two decimal places) payable in the event of the achievement of Placement Milestone and each iteration of the Market Expansion Milestone, as applicable, (vi) the Ownership Percentage for each Participating Securityholder, (vii) for each Securityholder entitled to receive a portion of the Closing Cash Consideration Amount, the portion of the Closing Cash Consideration Amount (rounded to the nearest two decimal places) payable to such Participating Securityholder, (viii) with respect to each Bonus Recipient, (A) the portion of the Closing Date Bonus Consideration payable to such Bonus Recipient, (B) the amount of any employer and employee withholdings for such Bonus Recipient, if any, provided that with respect to Employee Bonus Recipients, such amounts would reflect employee and employer withholding as would be applicable if such payments were made on or prior to Closing through the Company’s then existing payroll system, and (C) an indication whether such Bonus Recipient is an Employee Bonus Recipient or a Non-Employee Bonus Recipient, and (ix) for each Securityholder entitled to receive a portion of the Securityholders’ Representative Reserve, the Purchase Price Escrow Amount and the Indemnity Escrow Amount, if any when payable, the maximum respective amounts of such Securityholders’ Representative Reserve, Purchase Price Escrow Amount and Indemnity Escrow Amount, as applicable, (rounded to the nearest two decimal places) payable to such Participating Securityholder.

(b)        The parties hereby agree that the Closing Payment Schedule or any updated Closing Payment Schedule shall govern the allocation of any payments that are contemplated by this Agreement. The parties agree that Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to rely on the Closing Payment Schedule or any updated Closing Payment Schedule in making payments under this Agreement and shall not be responsible for, and shall have no Liability to any Person for any losses or Damages with respect to, the calculations or the determinations regarding such calculations in such Closing Payment Schedule or updated Closing Payment Schedule and all obligations to make such payments shall be deemed fulfilled to the extent such payments are made in accordance with the Closing Payment Schedule or any updated Closing Payment Schedule. Except as contemplated by this Agreement, none of Parent, Merger Sub or the Surviving Corporation or any of their Affiliates shall have any Liability to any Person, including the holders of Company Capital Stock, Company Options or Company Warrants, for any losses or Damages arising from or relating to errors, omissions or inaccuracies in the calculations of the portion of any amounts payable to any such holder or any other Person set forth in the Closing Payment Schedule or any updated Closing Payment Schedule prepared by the Company or, after the Closing, the Securityholders’ Representative or any other errors, omissions or inaccuracy in the information set forth on the Closing Payment Schedule or any updated Closing Payment Schedule prepared by the Company or, after the Closing, the Securityholders’ Representative.

SECTION 2.	Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, except as set forth in the corresponding sections or subsections of the Disclosure Schedule, as follows:

2.1          Due Incorporation; Subsidiaries; Etc.

(a)         The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted.

(b)         The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all states where the nature of its business requires such qualification, except for any failure to be so qualified or in such good standing, individually or in the aggregate, that would not reasonably be expected to be material to the Company. Section 2.1(b) of the Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company is organized and qualified to do business.

(c)         Except as set forth in Section 2.1(c) of the Disclosure Schedule, the Company does not have any Subsidiaries and does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any Liability or obligation of, any Person.

2.2         Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote, has (a) declared that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (b) approved this Agreement and, subject to receipt of the Required Company Stockholder Vote, its execution, delivery and performance by the Company, in each case, in accordance with the provisions of Delaware Law and California Law and (c) directed that the adoption of this Agreement and approval of the Merger be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger. Other than obtaining the Required Company Stockholder Vote, no other votes, approvals or consents on the part of the Company and/or any of the Securityholders are necessary under Delaware Law, California Law, the Company Charter and/or other organizational documents or any Contracts to which the Company is a party to adopt this Agreement and the transactions contemplated hereby and to approve the Merger. This Agreement has been duly executed and delivered by the Company, and assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3         Certificate of Incorporation and Bylaws. The Company has delivered or otherwise made available to Parent or its representatives copies of the Company Charter and Company Bylaws, including all amendments thereto, as in effect on the date hereof, which organizational documents are in full force and effect as of the date hereof.

2.4          Capitalization, Etc. As of the date of this Agreement, the authorized capital of the Company consists of:

(a)       (i) 55,000,000 shares of Company Common Stock, of which 8,174,604 shares of Company Common Stock are issued and outstanding, (ii) 177,346 shares of Company Common Stock that are subject to outstanding Company Warrants, (iii) 2,382,209 shares of Company Preferred Stock issued and outstanding as of the date hereof, which number may decrease prior to the Closing Date upon the exercise of outstanding Company A-1 Preferred Warrants, (iv) 20,000,000 shares of Series A-1 Preferred Stock, of which 16,384,456 shares of Series A-1 Preferred Stock are issued and outstanding as of the date hereof, which number may increase prior to the Closing Date upon the exercise of the outstanding Company A-1 Preferred Warrants and (v) 20,924,625 shares of Series B Preferred Stock, of which 20,924,600 shares of Series B Preferred Stock are issued and outstanding. The rights, preferences, privileges and restrictions of the Company Preferred Stock are as stated in the Company Charter.

(b)         (i) 5,746,520 shares of Company Common Stock are reserved for issuance under the Equity Incentive Plan, of which 3,074,330 shares of Company Common Stock are subject to outstanding Company Options under the Company’s Equity Incentive Plan, (ii) 2,563,486 shares of Company Common Stock remain available for future grant under the Equity Incentive Plan, and (iii) 108,704 shares of Company Common Stock have been issued pursuant to the exercise of Company Options and are included in the number of outstanding shares of Company Common Stock set forth above.

(c)        The Closing Payment Schedule, when delivered in accordance with Section 1.13(a) (Exchange Procedures), will contain a true and correct calculation of the Closing Cash Consideration Amount, the Per Share Upfront Merger Consideration and the Per Share Milestone Consideration (if and when payable) and will set forth the respective amounts of the Closing Date Bonus Consideration, the Closing Cash Consideration Amount and the Milestone Consideration (if and when payable) required to be paid to each Person entitled thereto (including each Participating Securityholder in accordance with the Company Charter and the Company Bylaws (as applicable) and the Company Plans). Except as set forth in the Closing Payment Schedule, no Person is entitled to receive any Closing Cash Consideration Amount or Milestone Consideration.

(d)         Except for (i) the Company Options, and (ii) Company A-1 Preferred Warrants, and (iii) those rights set forth in Section 2.4(d) of the Disclosure Schedule, (A) there are no other existing options, restricted stock units, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which the Company, or to the Company’s Knowledge, any Company Stockholder or holder of the Company Options, is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Company Capital Stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company, (B) there are no obligations, contingent or otherwise, of the Company to (1) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (2) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person and (C) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(e)         Except for those rights set forth in Section 2.4(e) of the Disclosure Schedule, there are no bonds, debentures, notes or other Debt of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Stockholders may vote. Except as set forth in Section 2.4(e) of the Disclosure Schedule, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company, or, to the Company’s Knowledge, any Company Stockholder or any holder of the Company Options is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.

(f)         All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in compliance with all rights, agreements, plans, arrangements or commitments under any provision of applicable Law, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or by which the Company is bound.

(g)         Section 2.4(g) of the Disclosure Schedule sets forth a true and complete list of all holders of Company Capital Stock indicating for each (i) the name of the holder of such Company Capital Stock, (ii) the total number of shares of Company Common Stock owned by such Person, and (iii) the total number of shares of Company Preferred Stock held by such Person (and the Series thereof).

(h)        Section 2.4(h) of the Disclosure Schedule sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option; (iii) the exercise price per share of Company Common Stock purchasable under such Company Option; (iv) whether such Company Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code, a non-qualified stock option or otherwise; (v) whether such Company Option was granted with an “early exercise” right in favor of the holder; and (vi) the grant date of each such Company Option. All Company Options have been granted in all material respects in compliance with all applicable federal, state, foreign, or local statutes, Laws, rules, or regulations. With respect to the Company Options, (A) each grant of an option was duly authorized by all necessary corporate action no later than the date on which the grant of such option was by its terms to be effective, (B) all options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the grant date, as determined in accordance with Section 409A of the Code, (C) each award of Company Options has been made using the standard form award agreement under the Equity Incentive Plan, a true, correct and complete copy of which has been made available to Parent, and (D) there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement any such award agreement in any case from the form made available to Parent. The Company has no outstanding commitments to grant Company Options or other equity awards as of the date hereof.

(i)         Except as would not reasonably be expected to result in material Liability to the Company, to the Company’s Knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired shares of Company Common Stock that are subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. The Company has made available to Parent true, correct and complete copies of all such election statements filed under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS office, in each case, to the extent received by the Company from any of its employees, non-employee directors, consultants or other service providers with respect to any Company Capital Stock that was initially subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

(j)        To the Company’s Knowledge, no stockholder of the Company has entered into any agreement with respect to the voting of capital shares of the Company.

2.5         Financial Statements.

(a)         The Company has delivered or otherwise made available to Parent or its counsel (i) complete copies of the audited, consolidated financial statements for the Company Group’s fiscal years ended December 31, 2019, 2020 and 2021, consisting of the balance sheet and the related statements of income and retained earnings, stockholders’ equity and cash flow for such fiscal years (the “Audited Financial Statements”) and (ii) the unaudited, consolidated financial statements consisting of the balance sheet (the “Unaudited Balance Sheet”) of the Company Group at September 30, 2022 (the “Balance Sheet Date”) and the related statements of income, operations, convertible preferred stock and stockholders’ deficit and cash flows for the nine-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Company Financial Statements”).

(b)         The Company Financial Statements, taken as a whole, (i) are correct and complete in all material respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (iii) fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified in accordance with GAAP and (iv) have been prepared from, and are in accordance with, the books and records of the Company. The Company maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.

2.6         Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, except as set forth in Section 2.6 of the Disclosure Schedule, (a) there has not occurred any event or series of related events that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company Group, whether or not covered by insurance; (c) there has not been any material change in any method of accounting or accounting practice by the Company Group, except as required by concurrent changes in GAAP; (d) the Company Group has not made, changed or revoked any material election in respect of Taxes, changed any accounting method in respect of Taxes, settled any material claim or assessment in respect of Taxes, filed any amended Tax Return, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; (e) there has not been any material change in, or award of any new, compensation (including bonuses or other incentive compensation) or wage rate, pension, welfare, fringe or other benefits, leave entitlements, retention award, change of control award, severance or termination pay of any director or employee of the Company Group; (f) there has not been any amendment to the Company Charter or the Company Bylaws; (g) there has not been any termination of, or receipt of notice of termination of, any Material Contracts; (h) there has not been any sale, lease, license or other disposition of any material asset (other than the sale or use of Inventory in the ordinary course of business consistent with past practice) or creation or imposition of any Lien, other than Permitted Encumbrances on assets, on any material assets, (i) except as expressly contemplated by this Agreement and for discussions, negotiations and transactions related to this Agreement or other potential strategic transactions and except for any changes made in response to COVID-19 Measures, the Company Group has operated its business in the ordinary course consistent with past practices in all material respects and (j) has not entered into any arrangement or commitment regarding any of the matters described in subsections (a) through (i) above.

2.7        Title to and Condition of Assets. The Company Group has good and valid title to all material assets owned by it as of the date of this Agreement, including all assets reflected on the Unaudited Balance Sheet. Except as set forth in Section 2.7 of the Disclosure Schedule, all of such assets are owned by the Company Group, free and clear of any Liens (other than Permitted Encumbrances). The tangible assets (including equipment), taken as a whole, are in good working condition, subject to normal wear and tear and are sufficient for the continued conduct of the Company Group’s business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company Group as currently conducted. The Company has in its possession or control all engineering drawings, manufacturing instructions and other documents and materials necessary to manufacture all Company Products.

2.8          Real Property; Leasehold.

(a)         The Company Group does not own, and never has owned, any interest in real property, except for the leaseholds created under the real property leases (including all amendments, extensions, renewals, guarantees and other agreements with respect thereto) identified in Section 2.8 of the Disclosure Schedule (the “Leased Real Property” and such leases, the “Real Property Leases”). The Leased Real Property listed on Section 2.8 of the Disclosure Schedule comprises all real property interests used in the conduct of the business and operations of the Company Group as currently conducted.

(b)         The Company Group is in material compliance with all Real Property Leases and has a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Liens, other than Permitted Encumbrances. There are no subleases or agreements to sublease, or other tenancies in effect with respect to, the Leased Real Property in which the Company Group has granted any other Person the right to occupy or use any Leased Real Property, and no Person is in possession of the Leased Real Property other than the Company Group. The Company Group has not received written notice of (i) any breach or default, or intention to terminate or not renew, any Real Property Lease or (ii) any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any Leased Real Property, and, to the Company’s Knowledge, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Real Property Lease. To the Company’s Knowledge, no defect exists in any building or other improvement situated on the Leased Real Property that would materially impair the use or occupancy of the Leased Real Property as currently conducted. To the Company’s Knowledge, all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems servicing each parcel of Leased Real Property are sufficient for the continued operation of the business of the Company Group as currently conducted on such Leased Real Property in all material respects. There are no recorded or unrecorded agreements, easements or encumbrances that have been entered into by the Company Group or, to the Knowledge of the Company, any other party, that materially interfere with the continued access to or operation of the business of the Company Group as currently conducted on all Leased Real Property.

2.9         Intellectual Property.

(a)        Section 2.9(a) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP included in the Company Intellectual Property that are owned by the Company (“Owned Registered IP”) or controlled by the Company (“Licensed Registered IP”); (ii) the jurisdiction in which such item of such Registered IP has been registered or filed, the applicable registration or filing date, and the applicable registration, application or serial number (or in the case of Internet domain names, the applicable Internet domain name registrar); (iii) if such item of Registered IP is a trademark or pending application for a trademark, the class of goods covered and the expiration date, or if applicable the internet domain name registration, the name of the registrant and the name of the registrar; (iv) the record owner of each such item of Registered IP; (v) all registration, maintenance or renewal fees that are due or filings that must be made within 120 days of the date hereof for the purposes of maintaining, perfecting, preserving or renewing any registrations for each such item of Registered IP; and (vi) any Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Section 2.9(a) of the Disclosure Schedule also accurately identifies each proprietary software program, social media account and handle, and each unregistered trademark, service mark, trade dress, design, mask work and copyright included in the Company Intellectual Property. Each item of the Company Intellectual Property (including each application for Owned Registered IP, and, to the Knowledge of the Company, Licensed Registered IP, therein) is subsisting, and each item of Owned Registered IP, and, to the Knowledge of the Company, Licensed Registered IP, included therein that has been issued or granted is enforceable and valid. There have been no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the Company’s Knowledge, threatened, with respect to any Owned Registered IP or, to the Knowledge of the Company, Licensed Registered IP.

(b)        The Company solely and exclusively owns all Company Intellectual Property free and clear of all Liens other than Permitted Encumbrance, provided that, with respect to Company Intellectual Property licensed to the Company, such representation refers only to Liens in the Company’s interest in such licensed Intellectual Property. Without limiting the preceding sentence, with respect to any Patent included in the Company Intellectual Property, there are no unnamed inventors of the inventions claimed therein who can claim or have any right in or to any such Patent.

(c)          Without limiting any other representations in this Section 2.9 (Intellectual Property): (i) all documents and instruments necessary to register or apply for or renew registration of each item of Owned Registered IP, and, to the Knowledge of the Company, Licensed Registered IP, included in the Company Intellectual Property have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body; (ii) each item of Owned Registered IP, and, to the Knowledge of the Company, Licensed Registered IP, included in the Company Intellectual Property is and at all times has been filed and maintained in compliance with all applicable Laws (including without limitation all applicable duties of candor and good faith in dealing with any applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office) and all filings, payments, and other actions required to be made or taken to maintain such item of Owned Registered IP and, to the Knowledge of the Company, Licensed Registered IP, in full force and effect have been made by the applicable deadline; (iii) except for those Company Intellectual Property licensed under the [***] License, no funding, facilities, or personnel of any Governmental Body, university or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property owned by the Company and the Company Intellectual Property licensed to the Company (and to the extent any disclosure is made with respect this clause (iii), the Company Group and, to the Company’s Knowledge, each of its licensors has complied with all requirements of such Governmental Body with respect thereto); and (iv) the Company Group has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company Intellectual Property to any other Person.

(d)         To the Company’s Knowledge, there is no Intellectual Property owned by any third party that is required or used by the Company Group to conduct its business as currently and planned to be conducted (including any Company Products currently distributed and those under development) that (i) the Company Group is not currently authorized to use pursuant to a valid and enforceable written Intellectual Property Contract (as defined below) and (ii) will not continue to be authorized for use by the Company Group, following the consummation of the transactions contemplated by this Agreement, on the same terms as they were owned or authorized for use by the Company Group immediately prior to the Closing.

(e)         Neither the Company Group nor the conduct of its business (including any Company Products currently or previously distributed and those under development) has infringed, misappropriated or otherwise violated any Intellectual Property rights of any third party in any material respect. To the Knowledge of the Company, the use of Company Products scheduled for release as planned by the Company immediately prior to the Closing in the six months after the date of this Agreement will not infringe, misappropriate or otherwise violate any Intellectual Property of any third party. For the prior six (6) years, no Person has asserted any written claim (or to the Company’s Knowledge, any oral claim) (i) challenging the Company Group’s right, interest or title in any of the Company Intellectual Property, (ii) alleging infringement, misappropriation or other violation of any third-party Intellectual Property by the Company Group, or (iii) involving any allegations that a current or former employee, officer, director, consultant, contractor, service provider or advisor of the Company Group (each, a “Company Personnel”) misappropriated, infringed or otherwise violated any Intellectual Property rights of any Person that had previously employed or otherwise engaged such Company Personnel (such Person, a “Former Employer”) or breached any agreement with its Former Employer or any other Person in connection with such Company Personnel’s employment by, or other engagement with, or that otherwise relates to, the Company Group; and, to the Company’s Knowledge, with respect to clause (i) (solely with respect to Company Intellectual Property owned by the Company), clause (ii) and clause (iii) immediately above, there is no reasonable basis for any such claim. None of the Company Intellectual Property owned by the Company, or, to the Company’s Knowledge, licensed to the Company, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that restricts the use, transfer, registration or licensing of any such Company Intellectual Property by the Company Group. No formal, written legal opinion concerning or with respect to any third party Intellectual Property rights relating to any technology or process or product candidate developed or proposed to be developed, marketed or sold by the Company Group, including without limitation any freedom-to-operate, product clearance, or right-to-use opinion, has been conducted by or on behalf of, or delivered to the Company Group.

(f)         To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company Group conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company Group has an ownership interest has been impaired in any material respect.

(g)        To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated during the prior six (6) years, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property. During the prior six (6) years, the Company Group has not asserted any written or oral claim against any third party alleging infringement, misappropriation or other violation of any Company Intellectual Property.

(h)         The Company Group has taken all reasonable measures (including having all employees and consultants execute appropriate and binding nondisclosure agreements) to protect the confidentiality and value of all Trade Secrets included in the Company Intellectual Property or otherwise used or held by the Company Group and to the Knowledge of the Company such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to written, valid and appropriate non-disclosure and/or license agreements which have not been breached.

(i)        The Company Group has obtained from all parties (including current or former Company Personnel) who have created or developed, or been involved in the creation or development of, any Intellectual Property for or on behalf the Company Group written, valid and enforceable present assignments of any such Intellectual Property to the Company Group, which assignments incorporate where applicable waivers of any moral rights or similar rights.

(j)        The IT Assets constituting Company Intellectual Property or that are otherwise used by the Company Group (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company Group in connection with its business, (ii) have not materially malfunctioned or failed within the prior three (3) years in a manner that has had a material impact on the business of the Company Group, and (iii) are free from material bugs or other defects. At all times, no Person has gained unauthorized access to such IT Assets. At all times, the Company Group has implemented and maintained reasonable system change controls and backup and disaster recovery technology processes consistent with (i) industry best practices; and (ii) Privacy and Security Laws. The Company Group is and has at all times been in compliance with the terms and conditions of Contracts with third-party service providers and third-party vendors, and no such third party has alleged material breach or material default by the Company Group thereof.

(k)         (A) Section 2.9(k)(A) of the Disclosure Schedule identifies each Contract pursuant to which the Company Group is a licensee of, or is otherwise granted any rights to use any Intellectual Property that is incorporated into any Company Product or service or that is otherwise material to the Company Group’s business by a third party (other than non-exclusive licenses to commercially available third party software that are neither customized for Company Group nor incorporated into any Company Product or service, and other than Open Source Licenses) and (B) Section 2.9(k)(B) of the Disclosure Schedule identifies each Contract pursuant to which the Company Group is a licensor or otherwise grants any rights to use any Company Intellectual Property to a third party (each such Contract identified in clause (A) and clause (B), an “Intellectual Property Contract”). Neither Company Group nor, to Company’s Knowledge, any counter-party, is in breach of any Intellectual Property Contract.

(l)        Section 2.9(l) of the Disclosure Schedule identifies each item of Open Source Material that is incorporated into, used in the development of, or distributed with, any Company Product and specifies: the name of the Open Source Material; the applicable Open Source License; and whether the Open Source Material has been modified and/or distributed. None of the Company Group’s proprietary software is subject to, and the Company Group has not caused any closed-source third party software licensed to it under an Intellectual Property Contract to become subject to any Open Source License, or any other obligation or condition under any license that conditions the distribution of the Company Group’s proprietary software (or any portion thereof) on (i) the disclosure, licensing or distribution of any source code for any portion of such software, (ii) the granting to licensees of the right to make derivative works or other modifications to such software, (iii) the licensing under terms that allow such software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), or (iv) redistribution of such software at no license fee. “Open Source Material” means any software or digital materials that are distributed or licensed as “free software” or “open source software” (as such terms are commonly understood in the software industry), including software code or digital materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Common Public License, Apache License, BSD License, or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses” (such licenses or agreements are collectively, “Open Source Licenses”).

(m)      Neither the Company Group nor any Person acting on its behalf has delivered, licensed or made available any source code (whether of any software constituting Company Intellectual Property, or of any software provided to the Company Group pursuant to any Intellectual Property Contract (any of the foregoing being “Company Source Code”)) to any escrow agent or other Person who is not, or was not, as of the date thereof, an employee, consultant or independent contractor of the Company Group subject to an agreement complying with Section 2.9(h) (Intellectual Property) hereof, the purpose of which is to provide services to the Company Group. The Company Group has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) shall, or could reasonably be expected to, result in the authorized delivery, license, or disclosure of any Company Source Code within the possession or control of the Company Group to any other Person.

(n)         The Company Group has for the past five (5) years materially complied with (i) all applicable Privacy and Security Laws, (ii) all of the Company Group’s material internal and external written policies and notices regarding privacy with respect to the Company Group’s Processing of Personal Data, including but not limited to any privacy policies posted to websites published by the Company Group (“Privacy Policies”), and (iii) all material contractual commitments that the Company Group has entered into with respect to the Processing of Personal Data (“Privacy Contractual Requirements”) (collectively, (i) through (iii) the “Data Privacy Requirements”). The Company Group has, at all times for the past five (5) years, posted adequate privacy policies on the Company Website, mobile applications, or where otherwise required by applicable Privacy and Security Laws and Privacy Contractual Requirements, and no disclosures made or contained in any privacy policies have been materially inaccurate, misleading or deceptive. The Company Group has provided any necessary notice and obtained any necessary consents required for the Processing of Personal, in each case to the extent required by applicable Data Privacy and Security Laws, and abided by any applicable opt-outs related to Personal Data that the Company Group is required to comply with. To the extent required by applicable Data Privacy and Security Laws, the Company Group has contractually obligated all third parties that Process or have Processed Personal Data on behalf of, or through access granted by, the Company Group to comply with applicable Company Group information security requirements as well as applicable Data Privacy Requirements and, to the Company Group’s Knowledge, no such entity has breached such obligations.

(o)         The Company Group does not make available any Personal Data to any third party for monetary consideration other than (i) to the Company Group’s customers in connection with the Company Group’s provision of the Company Products to the relevant customer, (ii) to the relevant customer’s or Company Group’s service providers when such disclosure is made for the sole purpose of the service provider’s provision of services to the relevant customer or the Company Group, (iii) with the consent or direction of the individual to who the Personal Data relates, or (iv) as otherwise permitted by Privacy and Security Laws.

(p)        The Company Group has for the past five (5) years implemented, maintained and complied with information security and data protection policies in all material respects that include commercially reasonable administrative, technical, organizational, and physical security measures designed, in a manner appropriate to the risks, to protect (i) the privacy, confidentiality, security and integrity of Personal Data, and (ii) Personal Data from and against Security Incidents (defined below).

(q)        To the Knowledge of the Company, in the past five (5) years, and not including any minor accidental encryption, damage or corruption of data occurring in the ordinary course of business, the Company Group has not experienced any actual breach of security or unlawful or unauthorized loss, destruction, disclosure, modification, Processing, acquisition, access, encryption, damage, or corruption or alteration of any Personal Data (each a “Security Incident”). To the Knowledge of the Company, the Company Group is not subject to any Data Privacy Requirements that would prohibit Parent from receiving, using or otherwise Processing Personal Data immediately following the Closing in the same manner in which the Company Group receives, uses, or otherwise Processes such Personal Data prior to the Closing.

2.10        Regulatory Matters.

(a)        Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, (i) the Company Group holds all Governmental Authorizations under the FDCA, and all Governmental Authorizations of any applicable Governmental Body that has regulatory authority over the testing, development, design, quality, identity, safety, efficacy, manufacturing, labeling, marketing, distribution, commercialization, sale, pricing, import or export of the products or services currently sold by the Company Group, including those listed on Section 2.10(a) of the Disclosure Schedule (“Company Products” and any such Governmental Body, a “Company Regulatory Agency”), necessary for the lawful operation of the business of the Company Group in each jurisdiction in which the Company Group operates (the “Company Regulatory Permits”); (ii) all such Company Regulatory Permits are valid and in full force and effect; and (iii) the Company Group is in material compliance with the terms of all Company Regulatory Permits. There is no Legal Proceeding pending or, to the Company’s Knowledge, threatened that would result in the termination, revocation, suspension or the imposition of a restriction on any such Company Regulatory Permit or the imposition of any fine, penalty or other sanction for violation of any such Company Regulatory Permit.

(b)         Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, the business of the Company Group is being conducted in compliance with, and has appropriate internal controls that are reasonably designed to ensure compliance with (i) the FDCA; (ii) any comparable foreign Law; (iii) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. §1395nn), the federal False Claims Act (42 U.S.C. §1320a-7b(a)), the civil False Claims Act (31 U.S.C. § 3729 et seq.); and (iv) the rules and regulations promulgated pursuant to all such applicable Laws with respect to any of the foregoing, each as amended from time to time (collectively, “Company Healthcare Laws”).

(c)        Except as set forth on Section 2.10(c) of the Disclosure Schedule, the Company Group is not party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Body and, to the Company’s Knowledge, no such action is currently contemplated, proposed or pending.

(d)         The Company Group has not, and, to the Company’s Knowledge, no officer, employee, agent or authorized representative of the Company Group has, made an untrue or misleading statement of a material fact or a fraudulent statement to any Governmental Body, failed to disclose a material fact required to be disclosed to any Governmental Body, or committed an act, made a statement, or failed to make a statement, in each case, related to the business and which, at the time such disclosure was made, violated the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy of the FDA set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other applicable, similar policy of another Company Regulatory Agency. Neither the Company Group nor any duly authorized representative of the Company Group has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b) or any similar applicable Laws. Neither the Company Group nor, to the Company’s Knowledge, any director, officer, employee, agent, supplier, licensee or contractor of the Company Group has been debarred or excluded from participating in any government health care programs or convicted of any crimes or engaged in any conduct for which such Person could be excluded from participating in any government (including federal, state, local or foreign) health care programs, debarred or suspended from participating in federal, state, local or foreign government Contracts, or convicted of any crime or, to the Knowledge of the Company, engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program whether federal, local, state or foreign. No claim, investigation, proceeding, suit or action that would reasonably be expected to result in such an exclusion is pending or, to the Knowledge of the Company, threatened against the Company Group or any director, officer or employee of the Company Group or, to the Knowledge of the Company, any agent or authorized representative of the Company Group.

(e)        The manufacturing operations conducted by the Company Group or, to the Company’s Knowledge, on behalf of the Company Group are being, and have been conducted in material compliance with all Company Healthcare Laws, including the provisions of FDA’s current good manufacturing practice regulations at 21 C.F.R. Parts 210-211 and 820 and similar federal, state, local or foreign requirements for the manufacture of the Company’s Products.

(f)         All pre-clinical and clinical investigations conducted or, to the Company’s Knowledge, sponsored by or on behalf of the Company Group, used or intended to be used to support any filing or application for a Company Regulatory Permit, have been or are being conducted in compliance with all applicable Laws administered or issued by the applicable Company Regulatory Agencies, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to the Company Group.

(g)        The Company Group has not been, and is not the subject of, any FDA Form 483 observations, warning letters, untitled letters, inspection or audit reports from any Company Regulatory Agency identifying any major or minor non-compliances, subpoenas, investigations, actions, demands or notices relating to any alleged non-compliance, which would reasonably be expected to be, individually or in the aggregate, material to the Company Group. The Company Group has not been subject to any adverse audit reports or alleged non-compliance by its customers or other third parties with which it does business, except where such report or allegation of non-compliance would not reasonably be expected to be, individually or in the aggregate, material to the Company Group.

(h)       For a period of three (3) years prior to the date of this Agreement, the Company Group has not voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued any recall, removal, market withdrawal, replacement, field action, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to any Company Product (collectively, a “Recall”) or is currently considering initiating, conducting or issuing any Recall of any Company Product, except as (with respect to Recalls other than Class I Recalls) has not had and would not reasonably be expected to, individually or in the aggregate, result in a material Liability to the Company Group or otherwise interfere in any material respect with the conduct of its business as it is now being conducted.

(i)        Section 2.10(i) of the Disclosure Schedule sets forth complete and correct copies of all material applications, registrations, clearances, licenses, waivers, accreditations, authorizations and approvals, material correspondence submitted to or received from a Governmental Body (including minutes and official contact reports of communications with any Governmental Body) and all material supporting documents and all data and reports with respect to preclinical and clinical studies, relating to the Company Products in the possession or control of the Company Group, in each case to the extent requested by Parent. All such information regarding such products is correct and complete in all material respects. All Company Products are and have been manufactured in accordance with the required specifications and there is no material design or manufacturing defect with respect to any Company Product.

2.11        Material Contracts.

(a)         Section 2.11(a) of the Disclosure Schedule lists (and describes the material terms if the Contract is oral) each Contract (other than purchase orders) in effect as of the date of this Agreement to which the Company Group is a party in the following categories (the “Material Contracts”):

(i)        any Contract that requires future payments by or to the Company Group in excess of $[***] in any calendar year, including any such Contract for the purchase or sale of assets, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services;

(ii)        any Contract with any customer of the Company Group that generated revenue in excess of $[***] in the 12-month period ended as of the Balance Sheet Date;

(iii)       any Contract that permits any Person other than the Company Group to market, offer, distribute or sell any Company Products or services, including distribution, sales representative and similar agreements;

(iv)       any Contract related to an acquisition, divestiture, merger, material licensing agreement or similar transaction, to the extent containing on-going representations, covenants, indemnities, purchase price payments, “earn-outs,” adjustments or other on-going obligations;

(v)          (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company Group; (B) any Contract evidencing Debt of the Company Group or providing for the creation of or granting any Lien upon any of the property or assets of the Company Group (excluding Permitted Encumbrances); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of the Agreement or (2) obligating or committing the Company Group to make any such loans or advances; (D) any currency, commodity or other hedging or swap contract; and (E) any Contract under which any Person has guaranteed any liabilities or obligations of the Company Group, in each case, provided the liability of the Company and its Affiliates is greater than $[***];

(vi)        any Contract creating or purporting to create any partnership or joint venture or any sharing of profits or losses by the Company Group with any third party;

(vii)       any Contract with Health Care Professionals, other than nondisclosure agreements or purchase orders entered into in the ordinary course of business;

(viii)       all agreements pursuant to which the Company Group has consigned to any Person any Inventory greater than $[***];

(ix)         any settlement agreement or similar Contract with a Governmental Body;

(x)          any Contract with, or pursuant to which the Company Group supplies products to, any Governmental Body;

(xi)         any Contract with an Affiliate;

(xii)       any Contract creating or purporting to create any obligation to pay or receive any royalty or similar payment, in each case, greater than $[***] over the term of such Contract;

(xiii)     any Contract (A) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company Group or, after the Closing, Parent, the Surviving Corporation from engaging in any business or activity in any geographic area or other jurisdiction; (B) in which the Company Group has granted “exclusivity” or that requires the Company Group to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) that includes minimum purchase conditions, take-or-pay or other requirements imposed on the Company Group, in either case that exceed $[***] in any calendar year; (D) containing a “most-favored-nation,” “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person; or (E) covenants restricting or purporting to restrict solicitation which, in either case, have, would have or purport to have the effect of prohibiting the Company Group or, after the Closing, Parent, the Surviving Corporation from engaging in any solicitation of employees, customers, distributors or activities in any geographic area or other jurisdiction;

(xiv)      any Contract involving commitments to make capital expenditures or to purchase or sell assets involving $[***] or more individually;

(xv)        any Real Property Lease;

(xvi)       any Contract that contains any standstill or similar agreement pursuant to which the Company Group has agreed not to acquire assets or securities of another Person;

(xvii)    any employment agreement, offer letter, independent contractor or consulting agreement, or other Contract for the employment or engagement of any current director, advisor, officer, employee, or individual consultant or independent contractor of the Company Group that: (A) provides for annual compensation or payments in excess of $[***] or (B) is not immediately terminable by the Company Group without penalty, severance, or other cost or Liability other than the obligation to provide access to continued healthcare coverage;

(xviii)   any Contract with any Person that provides for retention payments, change of control payments, accelerated vesting or any other payment or benefit that will become due as a result of the Merger or any other transaction contemplated by this Agreement;

(xix)     any Contract that contains a put, call, or similar right pursuant to which the Company Group could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value of purchase price of more than $[***];

(xx)        any collective bargaining agreement or other agreements with labor unions;

(xxi)       any Contract that was not negotiated and entered into on an arm’s-length basis;

(xxii)     any Intellectual Property Contract, other than assignments of Intellectual Property entered into by Company Personnel on the Company’s standard forms in the ordinary course of business; and

(xxiii)    any Contract under which the Company Group may be responsible to pay any earn-out, milestone or other contingent payments.

(b)        With respect to each Material Contract listed or required to be listed in Section 2.11(a) of the Disclosure Schedule: (i) such Material Contract is, and to the Company’s Knowledge, with respect to each party thereto other than the Company Group, valid, binding and enforceable against such party in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; (ii) such Material Contract is in full force and effect; (iii) the Company Group is not in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and to the Company’s Knowledge, no other party to such Material Contract is in material breach or material default of such Material Contract; and (iv) the Company Group has not given or received, nor does the Company Group intend nor to the Company’s Knowledge does any counterparty intend, to provide any notice of termination or non-renewal of any Material Contract. The Company has delivered or otherwise made available to Parent or its counsel true and complete copies of each such written Material Contract and a written description of each oral Material Contract, in the case of Material Contracts entered into on or before the date of this Agreement, prior to the date of this Agreement.

2.12       Liabilities. The Company Group has no material Liabilities other than: (i) those which are adequately reflected or reserved against in the Unaudited Balance Sheet as of the Balance Sheet Date; (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date; and (iii) Closing Date Transaction Expenses or as may otherwise be incurred pursuant to the express terms of this Agreement. The Company has no Debt for borrowed money other than the Terminated Indebtedness.

2.13        Compliance with Laws; Export Controls.

(a)        The Company Group is and has, over the past six (6) years, at all times, been in compliance with applicable Laws, and the Company Group has not received any written notices of any violation with respect to such Laws, in each case, as would not result in a material liability to the Company Group.

(b)        Over the past five (5) years, the Company Group has not been in violation of, is not the subject of any pending or threatened claims for violations of, has not been investigated for, and has not been charged or notified by any Governmental Body with a violation of (i) any applicable U.S. export and reexport control Laws or regulations, including the U.S. Export Administration Regulations and the Foreign Assets Control Regulations, (ii) any applicable economic sanctions Laws, regulations and orders, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or (iii) other applicable import/export controls in other countries in which the Company Group conducts business.

(c)         Over the past five (5) years, the Company Group has obtained all export and import licenses, license exceptions, and filings with any Governmental Body required for (i) the export, import, and re-export of products, services, software, and technologies, and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”). The Company Group is in compliance with the terms of all Export Approvals.

(d)        Neither the Company Group nor any stockholder, director, officer, distributor, reseller, representative, agent or Affiliate of the Company Group is currently the subject or the target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or other sanctions authority (collectively, the “Sanctions”). The Company Group has not been located, organized, operating or resident in a country or territory that is or was the subject or target of Sanctions, including the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria. The Company Group does not have, and has not had any transactions or dealings with any Person or Entity that is: (i) on any sanctions list maintained by OFAC, the European Union, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, including OFAC’s List of Specially Designated Nationals and Blocked persons, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List (the “Prohibited Party Lists”); (ii) to the Company’s Knowledge, 50% or more owned (individually or in the aggregate) or otherwise controlled or acting on behalf of a Person or Persons on the Prohibited Party Lists; (iii) otherwise the target of Sanctions; or (iv) 50% or more owned or otherwise controlled by, or acting on behalf of, one or more Persons that are otherwise the target of Sanctions, in each case to the extent prohibited by applicable Law. None of the Company Group, its stockholders, directors, officers, distributors, resellers, representatives, agents, or Affiliates are designated on a Prohibited Party List, or 50% or more owned (individually or in the aggregate) or otherwise controlled by one or more persons on the Prohibited Party Lists.

2.14    Certain Business Practices. The Company Group and its directors, officers, employees, agents, distributors, resellers, or other representatives, in each case, to the extent such action or inaction constitutes a violation of applicable Anti-Corruption Laws or Company Healthcare Laws, (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has not made, offered, promised, provided, authorized the provision of, solicited, requested, or accepted any direct or indirect unlawful payments, unlawful gifts or unlawful entertainment to or from any person, including any foreign or domestic Government Official or Health Care Professional; (c) has not violated and is not violating any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws or Company Healthcare Laws; and (g) has not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business. The Company Group has maintained accurate books and records, and has maintained internal controls to ensure maintenance of accurate books and records. The Company Group has not been the subject of any allegation, whistleblower complaint, investigation, subpoena, voluntary or involuntary disclosure, or enforcement action regarding violations of Anti-Corruption Laws.

2.15       Tax Matters.

(a)         The Company Group has filed all income and other material Company Returns that they were required to file under applicable Laws. All such Company Returns were correct and complete in all material respects. All income and other material Taxes due and owing by the Company Group (whether or not shown on any Company Return) have been paid. There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company Group. No extension of time with respect to any date on which a Company Return was required to be filed by the Company Group that extends such date beyond the date of this Agreement is in force (other than as a result of an extension in time to file a Company Return granted automatically upon request and obtained in the ordinary course of business), and no waiver or agreement by the Company Group is in force for the extension of time for the payment, collection or assessment of any Taxes beyond the date of this Agreement.

(b)         There is no audit or other examination of any Company Return (or any other Tax examination, Tax claim or Tax action relating to the Company Group) that is presently in progress, pending or threatened in writing and has not been resolved in full. No power of attorney granted by the Company Group with respect to any Taxes will remain in force after the Closing Date.

(c)         The Company Group has not received written notice from any Governmental Body of any Tax deficiency that is outstanding, assessed or proposed in writing against the Company Group and has not been resolved in full. The Company Group has never received a written claim from any Governmental Body in a jurisdiction in which the Company Group does not file Company Returns that the Company Group is or may be subject to taxation by that jurisdiction.

(d)         The Company Group has withheld and timely paid to the proper Governmental Body in accordance with all applicable Tax Laws, all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e)          The Company Group has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)        Within the past three (3) years, the Company Group has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. The Company Group has not engaged in a “listed transaction” as defined in Section 6707A(c)(2) of the Code or the Treasury Regulations promulgated thereunder.

(g)        The Company Group will not be required to include any item of income in, or exclude any item of deduction from, taxable income (in a cumulative amount in excess of its net operating loss carryforward from taxable periods ending on or before the Closing Date), for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting or improper method of accounting for a Tax period ending prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law) with respect to a transaction occurring prior to the Closing; or (v) prepaid amount received prior to the Closing.

(h)       The Company Group has not (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) failed to properly comply with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act, (iii) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order.

(i)          The Company has delivered or made available to Parent complete and accurate copies of all income Company Returns for taxable year ending on or after December 31, 2015, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company Group with respect to such Company Returns.

(j)         The Company Group is not a party to any agreement with any third party relating to allocating or sharing the payment of, or Liability for, Taxes (other than this Agreement and any Contract, such as a loan or a lease, entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes).

(k)         The Company Group has not been a member of a group filing an income Tax Return on an affiliated, consolidated, combined, unitary or similar basis (other than a group the common parent of which was the Company). The Company Group does not have any Liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law); (ii) as a transferee or successor; (iii) by Contract (other than any Contract, such as a loan or a lease, entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes); or (iv) otherwise by operation of Law.

(l)         The Company Group is not nor has been, for U.S. federal income tax purposes, an equityholder of a CFC. No member of the Company Group has had (during any taxable period remaining open for the assessment of Tax under its applicable statute of limitations), any permanent establishment or fixed place of business in any foreign country outside the country of its organization.

(m)        No Subsidiary of the Company organized under the laws of a non-U.S. jurisdiction owns any “United States property” that could, if the Subsidiary were treated as a CFC, result in an inclusion of income under Section 956 of the Code.

(n)         The Company Group does not have any unpaid Taxes under Section 965 of the Code and has not made an election under Section 965(h) of the Code.

(o)        No material unpaid Taxes of the Company Group has been incurred since the Balance Sheet Date other than in the ordinary course of business of the Company Group and consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.

(p)         No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Body with respect to Taxes of the Company Group.

2.16       Employee Benefit Plans and Employee Matters.

(a)         Section 2.16(a) of the Disclosure Schedule sets forth an accurate and complete list of each Company Plan. For purposes of this agreement, “Company Plan” means any employee benefit or compensation plan, program, policy, practice, agreement, Contract, obligation or arrangement (including any “employee benefit plan” as defined in Section 3(3) of ERISA), and each employment, consulting, retirement, severance, termination or change of control agreements, deferred compensation, equity based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, in each case, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to, or required to be contributed to, by the Company Group or with respect to which the Company Group would reasonably be expected to result in Liability to the Company Group.

(b)         With respect to each Company Plan, the Company has delivered or otherwise made available to Parent or its counsel a copy of: (i) each writing constituting a part of any written Company Plan and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Company Plan, and written summaries of the material terms of all unwritten Company Plans; (ii) the three (3) most recent Annual Reports (Form 5500 Series or otherwise in a form in accordance with applicable Law) including all applicable schedules, if any, for each Company Plan that is subject to such reporting requirements; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, and any pending applications for a determination or opinion letter; and (v) all material correspondence to or from any Governmental Body received in the last three (3) years with respect to any Company Plan.

(c)         Each Company Plan has been established and maintained in accordance with its terms and applicable Laws, including but not limited to ERISA or the Code. To the Company’s Knowledge, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan. There are no current actions, suits or claims pending, or, to the Company’s Knowledge, threatened in writing (other than routine claims for benefits) against any Company Plan or against the assets of any Company Plan. There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened in writing by any Governmental Body with respect to any Company Plan. The Company Group and each ERISA Affiliate have timely made or otherwise provided for all contributions and other payments required by and due under the terms of each Company Plan or has accrued such contributions and other payments in accordance with GAAP.

(d)        Except as set forth in Section 2.16(d) of the Disclosure Schedule, no payment or benefit which will or may be made by the Company Group in connection with the Merger with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) would reasonably be expected to be characterized as a “parachute payment” within the meaning of Code Section 280G(b)(2). There is no Contract, agreement, plan or arrangement to which the Company Group is bound to provide a gross up or otherwise reimburse any employee for any Taxes, including excise Taxes, paid pursuant to Section 4999 of the Code. The execution and delivery of this Agreement and the consummation of the Merger, either alone or in combination with another event, will not (i) increase the benefits payable under any Company Plan or the amount of compensation due to any current or former employee, director, officer or independent contractor of the Company Group or any of its Subsidiaries, (ii) result in any acceleration of the time of payment or vesting of any benefits under any Company Plan (other than any accelerated vesting of Company Options as permitted hereunder), (iii) entitle any current or former employee, director, officer or independent contractor of the Company Group to severance pay or termination pay or any increase in severance or termination pay, (iv) directly or indirectly cause the Company Group to transfer or set aside any assets to fund any material benefits under any Company Plan, (v) otherwise give rise to any Liability under any Company Plan, or (vi) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time. Except with respect to any limitations pursuant to applicable Law, the Company Group has the right to terminate the employment of each employee of the Company Group at will and to terminate the engagement or service of directors and its independent contractors at will.

(e)         Neither the Company nor any Entity with which the Company is or would be considered a single employer under Section 414(b), (c) or (m) of the Code (“ERISA Affiliates”) has, within the six (6) years preceding the date of this Agreement, sponsored, maintained, participated in, contributed to, been obligated to contribute to or had any obligations or incurred any Liability under (i) any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), or (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(f)       Each Company Plan or other compensation arrangement of the Company Group that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with, or is otherwise exempt from, Section 409A of the Code and the regulations thereunder. The Company Group does not have any obligation to gross up or otherwise reimburse any person for any Tax incurred by such person pursuant to Section 409A of the Code. Each Company Option has a grant date identical to the date on which the Company Board or compensation committee of the Company actually awarded such Company Option, and is otherwise exempt from Section 409A.

(g)       The Company Group is, and has always been, in compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body, pertaining to employment and employment practices, including, but not limited to, Laws respecting payment of wages, hours of work, fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, child labor, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, privacy rights, harassment, discrimination, retaliation, and working conditions or employee safety or health. The Company Group is in material compliance with all public health orders applicable to it pertaining to COVID-19 and the COVID-19 pandemic. The Company Group has never effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation,” “termination,” or similar action (each as defined in the Worker Adjustment and Retraining Notification Act or any similar state Law). The Company Group has no Liability arising from or related to compliance with applicable Laws pertaining to the classification of its current or former workers as employees or independent contractors or the classification of its employees as exempt or non-exempt under the Fair Labor Standards Act (“FLSA”) and compliance with applicable wage and hour Laws.

(h)         The Company Group is not and has never been a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor organization, works council or similar body, nor is any such Contract or agreement presently being negotiated. There has never been any labor strike, representation campaign, dispute, walkout, work stoppage, slow-down or lockout involving the Company Group nor is any such action pending or, to the Company’s Knowledge, threatened. Neither the Company Group nor, to the Company’s Knowledge, any of its representatives or employees has committed or engaged in any unfair labor practice pursuant to the National Labor Relations Act in connection with the operation of the business of the Company Group.

(i)        There have never been any Legal Proceedings against the Company Group related to employment and employment practices, including, but not limited to, any Legal Proceeding relating to any Company Plan, collective bargaining obligation or agreement, wage and hour matter, compensation, benefits, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, safety, equal employment opportunity and fair employment practices, retaliation, harassment, immigration or discrimination, nor is any such Legal Proceeding pending or, to the Company’s Knowledge, threatened.

(j)         The Company has provided to Parent a list, complete and accurate as of the date of this Agreement, of the following information for each current employee, individual independent contractor, advisor, and consultant of the Company Group, as applicable: (i) name; (ii) status as an employee or independent contractor; (iii) job title, position, or a description of their contracted services rendered to the Company Group; (iv) start date; (v) location of employment or where such individual provides services to the Company Group: (vi) full-time, part-time, or temporary status; (vii) base salary or base hourly wage or contract rate; (viii) target bonus rate or target commission rate; (ix) accrued but unused vacation time and/or paid time off; (x) whether the individual is currently on a leave of absence, and if so, anticipated return date; (xi) visa status and type, if applicable, and visa expiration date; (xii) exempt or non-exempt classification (as applicable) under the FLSA or any other similar state Laws. No such employee, individual independent contractor, advisor, or consultant (i) is party to or is bound by any confidentiality, non-competition, non-solicitation or other agreement that may have an adverse effect on such Person’s performance of their duties or responsibilities to the Company Group and (ii) has provided written notice to the Company Group of their intent to terminate their employment or engagement with the Company Group, and to the Company’s Knowledge, no such Person presently intends to terminate their employment or engagement with the Company Group. All current and former employees of the Company Group have provided documentation to the Company Group reflecting their authorization under applicable immigration Laws to work for the Company Group. All employees of the Company Group who are not citizens or permanent residents of the country in which they work have provided any documentation required by applicable Law to the Company Group, as applicable, reflecting their authorization under applicable United States or foreign immigration laws to work their current position.

(k)        (i) All employees of the Company Group employed in the United States are and at all times have been employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable Law; (ii) the employment of all employees of the Company Group employed in a jurisdiction that does not recognize at-will employment may be terminated upon no more than the minimum notice or payment of severance as required under applicable Law; (iii) the Company Group’s relationships with all individuals who act as contractors, advisors, consultants, or other non-employee service providers to the Company Group can be terminated at any time for any reason without more than one month’s notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination; and (iv) the Company Group has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from all payments to its employees and independent contractors and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(l)         (i) There are no allegations of sexual harassment, harassment, discrimination, retaliation or similar misconduct that have been reported to the Company Group or about which the Company Group otherwise knew concerning any current or former executive, officer, employee, contractor, consultant, director or other representative of the Company Group, and (ii) the Company Group has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment, harassment, discrimination, retaliation or similar misconduct by an employee, contractor, director, officer or other representative of the Company Group.

(m)       The Company Group is in compliance with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any applicable state Law governing health care coverage extension or continuation, (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, (iii) the applicable requirements of HIPAA, (iv) the applicable requirements of the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, and (v) the applicable requirements of the Cancer Rights Act of 1998. The Company Group has no material unsatisfied obligations to any current or former employees or their qualified beneficiaries pursuant to COBRA, HIPAA or any other Law governing health care coverage extension or continuation.

(n)         No Company Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company Group who reside or work outside of the United States.

2.17       Environmental Matters. The Company Group has at all times been in material compliance with all applicable Environmental Laws. The Company Group has not received any written notices, demand letters or requests for information from any Governmental Body indicating that the Company Group is or may be in violation of, or be liable under, any Environmental Law, and the Company Group is not subject to any pending or, to Company’s Knowledge, threatened action or investigation by any Governmental Body under any Environmental Law. To the Company’s Knowledge, no current or prior owner of any property leased or controlled by the Company Group has received any written notice from a Governmental Body that alleges that such current or prior owner or Company Group is materially violating any Environmental Law. The Company Group is in compliance in all material respects with, and has no material Liability under, any provisions of leases relating in any way to any Environmental Laws or to the use, management or release of Hazardous Substances under such leases. All Environmental Permits, if any, required to be obtained by the Company Group under any Environmental Law in connection with its operation as it is currently being conducted, including those relating to the management of Hazardous Substances, have been obtained by the Company Group, are in full force and effect, and the Company Group is in material compliance with the terms thereof. The Company Group has not disposed of, arranged for disposal or released any Hazardous Substances on, in or under any real property currently owned or operated by the Company Group that would reasonably be expected to require remediation under Environmental Laws. The Company has delivered or otherwise made available to Parent or its counsel copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior business of the Company Group. To the Company’s Knowledge, there is no underground or aboveground storage tank containing Hazardous Substances at any real property currently owned or operated by, or premises leased by the Company Group.

2.18       Insurance. The Company Group has the insurance of the types and in the amounts set forth in Section 2.18 of the Disclosure Schedule (the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. The Insurance Policies provide coverage to the extent and in the manner required by Law and by any Contract. There is no material claim pending under any of the Company Group’s Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company Group is not in default under the Insurance Policies and has not received any notice alleging such default. The Company Group has not received written notice of cancellation, termination, non-renewal or reduction of coverage with respect to any Insurance Policy, and, to the Company’s Knowledge, there is no threatened cancellation, termination, non-renewal or reduction of coverage of, or material premium increase with respect to, any of such policies. All claims, events, and occurrences that may be covered under any Insurance Policy have been noticed pursuant to the conditions in such policy. No Insurance Policies are written on a retrospective, audited, or similar premium basis. The Company Group has made available to Parent complete and accurate copies of each Insurance Policy.

2.19      Legal Proceedings; Orders. There is no pending Legal Proceeding and no Person has threatened in writing to commence any Legal Proceeding: (a) that involves the Company Group or any of the assets owned or used by the Company Group or any Person whose Liability the Company Group has retained or assumed, either contractually or by operation of law; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. There is no order, writ, injunction, judgment or decree to which the Company Group or any of the assets owned or used by the Company Group is subject. To the Company’s Knowledge, no officer, employee, independent contractor, consultant or other service provider of the Company Group is subject to any order, writ, injunction, judgment or decree that prohibits such Person from engaging in or continuing any conduct, activity or practice relating to the Company Group’s business. There is no Legal Proceeding by the Company Group pending, or which the Company Group has commenced preparations to initiate, against any other Person.

2.20      Non-Contravention; Consents. Except as set forth in Section 2.20 of the Disclosure Schedule and, with respect to clauses (b) and (c) only, except for violations and defaults that would not, individually or in the aggregate, reasonably be likely to prevent, delay or materially impair the consummation of the transactions contemplated by this Agreement, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not cause a: (a) violation of any of the provisions of the Company Charter or Company Bylaws; (b) violation by the Company Group of any Law applicable to the Company Group; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of the Company Group under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company Group (other than a Permitted Encumbrance) pursuant to, any Material Contract. Except as set forth in Section 2.20 of the Disclosure Schedule and except as may be required by Delaware Law, the Company Group is not required to obtain any Consent from any Governmental Body or party to a Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger.

2.21      Financial Advisor. Except as set forth in Section 2.21 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company Group.

2.22      Related Party Transactions. Except as set forth in Section 2.22 of the Disclosure Schedule, there are no obligations of the Company Group to officers, directors, equityholders or employees of the Company Group other than (a) for payment of salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company Group, (c) benefits due under Company Plans and fringe benefits not required to be listed on Section 2.16(a) of the Disclosure Schedule, (d) agreements relating to outstanding Company Capital Stock, Company Options or Company Warrants and (e) as provided in the Company Charter or the Company Bylaws. No officer, director or Company Stockholder is directly or indirectly interested in any asset of the Company Group or any Material Contract.

2.23        Inventory.

(a)         Since the Balance Sheet Date, the Company Group has not engaged in (i) any trade loading practices or any other promotional sales or discount activity or other practice with the effect of accelerating sales to the trade or otherwise that would otherwise be expected (in the ordinary course of business consistent with past practice) to occur in later periods, (ii) any practice which would have the effect of accelerating collections of receivables that would otherwise be expected (in the ordinary course of business consistent with past practice) to be in later periods, (iii) any practice which would have the effect of postponing payments by the Company Group that would otherwise be expected (in the ordinary course of business consistent with past practice) to be made in earlier periods or (iv) any other promotional sales, discount activity, deferred revenue activity or Inventory overstocking or understocking activity, in each case in this paragraph (a), in a manner outside the ordinary course of business consistent with past practice or contrary to generally accepted industry practices.

(b)         Each item of Inventory (i) is owned by the Company Group free and clear of all Liens, other than Permitted Encumbrances, (ii) is free of any defect or deficiency and is in good, usable and currently marketable condition in the ordinary course of business of the Company Group and consistent with the Accounting Principles, (iii) is salable in the ordinary course of business of the Company Group at the carrying value of such Inventory, as shown in the books and records of the Company Group in the ordinary course of business and consistent with the Accounting Principles, subject to pricing reductions in the ordinary course of business of the Company Group and (iv) is stored at the Company Group’s premises (other than for those items of Inventory which are stored in other locations as set forth Section 2.23(b) of the Disclosure Schedule). The Inventory of the Company Group constitutes sufficient quantities for the operation of business in the ordinary course consistent with past practice.

(c)        Since the Balance Sheet Date, the Company Group has not sold, transferred or otherwise moved any Inventory from the Company Group other than in the ordinary course of business consistent with past practice.

2.24        Customers, Suppliers and Distributors.

(a)        To the Knowledge of the Company, no Significant Customer intends to terminate its direct or indirect business relationship with the Company Group or to limit or alter its relationship with the Company Group in any respect. Section 2.24(a) of the Disclosure Schedule lists, by country, each Significant Customer. Section 2.24(a) of the Disclosure Schedule also identifies each customer that for the [***]-month period ending on the Balance Sheet Date represented at least [***]% of total revenues of the Company Group by country during such period. “Significant Customer” means the top [***] hospitals, clinics, laboratories, academic medical centers, physician offices or other end users, measured on the basis of revenues for goods sold by the Company Group, taken as a whole, during the [***]-month period ending on the Balance Sheet Date represented at least [***]% of total revenues of the Company Group by country during such period.

(b)         To the Knowledge of the Company, no Significant Supplier intends to terminate its direct or indirect business relationship with the Company Group or to limit or alter its relationship with the Company Group in any respect. Section 2.24(b) of the Disclosure Schedule lists each Significant Supplier. Section 2.24(b) of the Disclosure Schedule also identifies each supplier that for the [***]-month period ending on the Balance Sheet Date represented at least [***]% of total goods or services purchased by the Company Group, taken as a whole, for such period. “Significant Supplier” means (i) any exclusive, sole or single source suppliers of the Company reasonably necessary for the conduct of the Company Group’s business as currently conducted and currently planned to be conducted, (ii) any suppliers of custom parts reasonably necessary for the conduct of the Company Group’s business as currently conducted and currently planned to be conducted and (iii) the top [***] suppliers, measured on the basis of cost of goods or services purchased by the Company Group, taken as a whole, during the [***]-month period ending on the Balance Sheet Date. The Company Group has not entered into any agreement, commitment, arrangement or understanding with any vendor of products or services which provide for any minimum order quantities.

(c)         To the Knowledge of the Company, no Significant Distributor intends to terminate its direct or indirect business relationship with the Company Group or to limit or alter its relationship with the Company Group in any respect. Section 2.24(c) of the Disclosure Schedule lists each Significant Distributor. Section 2.24(c) of the Disclosure Schedule also identifies each distributor that for the [***]-month period ending on the Balance Sheet Date represented at least [***]% of total goods or services distributed or resold on behalf of the Company Group, taken as a whole, for such period. “Significant Distributor” means (i) any distributor or reseller entitled by Contract or otherwise to be the Company’s exclusive distributor or reseller in any territory and (ii) the top [***] distributors or resellers, measured on the basis of commissionable transactions generated for the Company Group, taken as a whole, during the [***]-month period ending on the Balance Sheet Date.

2.25      Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute (each, a “Takeover Statute”) is applicable to the Company Group, the Company Capital Stock, the Merger or other transactions contemplated by this Agreement.

2.26        Bank Accounts, Books and Records. Section 2.26 of the Disclosure Schedule lists each of the Company Group’s bank accounts and the authorized signatories thereon. The minute books and stock record books of the Company Group, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records in all material respects of all meetings and actions taken by written consent of the Company Stockholders, Company Board and any committees thereof, and no meeting or action taken by written consent of any such group has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company Group.

2.27        Warranty Matters.

(a)         Standard Warranty Terms. The Company Group has provided or made available to Parent copies of the current standard terms and conditions of sale for each of the products sold or services provided by the Company Group in connection therewith, including all guaranty, warranty and indemnity provisions, and, except as set forth in Section 2.27(a) of the Disclosure Schedule, the Company Group has not given to any Person any product or related service guaranty or warranty, right of return or other indemnity other than under such standard terms and conditions of sale.

(b)         Certain Proceedings. Except as set forth in Section 2.27(b) of the Disclosure Schedule, for the past three (3) years, there have been no pending or, to the Company’s Knowledge, threatened, proceeding alleging that any products or related services are defective or fail to meet any applicable warranties, whether express or implied.

2.28       Accounts Receivable. All Accounts Receivable reflected on the Company Financial Statements, and all Accounts Receivable that have arisen since the Balance Sheet Date, (a) arose out of arm’s-length bona fide transactions made in the ordinary course of business consistent with past practice, (b) can reasonably be anticipated to be paid in full (subject to the adequate reserves for doubtful accounts, calculated in accordance with GAAP, reflected on the Company Financial Statements and net of such returns and payment discounts) without outside collection efforts within 90 days of the applicable due dates, (c) constitute valid claims of the Company Group that are not, to the Knowledge of the Company, subject to claims of set-off or other defenses, and (d) are not being contested or disputed by any third party in writing. No Person has any Lien on such receivables or any part thereof, except for Permitted Encumbrances.

2.29        Reliance.

(a)        Except as provided in this Section 2 (Representations and Warranties of the Company), neither the Company nor any of its Affiliates, nor any of their respective managers, directors, officers, employees, stockholders, partners, members, agents or representatives has made, or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to Parent or Merger Sub or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives, and, except as set forth herein, no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or Merger Sub or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives in respect of the representations and warranties in this Section 2 (Representations and Warranties of the Company).

(b)       The Company Group has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in Section 3 (Representations and Warranties of Parent and Merger Sub). Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with this Agreement and the Company Group understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub. In making its determination to proceed with the transactions contemplated by this Agreement, the Company Group has relied solely upon the representations and warranties of Parent and Merger Sub expressly and specifically set forth in this Agreement and has not relied upon any other information provided by, for or on behalf of Parent and Merger Sub or their Affiliates or representatives.

SECTION 3.	Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

3.1         Due Incorporation; Subsidiaries.

(a)         Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and, except as would have a Parent Material Adverse Effect, has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, except as would have a Parent Material Adverse Effect, has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted.

(b)         Each of Parent and Merger Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all states where the nature of its business requires such qualification, except for any failure to be so qualified or in good standing, individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

3.2         Authority; Binding Nature of Agreement. Parent and Merger Sub have all necessary corporate power and authority to enter into and perform their obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3         Non-Contravention; Consents. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent and Merger Sub, (b) cause a violation by Parent and Merger Sub of any Law applicable to Parent and Merger Sub or (c) cause a default on the part of Parent and Merger Sub under any material contract of Parent and Merger Sub, except, with respect to clauses (b) and (c) only, for violations and defaults that would not reasonably be expected to materially and adversely impact Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement. Except as may be required by Delaware Law, none of Parent or Merger Sub is required to obtain any Consent from any Governmental Body or party to a material contract of Parent or Merger Sub at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Merger.

3.4          Litigation. There is no Legal Proceeding pending (or, to the knowledge of Parent or Merger Sub, threatened) against Parent or Merger Sub that would delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the Merger.

3.5        Merger Sub. Merger Sub (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) has engaged in no other business activities and (c) has conducted its operations only incident to its formation and performance obligations under this Agreement.

3.6          Reliance.

(a)         Except as provided in this Section 3 (Representations and Warranties of Parent and Merger Sub), neither Parent, Merger Sub, nor any of their respective Affiliates, nor any of their respective managers, directors, officers, employees, stockholders, partners, members, agents or representatives has made, or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to the Company or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives, and, except as set forth herein, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives in respect of the representations and warranties set forth in this Section 3 (Representations and Warranties of Parent and Merger Sub).

(b)        None of Parent or Merger Sub is relying and none of Parent or Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in Section 2 (Representations and Warranties of the Company). Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with this Agreement and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company. Parent hereby acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of the Company. In making its determination to proceed with the transactions contemplated by this Agreement, Parent has relied on (a) the results of its own independent investigation and (b) the representations and warranties of the Company expressly and specifically set forth in this Agreement, including the Disclosure Schedule.

3.7       No Parent Vote Required. No vote or other action of the stockholders of Parent is required by applicable Law, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Parent or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

3.8         Availability of Funds. Parent will have, as of the Effective Time and to the extent required thereafter, sufficient funds on hand in cash and immediately available through existing liquidity facilities to consummate the transactions contemplated by this Agreement, and to satisfy all of the obligations of Parent and Merger Sub under this Agreement, including (a) to pay the Upfront Cash Consideration at the Closing, (b) effecting the repayment of all Terminated Indebtedness and (c) paying all fees and expenses of Parent and its Affiliates (and to the extent Parent is responsible therefor under this Agreement, any other Person) related to the transactions contemplated by this Agreement. Neither Parent nor Merger Sub has incurred any obligation, commitment, restriction or liability of any kind, and neither Parent nor Merger sub is contemplating or aware of any obligation, commitment, restriction or liability of any kind, in each case, which would result in Parent Material Adverse Effect.

3.9       Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or any of its Affiliates.

3.10       Solvency; Surviving Corporation After the Merger. Neither Parent nor Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Merger, at and immediately after the Effective Time, each of Parent and the Surviving Corporation and its Subsidiaries will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due).

3.11       Independent Investigation. Each of Parent and Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Merger. Each of Parent and Merger Sub confirms that the Company has made available to Parent and Merger Sub and Parent’s and Merger Sub’s agents and representatives the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries as well as access to the documents, information and records of the Company and its Subsidiaries and to acquire additional information about the business and financial condition of the Company and its Subsidiaries, and each of Parent and Merger Sub confirms that it has made an independent investigation, analysis and evaluation of the Company and its Subsidiaries and their respective properties, assets, business and financial condition.

SECTION 4.	Certain Covenants of the Company

4.1        Access. Subject to applicable Laws relating to the exchange of information, during the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1 (Termination) (the “Pre-Closing Period”), and upon reasonable request and reasonable advance written notice to the Company, the Company shall (a) provide Parent and Parent’s representatives with reasonable access during normal business hours to the Company’s personnel, facilities and existing books and records and (b) furnish promptly to Parent and Parent’s representatives such additional available financial and operating data and other information regarding the Company (or copies thereof), as Parent may from time to time reasonably request; provided, however, that any such access shall be conducted at Parent’s expense in such a manner as to reasonably maintain the confidentiality of this Agreement and the transactions contemplated hereby in accordance with the terms hereof and not to interfere with the normal operation of the business of the Company or create a material risk of damage or destruction to any material assets or property of the Company. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Law; provided that, in each case, the Company shall have used Company Commercially Reasonable Efforts to avoid such jeopardizing or contravention.

4.2       Conduct of the Business of the Company. During the Pre-Closing Period, except (1) as set forth in Section 4.2 of the Disclosure Schedule, (2) to the extent expressly required or permitted by this Agreement or any other Transaction Document, (3) as necessary to ensure that the Company complies with applicable Laws, or (4) with Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed): (a) the Company shall carry on its business in the ordinary course consistent with past practice and pay all debts and Taxes when due (except for Taxes which are being contested in good faith pursuant to appropriate proceedings); and (b) the Company shall not, and shall not permit any of its Subsidiaries to, except as otherwise expressly required by this Agreement:

(a)          amend the Company Charter or the Company Bylaws, except as otherwise required by Law;

(b)         split, combine or reclassify any of its capital stock or (except in connection with the conversion of Company Preferred Stock to Company Common Stock or the exercise of Company Options or Company A-1 Preferred Warrants solely in connection with this Agreement) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c)         issue, deliver, sell, disperse or pledge any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities; provided, however, that (1) the Company may issue shares of Company Common Stock in connection with the exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms and the Equity Incentive Plan, and (2) the Company may issue shares of Company Preferred Stock in connection with the exercise of Company A-1 Preferred Warrants outstanding as of the date of this Agreement in accordance with their terms, in each case, as in effect on the date of this Agreement;

(d)       enter into or adopt any plan or agreement of complete or partial liquidation or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar Laws now or hereafter in effect;

(e)         make any capital expenditures, capital additions or capital improvements, in excess of $[***] in the aggregate (other than in the ordinary course of business consistent with past practice or in accordance with the budget for capital expenditures previously made available to Parent);

(f)          (i) materially reduce the amount of any insurance coverage provided by existing Insurance Policies or (ii) fail to maintain in full force and effect, or fail to renew, insurance coverage consistent with past practices;

(g)         acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any Entity, other than as permitted in clause (e) above;

(h)         transfer, sell, lease, abandon, allow to lapse, license, or grant any other right to any properties or assets of the Company which are material to the Company;

(i)          make, change or revoke any material election in respect of Taxes, change any accounting method in respect of Taxes, settle any material claim or assessment in respect of Taxes, file any amended Tax Return, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(j)        increase in any manner the compensation (including incentive compensation) or wage rate, pension, welfare, fringe or other benefits, retention award, change of control award, severance, or termination pay of any director, employee, independent contractor, consultant or other service provider of the Company, except for increases required by any Contracts or Company Plans in effect on the date hereof and set forth in Section 4.2(j) of the Disclosure Schedule;

(k)         except as required pursuant to the terms of any Company Plan in effect as of the date hereof and set forth in Section 4.2(k) of the Disclosure Schedule, or as otherwise required by applicable Law (i) establish, adopt or materially amend any Company Plan or any arrangement that would have been a Company Plan had it been entered into prior to the date of this Agreement; (ii) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Plan; (iii) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan (other than any accelerated vesting of Company Options); (iv) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law; or (v) forgive any loans or issue any loans (other than routine travel or expense advances or allowances issued in the ordinary course of business) to any employee, independent contractor, consultant or other service provider of the Company;

(l)          (i) hire or engage any employees, consultants, independent contractors, or other service providers; (ii) terminate the employment or engagement of any employee, consultant, independent contractor, or other service provider, other than terminations for cause; (iii) enter into or amend the terms of any employment agreement, offer letter, consulting agreement, independent contractor agreement, or confidentiality, nondisclosure, invention assignment or restrictive covenant agreement; and (iv) enter into or amend the terms of any Contract or agreement providing for severance, retention award, change of control award, bonus, commission, incentive compensation or other similar payment to any Person;

(m)      announce, implement or effect any reduction-in-force, lay-off, furlough, or other program resulting in the termination of employment of employees (other than terminations of individual employees for cause permitted under Section 4.2(j));

(n)         become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(o)        make any changes in its methods of accounting or accounting practices (including with respect to reserves), other than as required by GAAP;

(p)         waive, release, assign, compromise, commence, settle or agree to settle any Legal Proceeding;

(q)        enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement (other than (i) the amendment to the [***] License, and (ii) an amendment in respect of the period for exercise and/or waiver in connection with Company A-1 Preferred Warrants, in each case, executed immediately prior to the date hereof or between the date hereof and the Closing, if any);

(r)          amend, modify or terminate any Material Contract;

(s)          make any loans, advances, guarantees or capital contributions to or investments in any Person;

(t)         incur Debt (including the issuance or sale of any debt securities or warrants or other rights to acquire any debt security of the Company);

(u)         declare, set aside, make or pay any cash dividend or distribution, any non-cash dividend or any other non-cash distribution with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(v)         create or incur any Lien (other than any Tax Lien that is a Permitted Encumbrance);

(w)        sell, transfer or otherwise move any Inventory from the Company other than in the ordinary course of business consistent with past practice or that involves a material change in or to the regular price, credit or distribution policies of the Inventory, or engage in any other activity or practice that could reasonably be considered “channel stuffing,” “trade loading” or that reasonably could be expected to result in an increase, temporary or otherwise in the demand for inventories but not the use of such Inventory;

(x)        sell, lease, license, assign, transfer, abandon, allow to lapse, or otherwise dispose of (whether by merger, stock or asset sale or otherwise) any of the Company’s or any of its Subsidiaries’ material assets, rights, securities, properties, interests or businesses (other than Intellectual Property);

(y)         sell, lease, license, sublicense, assign, transfer, abandon, allow to lapse expire, create or incur any Lien on, or otherwise dispose of, any material Company Intellectual Property or disclose any material Trade Secrets of the Company or any of its Subsidiaries or any of its or their respective customers to any other Person (other than in the ordinary course of business consistent with past practice to a Person bound by confidentiality obligations reasonable under the circumstances with respect to such Trade Secrets); or

(z)          agree or commit to take any of the actions described in clauses (a) through (z) of this Section 4.2 (Conduct of the Business of the Company).

Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law.

4.3         No Solicitation.

(a)         During the Pre-Closing Period, the Company shall not, and shall instruct its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it not to, (i) solicit, initiate, facilitate, continue inquiries or knowingly encourage the submission of any Takeover Proposal by any Person or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or is reasonably expected to lead to, any Takeover Proposal by any Person.

(b)       During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) approve or recommend any Takeover Proposal or (ii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Takeover Proposal.

(c)         The Company shall, and the Company shall direct its representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes a Takeover Proposal.

(d)        During the Pre-Closing Period, in addition to the obligations of the Company set forth in clauses (a), (b) and (c) of this Section 4.3 (No Solicitation), the Company shall promptly (and in any event within one (1) Business Day after receipt thereof by the Company) advise Parent orally and in writing of any Takeover Proposal submitted to the Company, any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same.

SECTION 5.	Additional Covenants of the Parties

5.1         280G Stockholder Consent or Approval.

(a)         If applicable, the Company shall (i) secure, at least three (3) Business Days prior to the Closing Date, from any Person who is a “disqualified individual,” as defined in Section 280G of the Code, and who has a right to any payments or benefits or potential right to any payments or benefits in connection with the consummation of the Merger that would be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s rights to any such payments or benefits applicable to such Person to the extent that all remaining payments or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (any such waived payments or benefits, the “Waived 280G Benefits”) and (ii) submit for approval by the Company Stockholders at least two (2) Business Days prior to the Closing Date any Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code (the “280G Stockholder Vote”). The Company shall not pay any of the Waived 280G Benefits if such payment is not approved by the Company Stockholders as contemplated above. If applicable, the Company shall have delivered to Parent true and complete copies of all disclosure and documents that comprise the stockholder approval of each of the Waived 280G Benefits in sufficient time to allow Parent to comment thereon but no less than one (1) Business Day prior to the 280G Stockholder Vote, and shall reflect all reasonable comments of Parent thereon. If applicable, prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent that a vote of the Company Stockholders was received in conformance with Section 280G of the Code and the regulations thereunder, or that such requisite stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided.

(b)        None of the information supplied or to be supplied by the Company for inclusion in the Information Statement or any amendment or supplement thereto contained, as of the date of the delivery of such document or the Written Consent, any untrue statement of a material fact, or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.2         Employee Benefits.

(a)        Effective as of the Effective Time and for a period of [***] thereafter (or such earlier date of any termination of employment), Parent shall provide to each Continuing Employee benefits (including retirement and health and welfare benefits, but excluding equity incentive compensation) that are, in Parent’s discretion, in the aggregate, no less favorable to such Continuing Employee than either those Company Plans in effect for such Continuing Employee immediately prior to the Closing or those benefits offered to similarly-situated Parent employees.

(b)         For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable Law and applicable Tax qualification requirements, be credited with the years of service credited by the Company and its Subsidiaries for such Continuing Employee before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in the New Plans to the extent coverage under such New Plan is of the same type as the Company Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), provided, however, that coverage under the medical, dental, pharmaceutical, vision, life and disability benefits will continue under the Old Plans until approximately March 31, 2023, and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and such Continuing Employee’s covered dependents, unless such conditions were not waived under the Old Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) Parent and its applicable Subsidiary shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of- pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)        Following the Closing Date, the Company and Parent shall take commercially reasonable steps, including amendments to the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, shares of Parent Common Stock, or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company’s 401(k) Plan to the Parent 401(k) Plan. Each Continuing Employee shall have the option to become a participant in the Parent 401(k) Plan (giving effect to the service crediting provisions of Section 5.2 (Employee Benefits)); it being agreed that for each Continuing Employee who does become a participant in the Parent 401(k) Plan there shall be no gap in participation in a tax-qualified defined contribution plan.

(d)        The Company shall not make any written or oral communications to its directors, officers, employees or independent contractors pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without prior written approval of Parent, such approval not to be unreasonably withheld, conditioned or delayed.

(e)         Nothing contained herein, express implied, is intended to (i) create or confer upon any individual (including employees, retirees or dependents or beneficiaries or employees or retirees) any right as a third party beneficiary of this Agreement, (ii) be treated as an amendment of any particular Company Plan, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Plan in accordance their terms or (iv) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee.

5.3          Indemnification of Officers and Directors.

(a)         For a period of six (6) years following the Closing, all rights to indemnification and exculpation (including provisions relating to expense advancement) by the Company existing in favor of those Persons who are or were directors and officers (including [***]) of the Company as of the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Company Charter and the Company Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and such D&O Indemnified Persons in the forms made available by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified, and shall be observed by the Surviving Corporation to the fullest extent available under applicable Law.

(b)        Prior to the Effective Time, the Company shall purchase and fully pay the premium for a six-year “tail” policy for the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form made available by the Company to Parent prior to the date of this Agreement on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy in effect on the date hereof (such policy, the “D&O Policy”).

(c)        In the event that Parent, the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent, the Company or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.3(c) (Indemnification of Officers and Directors).

(d)         The provisions of Section 5.3(c) (Indemnification of Officers and Directors) shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by contract or otherwise.

5.4        Disclosure. Prior to the Closing, the Company, on the one hand, and Parent, on the other hand, (i) shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements regarding this Agreement or the Merger, and (ii) shall not issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the prior written consent of the other party; provided, however, that (x) each party hereto may, without such consent, issue such press release or public announcement (A) which it in good faith believes, based on advice of counsel, is required by applicable Law or the rules of a national securities exchange or market on which the disclosing party is listed, including for purposes of compliance with financial reporting obligations or (B) to their respective stockholders, securityholders, lenders and its and their employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 5.4 (Disclosure) or such confidentiality obligations by the recipients of its disclosure) and (y) each of the Company and its Subsidiaries may make announcements that contain information substantially consistent with other press releases or announcements made in compliance with this Section or in publicly available filings from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Company may reasonable determine is necessary to comply with the requirements of any agreement to which the Company or any of its Subsidiaries is a party; it being understood that, in each case, the applicable party shall promptly provide the other parties hereto with copies of any such announcement in advance of making such announcement.

5.5         Certain Tax Matters.

(a)        Transfer Taxes. All Transfer Taxes incurred as a result of the transactions contemplated in this Agreement shall be borne and paid [***] by Parent and [***] by the Securityholders. The Person(s) responsible under applicable Law shall file or cause to be filed all related Tax Returns and each of Parent and the Securityholders’ Representative shall cooperate in connection with any such filings.

(b)       Straddle Period Allocation. For purposes of determining hereunder the portion of any Taxes for a Straddle Period that are attributable to any Pre-Closing Tax Period, (i) in the case of Taxes other than property or ad valorem Taxes that are payable for any Straddle Period, the amount attributable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, (ii) in the case of any property or ad valorem Taxes that are payable for a Straddle Period, the amount of such Tax that is attributable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (iii) with respect to income Taxes, the income amounts under Sections 951, 951A and 956 of the Code (or any analogous state or local Tax law) shall be computed as if the tax year of any CFC owned by the Company or any of its Subsidiaries had ended on the Closing Date.

(c)         Tax Return Preparation. Parent shall file or cause to be filed when due (taking into account any extensions properly obtained) all Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period or Straddle Period that are required to be filed after the Closing Date (each, a “Parent Prepared Return”). All Parent Prepared Returns shall be prepared in a manner consistent with the past practice of the Company (or its applicable Subsidiaries) to the extent consistent with applicable Law. In the case of any Parent Prepared Return with respect to which the Participating Securityholders could reasonably be expected to have an indemnification obligation pursuant to this Agreement, Parent shall provide the Securityholders’ Representative with a draft copy of such Parent Prepared Return for review and comment at least 20 calendar days prior to the due date (taking into account any extensions) in the case of any Parent Prepared Returns that are income tax returns, and, as soon as reasonably practicable in the case of all other Parent Prepared Returns; provided, that no delay or failure on the part of Parent in delivering any such Parent Prepared Returns shall cause any Parent Indemnified Party to forfeit any indemnification rights under Section 8 (Indemnification) except to the extent that the Participating Securityholders are materially prejudiced by such delay or failure. Parent shall in good faith consider any reasonable comments from the Securityholders’ Representative with respect to any such Parent Prepared Returns.

(d)         Tax Contests. To the extent that Parent or its Affiliates, on the one hand, or the Participating Securityholders, on the other hand receive any written notice of a pending or threatened Tax claim with respect to the Company or any of its Subsidiaries relating to a Pre-Closing Tax Period that could reasonably be expected to give rise to any liability of the Participating Securityholders for Taxes, including any Taxes for which the Participating Securityholders have an indemnification obligation pursuant to this Agreement (collectively, a “Tax Claim”), Parent or the Securityholders’ Representative, as applicable, shall promptly notify such other party as soon as reasonably practicable. Parent shall be permitted to control the conduct of such Tax Claims relating to a Pre-Closing Tax Period and may select counsel for the conduct of any audit, litigation or other proceedings relating to any Tax Claim arising after the Closing, provided that, to the extent any such Tax Claim could reasonably be expected to give rise to any liability of the Participating Securityholders for Taxes, including any Taxes for which the Participating Securityholders have an indemnification obligation pursuant to this Agreement, Parent shall keep the Securityholders’ Representative informed of all material developments regarding such Tax Claim and shall not settle any material Tax Claim without the consent of the Securityholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in Section 8 (Indemnification) to the contrary, this Section 5.5 (Certain Tax Matters), and not Sections 8.3 (Direct Claim Indemnification Mechanics) or 8.4 (Third Party Claim Indemnification Mechanics), shall govern the conduct with respect to Tax Claims.

(e)         Cooperation. Parent, the Company, and the Securityholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information in such party’s possession that are reasonably relevant to any such audit, litigation or other proceeding and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company and the Securityholders’ Representative agree that (i) Parent and the Company shall retain all financial books and records with respect to Tax matters pertinent to the Company or any of its Subsidiaries relating to any taxable period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations (and, to the extent notified by Parent or the Securityholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such financial books and records and, if the other party so requests, the Company or the Securityholders’ Representative, as the case may be, shall allow the other party to take possession of such financial books and records.

(f)         Certain Restrictions. After the Closing, except as required under applicable Law, Parent shall not, and shall not cause or permit any of its Subsidiaries (including, after Closing, the Company or any Subsidiary of the Company) to (i) make, change or revoke any Tax election with respect to the Company or any Subsidiary of the Company that has any retroactive effect in the portion of any Pre-Closing Tax Period ending on or prior to the Closing Date, (ii) amend or cause to be amended any material Tax Return of the Company or any Subsidiary of the Company that relates to a Pre-Closing Tax Period, or (iii) take any action on the Closing Date after the Closing that is outside the ordinary course of business of the Company or any Subsidiary of the Company, in each case, that could reasonably be expected to materially increase the liability of the Participating Securityholders for Taxes or the amounts the Participating Securityholders are expected to indemnify the Parent Indemnified Parties hereunder for, without the prior consent of the Securityholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(g)        Section 338 Elections. Parent shall not make or cause to be made any election under Section 338 of the Code (or any analogous provisions of state, local or non-United States income Tax Law) with respect to the acquisition of the Company or any Subsidiary of the Company by the Parent (or any of its Affiliates) pursuant to this Agreement without the prior written consent of the Securityholders’ Representative, which consent may be withheld in the sole discretion of the Securityholders’ Representative.

5.6        Notification of Certain Events. During the Pre-Closing Period, each party hereto (except the Securityholders’ Representative) shall promptly notify the other party of, and furnish such other party with any information it may reasonably request with respect to:

(a)         the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause, in the case Parent is such notified party, any of the conditions to the obligations of Parent to consummate the Merger set forth in Section 6 (Conditions Precedent to Obligations of Parent and Merger Sub) or, in the case the Company is such notified party, any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7 (Conditions Precedent to Obligation of the Company), not to be satisfied. A party’s satisfaction of its obligations in the foregoing sentence shall not limit or otherwise affect the remedies available to the parties pursuant to this Agreement or relieve such party of any of its other obligations under this Agreement; and

(b)        any Legal Proceeding commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.20 (Non-Contravention; Consents) or that relates to the consummation of the transactions contemplated by this Agreement.

A party’s satisfaction of its obligations in the foregoing sentence shall not limit or otherwise affect the remedies available to the parties pursuant to this Agreement or relieve such party of any of its other obligations under this Agreement

5.7        Soliciting Joinder Agreements. The Company shall use Company Commercially Reasonable Efforts to solicit duly executed Joinder Agreements from 100% of the holders of Company Capital Stock and Company Preferred Warrants prior to the Closing.

5.8         Stockholder Approval; Information Statement. After the execution and delivery of this Agreement, the Company shall take all action necessary in accordance with Delaware Law, California Law and the Company’s organizational documents, to solicit and obtain the Required Company Stockholder Vote, and shall deliver the Written Consent to Parent by 11:59 p.m. Pacific Time on the next Business Day after the date of the execution and delivery of this Agreement. Prior to or immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger and the related transactions contemplated hereby in accordance with Delaware Law and Merger Sub’s organizational documents. Following receipt by the Company of the Written Consent, within five (5) Business Days following the date of this Agreement, the Company shall deliver to each Securityholder an information statement regarding the transactions contemplated by this Agreement (as it may be amended or supplemented from time to time, the “Information Statement”). At least one (1) Business Day prior to the Company’s delivery of the Information Statement to each Securityholder, the Company shall provide the Information Statement to Parent for its review and comment and the Company shall in good faith consider and incorporate any comments provided by Parent. The Information Statement shall constitute an information statement for the Company’s solicitation of consent of the holders of Company Capital Stock with respect to the adoption of this Agreement and the approval of the Merger and a notice of the availability of appraisal and dissenters’ rights under Delaware Law and California Law, and also shall include (i) a statement to the effect that the Company Board has unanimously recommended that the holders of Company Capital Stock vote in favor of the adoption of this Agreement and the approval of the Merger and (ii) a statement that adoption of this Agreement constitutes, among other things, approval by the holders of Company Capital Stock of the Securityholders’ Representative Reserve by the Securityholder Representative and the withholding of the Escrow Amount. The Company represents, covenants and agrees that none of the information supplied or to be supplied by the Company for inclusion in the Information Statement or any amendment or supplement thereto contained (or will contain), as of the date of the delivery of such document or the Written Consent, any untrue statement of a material fact, or omitted (or will omit) to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.9        Retention of Books and Records. Parent shall cause the Surviving Corporation and its Subsidiaries to retain all books, ledgers, files, reports, plans, records and any other documents pertaining to the Company and its Subsidiaries in existence at the Closing that are required to be retained under Parent’s current retention policies for a period of [***] from the Closing Date (except with respect to Tax matters, in which case the rules of Section 5.5(e) (Cooperation) shall apply instead), and to make the same available after the Closing for inspection and copying by the Securityholders’ Representative or its representatives at the Securityholders’ Representative’s expense (which shall be treated as a Securityholders’ Representative Expense), during regular business hours and upon reasonable request and upon reasonable advance written notice (and subject to confidentiality and attorney client privilege limitations, which limitations shall be subject to the terms of this Agreement including Section 10.15(b) (Attorney-Client Privilege)) in order to enable the parties hereto to comply with their respective obligations under this Agreement.

5.10     Support of Transaction. Without limiting any covenant contained in Section 4 (Certain Covenants of the Company) or Section 5 (Additional Covenants of the Parties), Parent, Merger Sub and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, as applicable, (b) use commercially reasonable efforts to obtain all material consents and approvals of, and to send all notices to, third parties that any of Parent, the Company or their respective Affiliates are required to obtain or send, as applicable, in order to consummate the Merger (including, in the case of the Company, in relation to its real property lease and the [***] License), and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Section 6 (Conditions Precedent to Obligations of Parent and Merger Sub) and Section 7 (Conditions Precedent to Obligation of the Company), or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable (but in any event prior to the End Date).

SECTION 6.	Conditions Precedent to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

6.1         Accuracy of Representations and Warranties. Each of the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (in each case except to the extent expressly made as of an earlier date in which case such representations and warranties shall be true and correct as of such earlier date). Each of the representations and warranties of the Company set forth in Section 2 (Representations and Warranties of the Company) (other than the Fundamental Representations) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing, and each of the representations and warranties of the Company set forth in Section 2 (Representations and Warranties of the Company) (other than the Fundamental Representations) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (in each case except to the extent expressly made as of an earlier date in which case such representations and warranties shall be true and correct as of such earlier date).

6.2       Performance of Covenants. The Company shall have performed and complied with, in all material respects, each of its covenants contained in Section 4 (Certain Covenants of the Company) and Section 5 (Additional Covenants of the Parties) (other than Section 5.7 (Soliciting Joinder Agreements)) at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).

6.3         Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.4        No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by Parent shall have been issued by any court of competent jurisdiction and remain in effect, and no Law shall have been enacted since the date of this Agreement that makes consummation of the Merger by Parent illegal.

6.5        No Litigation. No Legal Proceeding shall have been commenced or have been threatened by any Person against the Parent or the Company Group, challenging the Merger or which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby.

6.6        Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)         written resignations of all directors and officers of the Company, effective as of the Effective Time;

(b)         a (i) certification that meets the requirements of Treasury Regulations Sections 1.897-2(h)(1) and 1.1445-2(c)(3), dated within 30 days prior to the Closing Date and (ii) notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice and a copy of the certification to the Internal Revenue Service on behalf of the Company after the Closing, in each case properly completed and duly executed by the Company;

(c)          the Closing Payment Schedule, duly certified by an officer of the Company.

(d)         for each item of Terminated Indebtedness, a Payoff Letter, duly executed by each applicable creditor;

(e)        if available, an invoice issued by each intended beneficiary of Closing Date Transaction Expenses as set forth on the Closing Payment Schedule that sets forth (A) the amount required to pay in full for all Closing Date Transaction Expenses owed to such Person on the Closing Date, and (B) the wire transfer instructions for the payment of such Closing Date Transaction Expenses to such Person;

(f)          a certificate of the Company’s interim Chief Executive Officer certifying as complete and accurate a copy of (A) the resolutions of the Company Board authorizing the execution, delivery and performance of this Agreement and any other Transaction Documents delivered by the Company hereunder and (B) the Written Consent, and, in each case, certifying that the underlying resolutions have not been amended or modified and are in full force and effect;

(g)          the Escrow Agreement, duly executed by the Securityholders’ Representative;

(h)         the Non-Competition Agreement, duly executed by [***].

6.7          Estimated Closing Statement. Parent shall have received the Estimated Closing Statement from the Company.

6.8         Closing Certificate. The interim Chief Executive Officer or Acting Chief Financial Officer of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Sections 6.1 (Accuracy of Representations and Warranties), 6.2 (Performance of Covenants) and 6.9 (Company Material Adverse Effect) is satisfied in all respects.

6.9         Company Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect.

6.10      Written Consent; Joinder Agreements. The Joinder Agreements delivered in accordance with Recital E and the Written Consent shall remain in full force and effect.

6.11       Dissenting Shares. No more than [***] of the outstanding shares of Company Capital Stock shall have exercised or be entitled to exercise appraisal, dissenters’ or similar rights under Delaware Law or California Law, as applicable, in the aggregate, with respect to their shares by virtue of the Merger.

6.12      280G Stockholder Vote. If applicable, the Company shall have obtained binding written waivers with respect to the Waived 280G Benefits from any Person who is a “disqualified individual,” as defined in Section 280G of the Code and solicited the 280G Stockholder Vote.

6.13        Employment Matters. The Key Employee Agreements and Non-Competition Agreement shall remain in full force and effect and, other than as a result of death or disability, the Key Employees shall not have (i) terminated or otherwise repudiated any such Key Employee Agreement or Non-Competition Agreement, (ii) notified Parent, the Company or any of their Affiliates that the Key Employee is terminating (or expressed to Parent, the Company, or any of their Affiliates any present intention to terminate) the Key Employee’s employment; or (iii) otherwise be unable to continue in employment following the Closing.

SECTION 7.	Conditions Precedent to Obligation of the Company

The obligation of the Company to effect Merger is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1         Accuracy of Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in Section 3 (Representations and Warranties of Parent and Merger Sub) shall be true and correct as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations hereunder.

7.2       Performance of Covenants. Parent and Merger Sub shall have performed and complied with, in all material respects, each of their covenants contained in Section 5 (Additional Covenants of the Parties) at or before the Closing (to the extent that such covenants require performance by Parent or Merger Sub at or before the Closing).

7.3         Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.4         No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and no Law shall have been enacted since the date of this Agreement that makes consummation of the Merger by the Company illegal.

7.5         Escrow Agreement. Parent shall have delivered the Escrow Agreement, duly executed by Parent and the Escrow Agent.

7.6         Closing Certificate. An authorized officer of Parent and Merger Sub shall have delivered to Company a certificate to the effect that each of the conditions specified above in Sections 7.1 (Accuracy of Representations and Warranties) and 7.2 (Performance of Covenants) is satisfied in all respects.

SECTION 8.	Indemnification

8.1         Indemnification of Parent. From and after the Closing, the Participating Securityholders shall, severally and not jointly, in accordance with such Participating Securityholder’s Ownership Percentage, indemnify, hold harmless and defend Parent and the Surviving Corporation, their Affiliates, and each of their respective officers, directors, employees, agents and other representatives and respective successors and assigns (each a “Parent Indemnified Party”) against any Damages directly or indirectly arising out of or resulting from:

(a)        any breach of any representation or warranty (other than a Fundamental Representation) made by the Company in this Agreement as of the date of this Agreement or any failure of any such representation or warranty to be true and correct as of and as though made on the Closing Date (other than those expressly given as of a specified date prior to the date of this Agreement, for which the breach shall be determined as of such specified date) (in each case without giving effect to any amendment or supplement to the Disclosure Schedule made or purported to be made after the date of this Agreement);

(b)      any breach of any Fundamental Representation as of the date of this Agreement or any failure of any such Fundamental Representation to be true and correct as of the date of this Agreement or any failure of any such Fundamental Representation to be true and correct as of and as though made on the Closing Date (other than those expressly given as of a specified date prior to the date of this Agreement, for which the breach shall be determined as of such specified date) (in each case without giving effect to any amendment or supplement to the Disclosure Schedule made or purported to be made after the date of this Agreement);

(c)        any (i) breach of any covenant or agreement made by the Company (at or before the Closing to the extent that such covenants require performance by the Company at or before the Closing) in this Agreement or (ii) failure by the Securityholders’ Representative to perform or otherwise act in accordance with any covenant, agreement or any other provision applicable to the Securityholders’ Representative contained in this Agreement;

(d)         any unpaid Pre-Closing Taxes;

(e)         in connection with the exercise by any holder of Company Capital Stock of any appraisal or dissenters’ rights under Delaware Law or California Law, as applicable, any amounts paid in respect of such holders’ Dissenting Shares (including any interest paid thereon), to the extent such payments exceed the amount to which such holder would have been entitled under Section 1.5 (Conversion of Shares) in respect of such Dissenting Shares and any reasonable, documented, out-of-pocket third party attorneys’ and consultants’ fees, costs and expenses incurred in connection with resolving any claim with respect to such Dissenting Shares;

(f)          any claim asserted by any current, former or alleged securityholder (including any current, former or alleged holder of options or other rights to securities) of the Company (i) relating to this Agreement, any other agreement entered into in connection with this Agreement, the Merger or any of the other transactions contemplated hereby or thereby, (ii) alleging any ownership of or interest in any shares or other securities of the Company that is not specifically disclosed in the Closing Payment Schedule or any updated Closing Payment Schedule, (iii) relating to any rights of a securityholder of the Company, including any rights to securities, antidilution protection, preemptive rights, rights of first offer or first refusal, or rights to notice or to vote, (iv) relating to any rights under the Company organizational documents, (v) that such Person’s securities were wrongfully issued or repurchased by the Company or (vi) relating to any actual or alleged breach of fiduciary duties;

(g)          any inaccuracy in the Closing Payment Schedule or any updated Closing Payment Schedule;

(h)         any Closing Date Indebtedness or Closing Date Transaction Expenses to the extent not reflected in the final determination of the Adjustment Amount;

(i)          any liabilities or obligations with respect to any rights to indemnification of the directors and officers of the Company for their acts and omissions prior to the Closing Date (including with respect to any deductible or retention amount) in excess of proceeds actually received by Parent pursuant to the D&O Policy;

(j)          any claim for Fraud; and

(k)         the Special Indemnified Matters.

8.2         Indemnification of Participating Securityholders. Subject to the other provisions of this Section 8 (Indemnification), from and after the Closing, Parent shall indemnify, hold harmless and defend the Participating Securityholders, their Affiliates, and each of their respective officers, directors, employees, agents and other representatives (each a “Securityholder Indemnified Party”) in respect of any Damages directly or indirectly arising out of or resulting from:

(a)         any breach of the representations and warranties of Parent and Merger Sub set forth in Section 3 (Representations and Warranties of Parent and Merger Sub) of this Agreement as of the date of this Agreement or any failure of any such representation or warranty to be true and correct as of and as though made on the Closing Date (other than those expressly given as of a specified date prior to the date of this Agreement, for which the breach shall be determined as of such specified date);

(b)         breach of any covenant or agreement made by Parent or Merger Sub (at or before the Closing to the extent that such covenants require performance by the Company at or before the Closing) in this Agreement; and

(c)          any claim for Fraud.

8.3         Direct Claim Indemnification Mechanics.

(a)         Other than with respect to a Third Person Claim, any Indemnified Party seeking indemnification hereunder shall deliver a written demand (an “Indemnification Demand”) to the Securityholders’ Representative (if the Indemnified Party is Parent or the Surviving Corporation) or Parent (if the Indemnified Party is a Securityholder Indemnified Party) (in each case the “Indemnitor”), which contains (i) a description and, to the extent known, a good-faith reasonable estimate of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Section 8.1 (Indemnification of Parent) or Section 8.2 (Indemnification of Participating Securityholders) for such Damages and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages.

(b)       Upon reasonable request, the Indemnified Party shall furnish the Indemnitor, subject to confidentiality and attorney-client privilege, unless otherwise waived pursuant to the terms of this Agreement including Section 10.15(b) (Attorney-Client Privilege), with any information to the extent that such information is reasonably necessary in order to evaluate the Indemnification Demand. If the Indemnitor objects in good faith to any claim made by the Indemnified Party in the Indemnification Demand, then the Indemnitor shall deliver a written notice (an “Indemnification Dispute Notice”) to the Indemnified Party within 45 days following receipt by the Indemnitor of an Indemnification Demand from such Indemnified Party. The Indemnification Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Indemnification Demand. If the Indemnitor fails to deliver an Indemnification Dispute Notice prior to the expiration of such 45-day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Section 8 (Indemnification), and the Indemnified Party shall be indemnified for the amount of the Damages stated in such Indemnification Demand (or, in the case of any notice in which the Damages (or any portion thereof) are estimated, the amount of such Damages (or such portion thereof) as finally determined) on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 8 (Indemnification).

(c)         If the Indemnitor delivers an Indemnification Dispute Notice, then the Indemnified Party and the Indemnitor shall attempt in good faith to resolve any such objections raised by the Indemnitor in such Indemnification Dispute Notice. If the Indemnified Party and the Indemnitor agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Indemnitor shall be prepared and signed by both parties, and shall be binding and conclusive upon the parties hereto.

(d)        If no such resolution can be reached during the 45-day period following the Indemnified Party’s receipt of a given Indemnification Dispute Notice, then upon the expiration of such 45-day period (or such longer period as may be mutually agreed in writing), the Indemnified Party may seek enforcement of its rights to indemnification under this Agreement, including pursuant to Section 10.5 (Applicable Law; Jurisdiction), with respect to such Indemnification Demand.

(e)       The procedures in this Section 8.3 (Direct Claim Indemnification Mechanics) shall not apply to the determination of the Adjustment Amount, which shall be governed solely by Section 1.14 (Post-Closing Adjustment).

8.4         Third Person Claim Indemnification Mechanics.

(a)         In order to seek indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party (a “Third Person Claim”), the Indemnified Party shall deliver a written notice (a “Claim Notice”) to the Indemnitor, which contains (i) a description and, to the extent known, a good-faith reasonable estimate of any Damages incurred or reasonably expected to be incurred by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under Section 8.1 (Indemnification of Parent) or Section 8.2 (Indemnification of Participating Securityholders) for such Damages and a reasonable explanation of the basis therefor; provided, however, that the failure or delay of the Indemnified Party to give such notice to the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been materially prejudiced by such failure.

(b)        Upon request, the Indemnified Party shall, subject to confidentiality obligations, furnish the Indemnitor with any information to the extent that such information is reasonably necessary in order to evaluate the Claim Notice. Parent Indemnified Parties shall have the right to conduct and control, through counsel reasonably acceptable to the Securityholders’ Representative, the defense, compromise or settlement of any Third Person Claim against the Parent Indemnified Parties as to which indemnification will be sought by any Parent Indemnified Party from the Participating Securityholders hereunder, and in any such case the Securityholders’ Representative shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested and subject to reasonable notice by the Parent Indemnified Parties in connection therewith; provided; that:

(i)          in the defense of any such Third Person Claim as to which the Parent Indemnified Parties have so elected to conduct and control the defense thereof, and such Parent Indemnified Parties shall consider in good faith recommendations made by the Securityholders’ Representative with respect thereto and shall keep the Securityholders’ Representative reasonably informed of all material events related to such Third Person Claim;

(ii)         the Securityholders’ Representative may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Parent Indemnified Party so elected to conduct and control the defense thereof, and such Parent Indemnified Party shall consider in good faith recommendations made by the Securityholders’ Representative with respect thereto; and

(iii)        the Parent Indemnified Parties shall not, without the prior written consent of the Securityholders’ Representative (which written consent shall not be unreasonably conditioned, withheld or delayed), pay, compromise or settle any such Third Person Claim seeking monetary damages without such consent; provided that the Parent Indemnified Parties may pay, compromise or settle any such Third Person Claim without such consent if the Parent Indemnified Parties waives any right to indemnity therefor hereunder.

(c)        The Indemnified Party and the Indemnitor shall reasonably cooperate in order to ensure the proper and adequate defense of a Third Person Claim, including by providing access to each other’s relevant business records and other documents and employees (subject to applicable Laws relating to the exchange of information and confidentiality obligations); it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall constitute Damages.

(d)         The Indemnified Party and the Indemnitor shall use reasonable best efforts to avoid production or other disclosure of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Person Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

8.5          Survival. All representations and warranties contained in this Agreement and all claims with respect thereto shall survive the Closing and terminate upon the expiration of [***] after the Closing Date, other than (i) the Fundamental Representations and all claims with respect thereto, which shall survive until the 60th day following the expiration of the statute of limitations period applicable to the matters covered thereby, and (ii) for Fraud. All covenants and agreements of the parties contained herein shall survive the Closing and remain in full force and effect for the period provided in such covenants and agreements, if any, or until the date on which they are fully performed in accordance with their terms; provided, that all covenants and agreements of the parties contained in this Agreement that are to be performed at or prior to the Closing, solely for the purposes of any claims to be made under Section 8 (Indemnification), shall survive the Closing and remain in full force and effect until the date that is [***] after the Closing Date provided that that any party hereto shall not have an obligation to comply with such covenants and agreements at any time after the period provided in such covenants and agreements, if any, or until the date on which they are fully performed in accordance with their terms. Notwithstanding anything to the contrary herein, in the event that notice of any claim for indemnification under this Section 8 (Indemnification) has been given pursuant to Section 8.3 (Direct Claim Indemnification Mechanics) and Section 8.4 (Third Person Claim Indemnification Mechanics) within the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved. For the avoidance of doubt and notwithstanding the foregoing, the survival periods set forth in this Section 8.5 (Survival) shall not control with respect to the R&W Insurance Policy, which shall contain survival periods that shall control for purposes thereunder and shall, for the avoidance of doubt, modify any applicable statutes of limitations.

8.6       Mitigation of Damages. An Indemnified Party shall use its commercially reasonable efforts to mitigate any Damages for which it is entitled to indemnification under this Section 8 (Indemnification) in accordance with applicable Law.

8.7          Sole and Exclusive Remedy; Limitations; Order of Recovery.

(a)      From and after the Closing, except claims based on Fraud, (i) the indemnification terms set forth in this Section 8 (Indemnification), (ii) the right to pursue specific performance pursuant to Section 10.12 (Specific Performance) and (iii) Section 1.14 (Post-Closing Adjustment) (but otherwise subject to the limitations therein), shall constitute the sole and exclusive remedy of the Indemnified Parties for Damages relating to or arising from the matters set forth in this Agreement. The order of recovery for indemnification for the Parent Indemnified Parties shall be as follows (except for claims with respect to Fraud):

(i)         first, against the Escrow Fund, with recovery not being greater, in the aggregate, than 50% of the R&W Insurance Retention Amount with respect to indemnification pursuant to Sections 8.1(a) or 8.1(b) (to the extent the underlying claim is covered by the R&W Insurance Policy);

(ii)          second, with respect to indemnification pursuant to Sections 8.1(a) or 8.1(b) (other than Special Indemnified Matters), against the R&W Insurance Policy (to the extent the underlying claim is covered thereby);

(iii)        third, (A) with respect to indemnification pursuant to Section 8.1(a) (to the extent the underlying claims are not covered by the R&W Insurance Policy) and (B) with respect to indemnification pursuant to each other indemnifiable matter pursuant to Section 8.1, in each case, against any amounts then remaining in the Escrow Fund;

(iv)       fourth, with respect to indemnification pursuant to Section 8.1 (other than Section 8.1(a)), subject to limitations on recovery set forth in Section 8.7(b), by set-off against any available Milestone Consideration in accordance with Section 8.9 (Right to Satisfy Indemnification Claims by Reducing Contingent Payments); and

(v)       fifth, with respect to indemnification pursuant to Sections 8.1(b) and 8.1(j) only, directly from the Participating Securityholders in accordance with their respective Ownership Percentage.

(b)         Except with respect to claims based on Fraud, no Parent Indemnified Parties shall be entitled to recover for Damages:

(i)           with respect to indemnification under Section 8.1(a) (Indemnification of Parent), (A) an aggregate amount in excess of 50% of the R&W Insurance Retention Amount (to the extent the underlying claims are covered by the R&W Insurance Policy) or (B) an aggregate amount in excess of the Escrow Fund (to the extent the underlying claims are not covered by the R&W Insurance Policy);

(ii)         with respect to indemnification pursuant to Section 8.1(b) (Indemnification of Parent), an aggregate amount in excess of the Upfront Cash Consideration, plus the amount of any Milestone Consideration paid or that becomes payable to the Participating Securityholders in accordance with Section 1.9 (Milestone Consideration);

(iii)       with respect to indemnification under Section 8.1 (other than pursuant to Sections 8.1(a), 8.1(b) or 8.1(j) (Indemnification of Parent)), an aggregate amount in excess of the Escrow Fund, plus the amount of any Milestone Consideration paid or that becomes payable to the Participating Securityholders in accordance with Section 1.9 (Milestone Consideration).

(c)         In no event shall any individual Participating Securityholder’s liability under this Agreement exceed the portion of the Merger Consideration paid or deemed payable to such Participating Securityholder, except for claims with respect to Fraud against a Participating Securityholder who committed, participated in or had actual knowledge of such Fraud for which there shall be no cap.

(d)          Nothing contained herein shall limit any Parent Indemnified Party’s rights under the R&W Insurance Policy.

(e)       Notwithstanding anything to the contrary in this Agreement, subject to the limitations set forth in Section 1.9 (Milestone Consideration):

(i)       no Securityholder Indemnified Party or Parent Indemnified Party, as applicable, may recover for any claim for indemnification pursuant to Section 8.1(a) (Indemnification of Parent) or Section 8.2(a) (Indemnification of Participating Security Holders), as applicable, unless and until the aggregate amount of indemnifiable Damages that may be recovered by such Indemnified Parties pursuant to Section 8.1(a) (Indemnification of Parent) or Section 8.2(a) (Indemnification of Participating Security Holders), as applicable, equals or exceeds the Deductible in the aggregate, in which event such Indemnified Parties shall only be entitled to indemnification for all indemnifiable Damages in excess of the Deductible; and

(ii)         except with respect to claims based on Fraud, the maximum aggregate amount of indemnifiable Damages that may be recovered pursuant to Section 8.2 (Indemnification of Participating Securityholders) shall be the amount of the Merger Consideration paid or payable (but subject to becoming payable).

(f)          Notwithstanding anything herein to the contrary, the Parent Indemnified Parties shall not be entitled to indemnification pursuant to Section 8 (Indemnification) hereof with respect to any items or matters described in Sections 8.1(a), 8.1(b) or 8.1(d) (Indemnification of Parent) hereof to the extent any Damages directly or indirectly arising out of or resulting from such items or matters (including, for the avoidance of doubt, any fees and expenses of Parent and its Affiliates arising from the conduct of Tax Claims governed by Section 5.5(d) (Tax Contests) that relate to items or matters described in Sections 8.1(a), 8.1(b) or 8.1(d) (Indemnification of Parent)) result from, or relate or are attributable to, (i) any Taxes taken into account in the determination of Closing Date Indebtedness, Closing Date Transaction Expenses, Closing Liabilities or the Adjustment Amount or (ii) any Tax attribute of the Company or any of its Subsidiaries, including but not limited to any net operating loss, any net operating loss carryover, any Tax credit, any Tax credit carryover or any other Tax attribute of the Company or its Subsidiaries which may be affected in any way by the acquisition of control under applicable Law, or the determination that any such Tax attribute is subject to any limitation on its use under applicable Law.

(g)      In respect of any claim for indemnification pursuant to Section 8.1(i), prior to the Parent Indemnified Parties seeking indemnification from the Participating Securityholders for any Damages, Parent and its Affiliates (including, for the avoidance of doubt, the Surviving Corporation) shall first pursue recovery under the D&O Policy for such losses and shall promptly tender any such claim to the insurance carrier in accordance with the terms and conditions of the D&O Policy. Parent and its Affiliates (including, for the avoidance of doubt, the Surviving Corporation) shall thereafter use commercially reasonable efforts to cause the insurance carrier to pay all amounts payable as a result of such claim in accordance with the terms and conditions of the D&O Policy, including, without limitation, but subject to the next sentence, making any retention payment to the insurance carrier that may be required under the D&O Policy with respect to such claim, prior to seeking recovery pursuant to Section 8.1(i). For the avoidance of doubt, any retention payments made in respect of the D&O Policy are Damages for which Parent may recover pursuant to Section 8.1(i).

8.8         R&W Insurance. Parent shall secure a representation and warranties insurance policy (the “R&W Insurance Policy”) to be effective as of the Closing Date, and each of Parent and the Company shall bear one-half of all premiums, underwriting or stamping fees, broker commission, and taxes with respect to procuring such R&W Insurance Policy. Parent and Euclid Transactional, LLC will enter into the binder agreement in the form attached hereto as Exhibit F (the “Binder Agreement”), providing the terms of the R&W Insurance Policy that will provide coverage as of the Closing Date and continue to provide coverage following the Closing. The R&W Insurance Policy shall expressly provide that (and Parent expressly acknowledges that) the insurers thereunder shall have no, and shall waive and not pursue, any and all rights of subrogation recovery or contribution against the Securityholders or the Securityholders’ Representative, except in the case of Fraud. The R&W Insurance Policy shall further provide that (a) Parent, its Affiliates and the insurers shall not amend, delete, modify or waive the foregoing waiver without the express written consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld or delayed, and (b) the Securityholders and Securityholders’ Representative shall be the express third party beneficiaries of such waiver.

8.9          Right to Satisfy Indemnification Claims by Reducing Contingent Payments.

(a)         Parent may set off 100% of (i) any Damages for which it is entitled to indemnification hereunder in accordance with Section 8.7 (Sole and Exclusive Remedy; Limitations; Order of Recovery) and subject to the limitations set forth in this Section 8 (Indemnification) or (ii) subject to Section 1.14 (Post-Closing Adjustment), any negative Adjustment Amount finally determined pursuant to Section 1.14 (Post-Closing Adjustment) in an amount in excess of the balance of the Escrow Fund against, in each case, any cash amounts payable to the Participating Securityholders pursuant to a Future Payment Amount to be made to the Participating Securityholders following the Closing in accordance with Section 1.9 (Milestone Consideration).

(b)       If at the time any Milestone Consideration is payable to the Participating Securityholders there shall be any outstanding Indemnification Demand or Claim Notice, the amount of Damages with respect to which shall not have been finally determined in accordance with this Section 8 (Indemnification) and which could require offset against the Milestone Consideration pursuant to Section 8.7 (Sole and Exclusive Remedy; Limitations; Order of Recovery), then Parent shall be required to withhold from such Milestone Consideration cash amounts payable to the Participating Securityholders to be made to the Participating Securityholders in accordance with Section 1.9 (Milestone Consideration), the amount of Damages the Parent Indemnified Party reasonably estimates to be subject to such Indemnification Demand or Claim Notice. If the amount of Damages for such Indemnification Demand or Claim Notice is finally determined to be less than the amount withheld from the amounts payable to the Participating Securityholders pursuant to such Milestone Consideration, then Parent shall promptly distribute or cause to be distributed such cash to the Participating Securityholders in accordance with 1.9 (Milestone Consideration). If the amount of Damages for such Indemnification Demand or Claim Notice is finally determined in accordance with this Section 8 (Indemnification) to exceed the amount withheld pursuant to this Section 8.9 (Right to Satisfy Indemnification Claims by Reducing Contingent Payments) for such claim, then Parent shall continue to be entitled to indemnification for the amount of such excess subject to the terms and conditions of this Section 8 (Indemnification).

8.10       Determination of Indemnification Amounts.

(a)        Any indemnification obligations under this Section 8 (Indemnification) will be net of any insurance proceeds or any indemnity payment (other than proceeds received pursuant to the R&W Insurance Policy) actually received, net of costs of enforcement, deductibles and retro-premium adjustments, by the Indemnified Party in connection with such Damages or any of the circumstances giving rise thereto.

(b)        The parties agree that any payments made pursuant to this Section 8 (Indemnification) shall constitute an adjustment to the Merger Consideration for Tax purposes and shall be treated as such by the parties hereto for Tax purposes to the greatest extent permitted by Law.

(c)      For purposes of determining (i) whether a breach of a representation or warranty exists for purposes of this Section 8 (Indemnification) or (ii) the amount of Damages arising from a breach for which an Indemnified Party is entitled to indemnification under this Section 8 (Indemnification), all qualifications contained in the representations and warranties of the Company contained in this Agreement that are based on materiality (including all usages of “material,” “Company Material Adverse Effect” or similar qualifiers but excluding dollar thresholds, which will not be disregarded) or the knowledge of a Person (including all usages of “Knowledge of the Company” or similar qualifiers) will be disregarded.

(d)        No party’s right to indemnification pursuant to this Section 8 (Indemnification) shall be adversely affected by its waiver of a condition to the Closing set forth in Section 6 (Conditions Precedent to Obligations of Parent and Merger Sub) or Section 7 (Conditions Precedent to Obligation of the Company).

SECTION 9.	Termination.

9.1         Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

(a)         by mutual written consent of Parent and the Company;

(b)         by either Parent or the Company if the Merger shall not have been consummated by the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) (Termination) if such party’s willful breach is the primary reason for the failure to consummate the Merger by the End Date;

(c)          by either Parent or the Company if a court of competent jurisdiction shall have issued a final and non-appealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)         by Parent, if the Company shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 (Accuracy of Representations and Warranties) or Section 6.2 (Performance of Covenants) and (ii) cannot be or has not been cured within 30 days following receipt by the Company of written notice of such material breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) (Termination) if Parent or Merger Sub is then in material breach of this Agreement;

(e)         by the Company, if Parent or Merger Sub shall have materially breached or materially failed to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 (Accuracy of Representations and Warranties) or Section 7.2 (Performance of Covenants) and (ii) cannot be or has not been cured within 30 days following receipt by Parent of written notice of such material breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) (Termination) if the Company is then in material breach of this Agreement; or

(f)          by Parent, if the Company fails to deliver the Required Company Stockholder Vote by 11:59 p.m. on the next Business Day after execution and delivery of this Agreement (“Delivery Deadline”); provided that the right to terminate this Agreement in respect of the failure to deliver the Required Company Stockholder Vote shall expire on the second Business Day after the Delivery Deadline.

9.2         Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1 (Termination), this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2 (Effect of Termination) and Section 10 (Miscellaneous Provisions) shall survive the termination of this Agreement and shall remain in full force and effect and (b) nothing herein shall relieve any party from any Liability for Fraud or willful breach; and provided, further, that termination of this Agreement shall not relieve any party hereto from liability for any damages for knowingly and intentionally failing to perform its obligations under this Agreement prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

SECTION 10.	Miscellaneous Provisions

10.1       Amendment. This Agreement may be amended with the written approval of the Company Board (or the Securityholders’ Representative following the Closing) and Parent at any time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote); provided, however, that after any such adoption of this Agreement by the Required Company Stockholder Vote, no amendment shall be made which by Law requires further approval of the Company Stockholders without the further approval of such Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Parent (prior to the Closing) or Parent and the Securityholders’ Representative (after the Closing).

10.2      Expenses. Except as set forth in Section 1.14 (Post-Closing Adjustment), Section 1.16(e) (Securityholders’ Representative) or Section 5.5(a) (Transfer Taxes), all fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

10.3       Waiver.

(a)         No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law, except as otherwise specifically provided for in this Agreement.

(b)         No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4     Entire Agreement; Counterparts. This Agreement (together with its Schedules and Exhibits), the Disclosure Schedule, the Confidentiality Agreement, the Payment Agent Agreement, the Escrow Agreement, the Securityholders’ Representative Engagement Agreement, the Letters of Transmittal, the Joinder Agreements and the other documents, agreements, certificates and other instruments to be executed, delivered and performed by the parties in connection with the transactions contemplated by this Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by electronic transmission, which shall be deemed an original.

10.5      Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. EXCEPT AS SET FORTH IN SECTION 1.14 (POST-CLOSING ADJUSTMENT) AND SECTION 1.9 (MILESTONE CONSIDERATION), EACH PARTY AGREES THAT IT SHALL BRING ANY ACTION IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT EXCLUSIVELY IN THE CHOSEN COURTS; AND SOLELY IN CONNECTION WITH CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT: (A) EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE CHOSEN COURTS; (B) EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY; AND (C) EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5 (APPLICABLE LAW; JURISDICTION).

10.6       Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that, neither this Agreement nor any of the rights hereunder may be assigned (whether by merger, consolidation, sale or otherwise) by the Company (prior to the Effective Time) or Parent without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect (except that Parent may assign this Agreement or any such rights to an Affiliate without the prior written consent of the Company (prior to the Effective Time) or the Securityholders’ Representative (at or after the Effective Time)); provided, further, that Parent, Merger Sub, and the Surviving Corporation may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of Parent, Merger Sub, or the Surviving Corporation or of that part of Parent’s, Merger Sub’s or Surviving Corporation’s business to which this Agreement relates, as long as Parent provides written notice to the Company (prior to the Effective Time) or the Securityholders’ Representative (at or after the Effective Time) of such assignment and the assignee thereof agrees in writing to assume and be bound as Parent, Merger Sub and the Surviving Corporation hereunder.

10.7       Confidentiality.

(a)        The parties acknowledge that Parent, the Company and/or Affiliates of the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. Each of the Securityholders who are or become bound hereby, including by execution and delivery of a Letter of Transmittal, Joinder Agreement and/or Written Consent, agree not to, directly or indirectly, disclose the existence or terms of this Agreement or any other agreement contemplated hereby or thereby or any other information regarding this Agreement, the Merger or any of the other matters contemplated hereby, including any terms of this Agreement with respect to which Parent has sought confidential treatment under applicable SEC rules, except, in each case to the extent such information or documents (i) is or becomes generally known to the public (other than as a result of a disclosure by the Company (prior to the Closing) in breach of the Confidentiality Agreement with respect to such information or the Securityholders’ Representative in breach of the terms of Section 10.7(b) below with respect to such information or any Securityholders in breach of the terms of this Section 10.7(a) with respect to such information); (ii) is obtained by a Securityholder or its representatives on a non-confidential basis from a third party that, to such Securityholder’s knowledge, was not contractually restricted from disclosing such information; (iii) is disclosed to enforce the terms and provisions of this Agreement or the other Transaction Documents; (iv) is disclosed to tax, accounting, legal, financial or business advisors who have a need for such information and agree to keep such information confidential; provided, however, that in the case of clause (iii), the disclosing Securityholder shall disclose no more than that portion of such information which, on the advice of legal counsel, the Securityholder reasonably believes is required to be disclosed to enforce the terms and provisions of this Agreement and the other Transaction Documents and such Securityholder shall use commercially reasonable efforts to continue to maintain, and to cause any recipients of any confidential information to maintain, the confidentiality of such information.

(b)        The Securityholders’ Representative shall hold, and shall use commercially reasonable efforts to cause its Affiliates and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all confidential documents and information concerning the Company and its business and not to, directly or indirectly, disclose the existence or terms of this Agreement or any other agreement contemplated hereby or thereby or any other information regarding this Agreement, the Merger or any of the other matters contemplated hereby, including any terms of this Agreement with respect to which Parent has sought confidential treatment under applicable SEC rules, except, in each case to the extent that such documents or information or documents (i) is or becomes generally known to the public (other than as a result of a disclosure by the Securityholders’ Representative or its Affiliates in breach of the terms of this Section 10.7(b) with respect to such information); (ii) is obtained by Securityholders’ Representative or its representatives on a non-confidential basis from a third party that, to Securityholders’ Representative’s knowledge, was not contractually restricted from disclosing such information; (iii) is disclosed to enforce the terms and provisions of this Agreement or the other Transaction Documents; (iv) is disclosed to the Participating Securityholders or tax, accounting, legal, financial or business advisors who have a need for such information and agree to keep such information confidential or are otherwise subject to confidentiality obligations with respect thereto; provided, however, that in the case of clause (iii), the Securityholders’ Representative shall disclose no more than that portion of such information which, on the advice of legal counsel, the Securityholders’ Representative reasonably believes is required to be disclosed to enforce the terms and provisions of this Agreement and the other Transaction Documents and the Securityholders’ Representative shall use commercially reasonable efforts to continue to maintain, and to cause any recipients of any confidential information to maintain, the confidentiality of such information. Notwithstanding anything in this Section 10.7(b) to the contrary, following the Closing, the Securityholders’ Representative shall be permitted to disclose information as required by applicable Law; provided the Securityholders’ Representative shall disclose no more than that portion of such information which, on the advice of legal counsel, the Securityholders’ Representative reasonably believes is required to be disclosed by applicable Law.

(c)         The Company, the Securityholders’ Representative and each of the Securityholders acknowledge and agree that Parent (i) may, following the Closing, issue, upon the review, comment and approval of the Securityholders’ Representative (which approval will not be unreasonably withheld, conditioned or delayed), a press release with respect to this Agreement and the matters contemplated hereby, (ii) upon the review and comment of the Company prior to the Closing (which comments Parent shall consider in good faith), will publicly file this Agreement with the SEC, (iii) may seek confidential treatment under applicable SEC rules with respect to certain matters and terms contained in this Agreement and (iv) may make any public disclosure it believes in good faith is required by applicable Law or rule of The Nasdaq Stock Market.

10.8     Third Party Beneficiaries. Except as provided in Sections 1.14 (Post-Closing Adjustment), 5.3(c) (Indemnification of Officers and Directors), 5.4 (Disclosure), 8.2 (Indemnification of Participating Securityholders) and Section 10.15 (Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege), and, following the Closing with respect to all Persons that held Company Capital Stock, Company Options or Company Warrants immediately prior to the Closing, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9       Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon receipt of a letter delivered by certified mail return receipt requested, (c) if sent by electronic transmission (if not rejected or returned as undeliverable or subject to any autoreply), or (d) one (1) Business Day after being sent by courier or express delivery service; provided that in each case the notice or other communication is sent to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub:

Bionano Genomics, Inc.
9540 Towne Centre Drive Suite 100
San Diego, CA 92121
Attention: Chief Executive Officer
E-mail: eholmlin@bionanogenomics.com

with a copy (which shall not constitute notice) to:

Cooley LLP
10265 Science Center Drive
San Diego, CA 92121
Attention: Rama Padmanabhan; Thomas Coll
E-mail: padmanabhan@cooley.com; collta@cooley.com

If to the Company prior to Closing:

Purigen Biosystems, Inc.
700 Stoneridge Dr Suite 100,
Pleasanton, CA 94588
Attention:
E-mail:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention:
E-mail:

If to the Surviving Corporation after Closing:

Bionano Genomics, Inc.
9540 Towne Centre Drive Suite 100
San Diego, CA 92121
Attention: Chief Executive Officer
E-mail: eholmlin@bionanogenomics.com

with a copy (which shall not constitute notice) to:

Cooley LLP
10265 Science Center Drive
San Diego, CA 92121
Attention: Rama Padmanabhan; Thomas Coll
E-mail: padmanabhan@cooley.com; collta@cooley.com

If to the Securityholders’ Representative:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com

with a copy to (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention:
E-mail:

10.10     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term giving effect to the intent of the parties.

10.11      Knowledge. “Knowledge” of the Company shall mean the actual knowledge of a fact or other matter of the Knowledge Individuals after reasonable inquiry.

10.12     Specific Performance. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

10.13      Construction.

(a)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)         The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. The words “party” or “parties” refer to the parties to this Agreement. A reference to any Person includes such Person’s successors and permitted assigns.

(c)         As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, and not to any particular provision thereof.

(d)         Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)        The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)         Any document uploaded to the online data room utilized for the transactions contemplated by this Agreement at least 48 hours prior to the execution of this Agreement shall be considered “made available,” “furnished,” “delivered” or “provided” for purposes of this Agreement.

(g)         Unless the context requires otherwise, the word “or” shall be inclusive such that for example, “A or B” shall be deemed to mean “A or B or both A and B.”

(h)         References to “$” means U.S. dollars.

(i)         References to any statute are to such statute as amended as well as to any rules or regulations promulgated thereunder as amended.

(j)          Any reference to “days” means calendar days unless Business Days are expressly specified. Additionally, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded and if the last day of such period is not a Business Day, the period will end on the next succeeding Business Day.

10.14     Disclosure Schedule. The Disclosure Schedule has been arranged, for purposes of convenience only, as separate parts corresponding to the subsections of Section 2 (Representations and Warranties of the Company). The representations and warranties contained in Section 2 (Representations and Warranties of the Company) are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Section 2 (Representations and Warranties of the Company) in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent it is reasonably apparent on its face without reference to any underlying document or material that such exception or disclosure is intended to qualify such representation and warranty. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

10.15     Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)       Conflicts of Interest. Parent and the Company acknowledge that Latham & Watkins LLP (“Prior Company Counsel”) has represented the Company in the preparation, negotiation and execution of, and the consummation of the transactions contemplated by, this Agreement. Nevertheless, Parent and the Company agree that, after the Closing, the Prior Company Counsel may represent the Securityholders’ Representative, the Participating Securityholders and/or their Affiliates (each such Person, other than the Company and its Subsidiaries, a “Designated Person”), in each case, with the consent of the Securityholders’ Representative acting on behalf of the Participating Securityholders and without the need for any consent or waiver by the Company or Parent in matters related to this Agreement and the transactions contemplated hereby, including in respect of any claims, litigation or disputes arising under or related hereto or such other Transaction Documents (each, a “Post-Closing Matter”). Accordingly, each of Parent and the Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Parent or any of its Affiliates (including the Surviving Corporation and its Subsidiaries). Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Prior Company Counsel, unless and to the extent Prior Company Counsel is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Participating Securityholders or the Securityholders’ Representative consents in writing at the time to such engagement.

(b)        Attorney-Client Privilege. Each of Parent and the Company (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries (collectively, the “Pre-Closing Designated Persons”), on the other hand, or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, that (i) relates to the negotiation, documentation or consummation of the transactions contemplated hereby or by any of the other Transaction Documents or, beginning on the date of this Agreement, any dispute arising under this Agreement and (ii) is subject to any attorney-client privilege, attorney work-product protection or expectation of client confidence (collectively, “Privileged Communications”). Furthermore, each of Parent and the Company (on behalf of itself and its Affiliates) acknowledges and agrees that any Privileged Communications shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Parent or the Surviving Corporation or any of its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Surviving Corporation shall (and shall cause its Affiliates to) assert any applicable privileges or protections on behalf of the Designated Persons to prevent disclosure of Privileged Communications to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Securityholders’ Representative, acting on behalf of the applicable Designated Person.

(c)      Privileged Materials. Absent the prior written consent of the Company (prior to the Closing) or the Securityholders’ Representative (following the Closing), acting on behalf of the applicable Designated Persons, neither Parent nor (following the Closing) the Surviving Corporation shall have a right of access to Privileged Communications; provided, however, in the event that Parent or, following the Closing, the Surviving Corporation, is legally required by any Governmental Body or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Parent shall, to the extent permitted by applicable Law, promptly notify the Company (prior to the Closing) or the Securityholders Representative (following the Closing), so that the Company or the Securityholders’ Representative, as applicable, may seek, at the Company’s or the Securityholders’ Representative’s, as applicable, sole cost and expense, a protective order.

(d)        Miscellaneous. This Section 10.15 (Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege) shall be irrevocable, and no term of this Section 10.15 (Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege) may be amended, waived or modified, without the prior written consent of the Securityholders’ Representative, acting on behalf of the applicable Designated Persons and their respective Affiliates and Prior Company Counsel affected thereby.

[Signature Pages Follow]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

PARENT:

Bionano Genomics, Inc.

By:	/s/ R. Erik Holmlin, Ph.D.
Name:	R. Erik Holmlin, Ph.D.
Title:	President and Chief Executive Officer

MERGER SUB:

Mazdan Merger Sub, Inc.

By:	/s/ R. Erik Holmlin, Ph.D.
Name:	R. Erik Holmlin, Ph.D.
Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

COMPANY:

Purigen Biosystems, Inc.

By:	/s/ Joseph J. Victor
Name:	Joseph J. Victor
Title:	Interim Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

SECURITYHOLDERS’ REPRESENTATIVE:

Shareholder Representative Services LLC

By:	/s/ Corey Quinlan
Name:	Corey Quinlan
Title:	Director

(Signature Page to Agreement and Plan of Merger)

Schedule I

Special Indemnified Matters

1.
Except with respect to Bonus Recipients who execute and deliver a Closing Date Bonus Agreement in accordance herewith, any and all Damages directly or indirectly arising out of or relating to granted, alleged or promised retention bonuses or grants of options to purchase Company Capital Stock to personnel of the Company.

2.	Any and all Damages directly or indirectly arising out of or resulting from a failure to withhold and pay income and employment taxes in relation to compensation paid to [***].

I-1

Schedule II

Required Securityholders

II-1

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“280G Stockholder Vote” shall have the meaning set forth in Section 5.1(a) (280G Stockholder Consent or Approval).

“Accounting Principles” means U.S. GAAP applied in a manner consistent with the principles, practices, policies, procedures, judgments and methodologies as were used in connection with the preparation of the most recent balance sheet included in the Audited Financial Statements.

“Accounts Receivable” means (i) all trade accounts receivable and other rights to payment owed to the Company, and (ii) all other accounts receivable or notes receivable of the Company, in each case, as calculated in accordance with the Accounting Principles.

“Adjustment Amount” shall have the meaning set forth in Section 1.14(g) (Post-Closing Adjustment).

“Advisory Group” shall have the meaning set forth in Section 1.16(e) (Securityholders’ Representative).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person (but excluding, with respect to the Company, any portfolio companies of venture capital or investment funds that are, or otherwise affiliated with, Company Stockholders, which portfolio companies may otherwise be deemed to be “under common control with” the Company). For the avoidance of doubt, following the Closing, Affiliates of Parent shall include the Surviving Corporation and its Subsidiaries. Notwithstanding anything to the contrary contained herein, no portfolio company of any Securityholder or its Affiliates shall be considered to be an “Affiliate” of the Company hereunder.

“Aggregate Exercise Amount” means the aggregate cash exercise price of all Company Preferred Warrants that would be payable upon exercise in full of all the Company Preferred Warrants outstanding as of immediately prior to the Effective Time as set forth on the Estimated Closing Statement.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Anti-Corruption Laws” means the (i) Foreign Corrupt Practices Act of 1977, as amended, and the related regulations and published interpretations thereunder and (ii) other applicable anti-corruption law in other jurisdictions in which the Company conducts business.

“Audited Financial Statements” shall have the meaning set forth in Section 2.5(a) (Financial Statements).

“Balance Sheet Date” shall have the meaning set forth in Section 2.5(a) (Financial Statements).

“Binder Agreement” shall have the meaning set forth in Section 8.8 (R&W Insurance).

“Bonus Recipient” means each individual entitled to a portion of the Closing Date Bonus Consideration as separately notified in writing by the Company to the Parent on or prior to the date of this Agreement.

“Book-Entry” shall have the meaning set forth in Section 1.12 (Closing of the Company Transfer Books).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in California.

“California Law” has the meaning set forth in Section 1.6(a) (Dissenters’ Rights).

“Cancelled Company Shares” has the meaning set forth in Section 1.5(a) (Conversion of Shares).

“Cancelled Parent Shares” has the meaning set forth in Section 1.5(b) (Conversion of Shares).

“Cancelled Shares” has the meaning set forth in Section 1.5(b) (Conversion of Shares).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020, and, for the avoidance of doubt, any amendment thereto (including pursuant to the Consolidated Appropriations Act, 2021 (Public Law 116-260)).

“Cash and Cash Equivalents” means, without duplication, with respect to the Company, as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby), the aggregate amount of cash and cash equivalents and marketable securities held by the Company, (i) less (A) the aggregate amount of issued but uncleared checks or drafts written by the Company that have not been cleared and wires issued by the Company that have not posted, (B) cash and cash equivalents held on behalf of third parties and (C) any amounts held in escrow (which, for the avoidance of doubt shall not include any cash held as collateral to backstop letters of credit); and (ii) plus checks written to the Company received by the Company that have not been cleared and wires issued to the Company that have not been posted, in each case calculated in accordance with the Accounting Principles.

“Certificate of Merger” has the meaning set forth in Section 1.1 (Merger of Merger Sub into the Company).

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code (or any corresponding provision of U.S. state or local Law).

“Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the state of Delaware or, in the event each federal court within the state of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware).

“Claim Notice” shall have the meaning set forth in Section 8.4(a) (Third Person Claim Indemnification Mechanics).

“Closing” shall have the meaning set forth in Section 1.3 (Closing; Effective Time).

“Closing Assets” means the current assets of the Company in accordance with the Accounting Principles, including Accounts Receivable, prepaid expenses (excluding the material prepayment to Paramit associated with Ionic purchases), deferred bank fees, prepaid software licenses, prepaid insurances, long-term deposits (not included in Cash and Cash Equivalents), credit card prepayments and Inventory, but excluding Cash and Cash Equivalents.

“Closing Cash Consideration Amount” means cash in an amount equal to: (a) the Upfront Cash Consideration; (b) minus the Securityholders’ Representative Reserve; (c) minus the Escrow Amount; (d) minus the Closing Date Bonus Consideration, (e) minus the Estimated Closing Date Indebtedness; (f) minus the Estimated Closing Date Transaction Expenses; (g) plus the Estimated Closing Date Cash Amount; (h) plus Estimated Net Working Capital Adjustment; and (i) plus the Aggregate Exercise Amount.

“Closing Company Share Number” means the sum of (a) the aggregate number of shares of Company Preferred Stock held by all Participating Securityholders and outstanding as of immediately prior to the Effective Time and (b) the aggregate number of shares of Company Preferred Stock underlying Company Preferred Warrants held by all Participating Securityholders and outstanding as of immediately prior to the Effective Time.

“Closing Date” shall have the meaning set forth in Section 1.3 (Closing; Effective Time).

“Closing Date Balance Sheet” means a balance sheet of the Company as of the Reference Time prepared (i) from and in accordance with the books and records of the Company and (ii) in accordance with the Accounting Principles.

“Closing Date Bonus Agreement” has the meaning set forth in Section 1.13(c)(i) (Payment of Closing Date Bonus Agreement).

“Closing Date Bonus Consideration” means $[***], which includes the employer portion of any employment or payroll Taxes, if applicable, with respect to the bonuses payable to the Bonus Recipients.

“Closing Date Cash Amount” means the Cash and Cash Equivalents of the Company as of the Reference Time determined in accordance with the Accounting Principles.

“Closing Date Indebtedness” means the Debt of the Company as of the Reference Time determined in accordance with the Accounting Principles.

“Closing Date Net Working Capital” means an amount (which may be positive or negative) equal to (a) the Closing Assets minus (b) the Closing Liabilities, in each case, as of the Reference Time, determined and calculated in accordance with the Accounting Principles. Exhibit D sets forth, for illustrative purposes only, a calculation of the Closing Date Net Working Capital as of the Balance Sheet Date prepared in accordance with the Accounting Principles.

“Closing Date Transaction Expenses” means, the sum (without duplication) of the Liabilities of the Company and its Subsidiaries as of the Closing (giving effect to the Closing) for unpaid amounts of (i) the aggregate expenses, fees and disbursements of all attorneys, accountants, investment bankers and Securityholders’ Representative of the Company in connection with the negotiation, execution, delivery and performance of this Agreement and any similar expenses, fees and disbursements arising out of or resulting from the negotiation, execution, delivery and performance of this Agreement, (ii) the upfront engagement fee of the Securityholders’ Representative of the Company, (iii) any fees, costs and expenses associated with satisfying any Closing deliverables, including obtaining the release and termination of any Liens or obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Body or third parties on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby or thereby, which shall include, but not be limited to, the [***] License, as applicable, (iv) the costs, fees, charges and expenses of the D&O Policy (to the extent unpaid by the Company prior to Closing), (v) 50% of the R&W Insurance Policy premiums, fees, commission, taxes, costs and other expenses associated with procuring the R&W Insurance Policy, (vi) [***] of Transfer Taxes (in satisfaction of the Securityholders’ obligations under Section 5.5(a) (Transfer Taxes)) and (vii) any bonus or transaction fee, change of control award, assignment, retention award, compensatory or similar payment, in each case, made pursuant to a Company Plan that becomes payable as a result of transactions contemplated hereby, either alone or in combination with another event (whether payable prior to, on or following the Closing), and, in each case, the employer portion of any employment Taxes, if applicable, with respect to such payments; provided that for the avoidance of doubt, Closing Date Transaction Expenses shall not include the Closing Date Bonus Consideration.

“Closing Liabilities” means the current liabilities of the Company in accordance with the Accounting Principles, including accounts payable, accrued vacation time and/or paid time off, accrued expenses (including any retention or severance obligations), unearned revenue, accrued expense reports, accrued payables for data, current Tax liabilities and Tax liabilities deferred pursuant to the Coronavirus Aid, Relief, and Economic Security Act or similar statutory relief, and benefits payable, but excluding (a) any Liability included in the Closing Date Indebtedness and Closing Date Transaction Expenses to the extent actually deducted from the calculation of the Closing Cash Consideration Amount, (b) any current liabilities that are non-cash charges or expenses, for clarity liabilities recorded under the FASB ASU No. 20016-02 Leases (Topic 842) are excluded and (c) any deferred Tax liabilities.

“Closing Payment Schedule” shall have the meaning set forth in Section 1.18(a) (Closing Payment Schedule).

“Closing Statement” shall have the meaning set forth in Section 1.14(b) (Post-Closing Adjustment).

“COBRA” shall have the meaning set forth in Section 2.16(m) (Employee Benefit Plan and Employee Matters).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Placement” shall have the meaning set forth in Section 1.9(f)(i) (Milestone Consideration).

“Commercially Functional” shall have the meaning set forth in Section 1.9(f)(ii) (Milestone Consideration).

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company A-1 Preferred Warrants” shall mean all Company Warrants issued pursuant to or in connection with that certain Amended and Restated Series A-1 Preferred Stock, Common Stock and Warrant Purchase Agreement between the Company and other persons and entities listed in the Schedule of Investors thereto (as updated from time to time in accordance with terms thereof) on or around September 8, 2017 (as further amended or otherwise modified from time to time prior to the date hereof).

“Company Board” means the board of directors of the Company.

“Company Bylaws” means the Company’s Bylaws, adopted August 31, 2012, as they may be amended or amended and restated from time to time and in effect immediately prior to the Effective Time.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of the State of Delaware on March 21, 2019, as amended or amended and restated from time to time, including as amended April 18, 2019 and March 3, 2021, and in effect immediately prior to the Effective Time.

“Company Commercially Reasonable Efforts” means using the same level of efforts that a company of similar size and with similar resources of the Company that operates in the same industry as the Company would reasonably use while balancing its commercial interests.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Common Warrant” means any Company Warrant, whether granted under the Equity Incentive Plan or otherwise, that is, exercisable in exchange for shares of Company Common Stock.

“Company Financial Statements” shall have the meaning set forth in Section 2.5(a) (Financial Statements).

“Company Group” means (i) the Company and (ii) each Subsidiary of the Company.

“Company Healthcare Laws” shall have the meaning set forth in Section 2.10(b) (Regulatory Matters).

“Company Intellectual Property” means all Intellectual Property that is owned (or purported to be owned) by or exclusively licensed to the Company and any Intellectual Property non-exclusively or exclusively licensed to the Company under the [***] License.

“Company Material Adverse Effect” means change, effect, event, occurrence, state of facts or development or cause thereof that, individually or in the aggregate is, or would reasonably be expected to, (i) prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party or to otherwise consummate the transactions contemplated by this Agreement or (ii) be materially adverse to the assets, prospects, properties, liabilities, financial condition or existing business of the Company and its Subsidiaries (taken as a whole), whether known or unknown or on a short- or long-term basis; provided, however, that with respect to clause (ii), none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) any adverse effect resulting directly from general business or economic conditions, except to the extent such general business or economic conditions have a disproportionate effect on the Company as compared to any of the other companies in the Company’s industry; (b) any adverse effect resulting directly from hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, fires or other disasters, epidemics, pandemics (including COVID-19) and other force majeure events, except to the extent such event has a disproportionate effect on the Company as compared to any of the other companies in the Company’s industry; (c) any adverse effect resulting directly from the announcement, execution or delivery of this Agreement or the pendency of the Merger (but not, for the avoidance of doubt, the consummation); (d) any adverse effect resulting directly from any change in GAAP or any change in applicable Laws or the authoritative interpretation thereof, except to the extent such change has a disproportionate effect on the Company as compared to any of the other companies in the Company’s industry; or (e) any adverse effect resulting directly from any breach by Parent, or Merger Sub of any provision of this Agreement or the taking of any other action by Parent, or Merger Sub.

“Company Options” means options to purchase shares of Company Common Stock.

“Company Personnel” shall have the meaning set forth in Section 2.9(e) (Intellectual Property).

“Company Plan” shall have the meaning set forth in Section 2.16(a) (Employee Benefit Plans and Employee Matters).

“Company Preferred Stock” means collectively the Preferred Stock of the Company as set forth in the Company Charter.

“Company Preferred Warrant” means any Company Warrant, whether granted under the Equity Incentive Plan or otherwise, that is outstanding and unexercised as of immediately prior to the Effective Time and exercisable in exchange for shares of Company Preferred Stock, but excluding any Company A-1 Preferred Warrant.

“Company Products” shall have the meaning set forth in Section 2.10(a) (Regulatory Matters).

“Company Regulatory Agency” shall have the meaning set forth in Section 2.10(a) (Regulatory Matters).

“Company Regulatory Permits” shall have the meaning set forth in Section 2.10(a) (Regulatory Matters).

“Company Returns” means any Tax Return required to be filed by the Company or any of its Subsidiaries.

“Company Source Code” has the meaning set forth in Section 2.9(m) (Intellectual Property).

“Company Stock Certificate” shall have the meaning set forth in Section 1.12 (Closing of the Company’s Transfer Books).

“Company Stockholders” means the holders of Company Capital Stock.

“Company Warrants” means the warrants to purchase Company Capital Stock.

“Company Website” means any public or private website owned, maintained, or operated at any time by or on behalf of the Company.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 25, 2022, by and between Parent and the Company.

“Consent(s) ” means any consent, approval or waiver.

“Continuing Employee” means the Key Employees and each employee of the Company who either (i) continues to remain employed by the Company following the Effective Time or (ii) accepts Parent’s offer of employment and continues to remain employed by Parent, the Surviving Corporation, or any of their respective Affiliates following the Effective Time.

“Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.

“Covered” shall have the meaning set forth in Section 1.9(f)(iii) (Milestone Consideration).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive promulgated by any Governmental Body, including the Centers for Disease Control and Prevention, in each case, (a) in connection with or in response to COVID-19, including the CARES Act and Families First Act or (b) to ensure the health and safety of any of the Company’s employees in light of COVID-19.

“D&O Indemnified Persons” shall have the meaning set forth in Section 5.3(a) (Indemnification of Officers and Directors).

“D&O Policy” shall have the meaning set forth in Section 5.3(b) (Indemnification of Officers and Directors).

“Damages” means claims, demands, losses, costs, Taxes, damages and expenses, settlement payments, awards, judgments, fines, penalties, deficiencies, Liabilities, or other charges, including reasonable and documented out-of-pocket attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts.

“Data Privacy Requirements” has the meaning set forth in Section 2.9(n) (Intellectual Property).

“Debt” means, without duplication, the outstanding principal amount of, and all interest and other amounts accrued in respect of and all amounts payable at retirement of, (a) any indebtedness for borrowed money of the Company, (b) any obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, (c) any reimbursement obligation of the Company with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company in each case, solely to the extent drawn upon and payable, (d) any capital leases, (e) past due or deferred rent, (f) off-balance sheet financing, (g) any unpaid Pre-Closing Taxes, (h) all indebtedness under derivatives, swap or exchange agreements, together with all prepayment premiums, penalties and accrued interest thereon, and in each such case all breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any of the foregoing, (i) all liabilities under securitization or receivables factoring arrangements or transactions, (j) unpaid dividends and other amounts owed to the Company’s current or former equity holders, including holders of Company Preferred Stock, (k) all liabilities and obligations for the deferred purchase price of property or services, including any conditional sale, earn-outs or revenue sharing payments, (l) any obligation of the type referred to in clauses (a) through (k) of another Person the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor, (m) any unpaid fee to any member of the Company Board outstanding as of the Closing, (n) all liabilities with respect to any unpaid bonuses and commissions that were earned for any prior fiscal year from the Closing Date and during the period commencing on the first day of the current fiscal year and ending on the Closing Date in respect of any director, officer, employee or individual independent contractor of the Company (whether due and payable prior to, at or following the Closing), and the employer portion of any employment or payroll Taxes payable by the Company with respect to the foregoing and (o) any outstanding accounts payable that are more than 120 days past the applicable due date. Notwithstanding the foregoing, “Debt” shall not include (i) any letters of credit to the extent not drawn upon, (ii) any bank guarantees, (iii) non-cancellable purchase commitments, (iv) surety bonds and performance bonds or (v) trade payables or other current liabilities in the ordinary course of business. For purposes of Section 1 (Description of Transaction), “Debt” means Debt, as defined above, outstanding as of the Reference Time (but before taking into account the consummation of the transactions contemplated by this Agreement).

“Deductible” means $[***].

“Deferred Payroll Taxes” means the “applicable employment taxes” (as defined in Section 2302(d) of the CARES Act) payable by the Company that (a) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing or are deferred pursuant to or in connection with the Payroll Tax Executive Order and (b) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.

“Delaware Law” shall have the meaning set forth in the Recitals.

“Delivery Deadline” has the meaning set forth in Section 9.1(f) (Termination).

“Designated Person” has the meaning set forth in Section 10.15(a) (Conflict of Interest).

“Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and delivered or made available to Parent and Merger Sub on the date of the Agreement. The contents of each of the contracts and other documents referred to in the Disclosure Schedule shall be deemed to be incorporated and referred to in the Disclosure Schedule as though set forth in full therein.

“Dispute Auditor” shall have the meaning set forth in Section 1.14(d) (Post-Closing Adjustment).

“Dispute Notice” shall have the meaning set forth in Section 1.14(c) (Post-Closing Adjustment).

“Dissenting Shares” shall have the meaning set forth in Section 1.6(a) (Dissenters’ Rights).

“Dissenting Stockholder” shall have the meaning set forth in Section 1.6(a) (Dissenters’ Rights).

“EEA” shall have the meaning set forth in the definition of “GDPR” of this Exhibit A.

“Effective Time” shall have the meaning set forth in Section 1.3 (Closing).

“Employee Bonus Recipient” means each Bonus Recipient who is an employee of the Company at the Effective Time.

“End Date” means the date that is ten (10) Business Days from the date of this Agreement.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any Law or governmental regulation relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) safety issues (including human and occupational safety and health), in each case as amended and as in effect on the date hereof.

“Environmental Permit” means any material permit, license, review, certification, approval, registration, Consent or other authorization issued pursuant to any Environmental Laws.

“Equity Incentive Plan” means the Company’s 2016 Equity Incentive Plan, as amended or restated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” shall have the meaning set forth in Section 2.16(e) (Employee Benefit Plans and Employee Matters).

“Escrow Account” shall have the meaning set forth in Section 1.15(d)(i) (Escrow Agreement).

“Escrow Agent” shall have the meaning set forth in Section 1.15(d)(ii) (Escrow Agreement).

“Escrow Agreement” shall have the meaning set forth in Section 1.15(a) (Escrow Agreement).

“Escrow Amount” shall have the meaning set forth in Section 1.15(d)(iii) (Escrow Agreement).

“Escrow Fund” shall have the meaning set forth in Section 1.15(d)(iv) (Escrow Agreement).

“Escrow Release Date” shall have the meaning set forth in Section 1.15(c) (Escrow Agreement).

“Estimated Closing Date Cash Amount” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.

“Estimated Closing Date Indebtedness” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.

“Estimated Closing Date Net Working Capital” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.

“Estimated Closing Date Transaction Expenses” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.

“Estimated Closing Statement” means a written statement setting forth (a) an estimated Closing Date Balance Sheet and (b) in reasonable detail (i) the Aggregate Exercise Amount; and (ii) the Company’s good faith estimate of (1) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), and the Estimated Net Working Capital Adjustment, (2) the Closing Date Cash Amount (the “Estimated Closing Date Cash Amount”), (3) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), and (4) the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”).

“Estimated Net Working Capital Adjustment” means, as applicable: (a) the amount by which the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital (expressed as a negative amount), (b) the amount by which the Estimated Closing Date Net Working Capital is greater than the Target Net Working Capital (expressed as a positive amount), or (c) if the Estimated Closing Date Net Working Capital is equal to the Target Net Working Capital, $0.

“EU GDPR” shall have the meaning set forth in the definition of “GDPR” of this Exhibit A.

“Export Approvals” shall have the meaning set forth in Section 2.13(c) (Compliance with Laws; Export Controls).

“FDA” means the U.S. Food and Drug Administration, or any successor agency or authority thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, and all related rules, regulations and guidances (including, without limitation, the regulations promulgated in title 21 of the Code of Federal Regulations).

“Final Net Working Capital Adjustment” means, as applicable: (a) the amount by which the Closing Date Net Working Capital is less than the Target Net Working Capital (expressed as a negative amount), (b) the amount by which the Closing Date Net Working Capital is greater than the Target Net Working Capital (expressed as a positive amount) or (c) if the Closing Date Net Working Capital is equal to the Target Net Working Capital, $0.

“FLSA” has the meaning set forth in Section 2.16(g) (Employee Benefit Plans and Employment Matters).

“Former Employer” shall have the meaning set forth in Section 2.9(e) (Intellectual Property).

“Fraud” means intentional Delaware common law fraud with respect to the making of any representations or warranties contained in this Agreement and which, for the avoidance of doubt, does not include any claim for equitable fraud or constructive fraud.

“Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” shall have the meaning set forth in Section 2.10(d) (Regulatory Matters).

“Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Due Incorporation; Subsidiaries; Etc.), Section 2.2 (Authority; Binding Nature of Agreement), Sections 2.4(a), (b), (d), (f) and (g) (Capitalization, Etc.), Section 2.15 (Tax Matters) and Section 2.21 (Financial Advisor).

“Future Payment Amount” means collectively, (a) any Adjustment Amount, to the extent such amount is a positive number, that may become distributable to Participating Securityholders pursuant to Section 1.14 (Post-Closing Adjustment), (b) any portion of the Milestone Consideration that may become distributable to the Participating Securityholders pursuant to Section 1.9 (Milestone Consideration), (c) any portion of the Escrow Fund that may become distributable to Participating Securityholders pursuant to Section 1.15(c) (Escrow Agreement) and the Escrow Agreement, and (d) any portion of the Securityholders’ Representative Reserve that may become distributable to Participating Securityholders pursuant to Section 1.16(d) (Securityholders’ Representative).

“GAAP” means United States generally accepted accounting principles. With respect to the computations pursuant to Section 1.14 (Post-Closing Adjustment), GAAP shall mean such principles as in effect as of the Reference Time.

“GDPR” means (i) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (“EU GDPR”); (ii) the EU GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”); and (iii) any applicable implementing or supplementary legislation in any member state of the European Economic Area (“EEA”) or the UK (including the UK Data Protection Act 2018).

“Government Official” means (a) any officer or employee of any Governmental Body, (b) any Person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission, public and private institutional review board and independent ethics committee or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law. “Hazardous Substance” shall include any substance for which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, regulated medical waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls or other similar substances.

“Health Care Professional” means any Person (e.g., hospital or hospital purchase manager, physician, nurse, medical practice group or medical practice group manager, group purchasing organization or third-party payor) that purchases, leases, recommends, uses, prescribes or arranges for the purchase or lease of Company Products or related services or similar products or services.

“Indemnification Demand” shall have the meaning set forth in Section 8.3(a) (Direct Claim Indemnification Mechanics).

“Indemnification Dispute Notice” shall have the meaning set forth in Section 8.3(b) (Direct Claim Indemnification Mechanics).

“Indemnified Party” means the Person entitled to indemnification under Section 8 (Indemnification).

“Indemnitor” shall have the meaning set forth in Section 8.3(a) (Direct Claim Indemnification Mechanics).

“Indemnity Escrow Amount” shall have the meaning set forth in Section 1.15(d)(v) (Escrow Agreement).

“Information Statement” shall have the meaning set forth in Section 5.8 (Information Statement; Written Consent).

“Insurance Policies” shall have the meaning set forth in Section 2.18 (Insurance).

“Intellectual Property” means the following, anywhere in the world, including registrations and applications therefor, goodwill, common law rights, and moral rights thereto: (a) patents and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuation-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patents”); (b) trademarks, service marks, trade names, symbols, logos, trade dress, and all other similar identifiers of origin, whether or not registered, and all pending applications for registration of the same, other than regulatory filings; (c) copyrights, works of authorship whether or not published or registered, and all pending applications for registration of the same; (d) Internet domain names and URLs; (e) trade secrets and other rights in know-how and confidential or proprietary information (collectively, “Trade Secrets”); (f) computer programs, software and databases, whether in object or source code form; and (g) all other intellectual property rights and/or proprietary rights.

“Intellectual Property Contract” shall have the meaning set forth in Section 2.9(k) (Intellectual Property).

“Interim Financial Statements” shall have the meaning set forth in Section 2.5(a) (Financial Statements).

“Inventory” means (a) all Company Products that have received all intended increments of value through manufacturing or other processing and that are being held for resale, and (b) all raw materials, parts, components, work-in-progress, field inventory loaners, sales force inventory, consignment, packaging materials and similar items with respect to the Company Products, in each case wherever located and including such items previously ordered or purchased and in transit to the Company.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, hardware, systems, Company Websites, and all other information technology equipment, and all associated documentation.

“Joinder Agreements” shall have the meaning set forth in the Recitals.

“Joint Written Instructions” shall have the meaning set forth in Section 1.15(c) (Escrow Agreement).

“Key Employee” shall have the meaning set forth in the Recitals.

“Key Employee Agreement” shall have the meaning set forth in the Recitals.

“Knowledge” shall have the meaning set forth in Section 10.11 (Knowledge).

“Knowledge Individuals” means the following Persons: [***].

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of The Nasdaq Stock Market).

“Leased Real Property” shall have the meaning set forth in Section 2.8(a) (Real Property; Leasehold).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Letter of Transmittal” shall have the meaning set forth in Section 1.13(a) (Exchange/Payment).

“Liability” means with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required to be accrued on the financial statements of such Person.

“Licensed Registered IP” shall have the meaning set forth in Section 2.9(a) (Intellectual Property).

“Lien” or “Liens” means all liens, mortgages, encumbrances, security interests, claims, charges, pledges, community property interest, hypothecations, options, rights of first refusal, rights of first negotiation or restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (other than in the case of a security, any restriction on the transfer of such security arising solely under applicable securities laws).

“Lost Certificate Affidavit” shall have the meaning set forth in Section 1.13(a) (Exchange/Payment).

“Majority Holders” shall have the meaning set forth in Section 1.16(b) (Securityholders’ Representative).

“Market Expansion Milestone” shall have the meaning set forth in Section 1.9(f)(iv) (Milestone Consideration).

“Market Expansion Milestone Consideration” shall have the meaning set forth in Section 1.9(f)(v) (Milestone Consideration).

“Market Expansion Milestone System” shall have the meaning set forth in Section 1.9(f)(vi) (Milestone Consideration).

“Market Expansion Milestone Term” shall have the meaning set forth in Section 1.9(f)(vii) (Milestone Consideration).

“Material Contract” shall have the meaning set forth in Section 2.11(a) (Material Contracts).

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Consideration” means the Closing Cash Consideration Amount, plus the Closing Date Bonus Consideration, plus the amount of any Future Payment Amount.

“Merger Filing” shall have the meaning set forth in Section 1.3 (Closing; Effective Time).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Milestone Consideration” shall have the meaning set forth in Section 1.9(f)(viii) (Milestone Consideration).

“New Plans” has the meaning set forth in Section 5.2(b) (Employee Benefits).

“Non-Competition Agreement” shall have the meaning set forth in the Recitals.

“Non-Dissenting Stockholder” means each Company Stockholder that does not perfect or otherwise loses such stockholder’s dissenters’ rights under Delaware Law and California Law, as applicable, and is otherwise entitled to receive consideration pursuant to Section 1.5 (Conversion of Shares).

“Non-Employee Bonus Recipient” means each Bonus Recipient who is not an Employee Bonus Recipient.

“OFAC” shall have the meaning set forth in Section 2.13(b) (Compliance with Laws; Export Controls).

“OGM Workflow” shall have the meaning set forth in Section 1.9(f)(ix) (Milestone Consideration).

“Old Plans” has the meaning set forth in Section 5.2(b) (Employee Benefits).

“Open Source Licenses” has the meaning set forth in Section 2.9(l) (Intellectual Property).

“Open Source Material” has the meaning set forth in Section 2.9(l) (Intellectual Property).

“Owned Registered IP” shall have the meaning set forth in Section 2.9(a) (Intellectual Property).

“Ownership Percentage” shall, with respect to a Participating Securityholder, be equal to the quotient obtained by dividing (a) the sum of (i) the aggregate number of shares of Company Preferred Stock held by such Participating Securityholder and outstanding as of immediately prior to the Effective Time and (ii) the aggregate number of shares of Company Preferred Stock underlying Company Preferred Warrants held by such Participating Securityholder and outstanding as of immediately prior to the Effective Time, by (b) the Closing Company Share Number.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent 401(k) Plan” shall have the meaning set forth in Section 5.2(c) (Employee Benefits).

“Parent Commercially Reasonable Efforts” shall have the meaning set forth in Section 1.9(f)(x) (Milestone Consideration).

“Parent Common Stock” means the Common Stock, $0.0001 par value per share, of Parent.

“Parent Indemnified Party” shall have the meaning set forth in Section 8.1 (Indemnification of Parent).

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that would materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which they are a party or to otherwise consummate the transactions contemplated by this Agreement.

“Parent Prepared Return” shall have the meaning set forth in Section 5.5(c) (Tax Return Preparation).

“Participating Securityholders” means each Non-Dissenting Stockholder that is a holder of Company Preferred Stock and/or Company Preferred Warrants, each as of immediately prior to the Effective Time.

“Paying Agent” shall have the meaning set forth in Section 1.13(a) (Exchange/Payment).

“Payment Agent Agreement” shall have the meaning set forth in Section 1.13(a) (Exchange/Payment).

“Payoff Letter” shall have the meaning set forth in Section 1.10 (Payoff Letters).

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Body (including IRS Notice 2020-65).

“Per Share Future Payment Amount” means (a) in the case of Company Common Stock (or Company Common Stock underlying Company Options or Company Warrants, each outstanding as of immediately prior to the Effective Time), no portion of the Future Payment Amount attributable to a share of Company Common Stock and (b) in the case of Company Preferred Stock (or Company Preferred Stock underlying Company Preferred Warrants outstanding as of immediately prior to the Effective Time), such portion of the Future Payment Amount attributable to a share of the applicable series of Company Preferred Stock in accordance with the Company Charter.

“Per Share Market Expansion Milestone Consideration” shall have the meaning set forth in Section 1.9(f)(x) (Milestone Consideration).

“Per Share Milestone Consideration” shall have the meaning set forth in Section 1.9(f)(xii) (Milestone Consideration).

“Per Share Placement Milestone Consideration” shall have the meaning set forth in Section 1.9(f)(xiii) (Milestone Consideration).

“Per Share Upfront Merger Consideration” means (a) in the case of Company Common Stock (or Company Common Stock underlying Company Options or Company Common Warrants, each outstanding as of immediately prior to the Effective Time) and Company Preferred Stock underlying Company A-1 Preferred Warrants outstanding as of immediately prior to the Effective Time, no portion of the Closing Cash Consideration Amount and (b) in the case of Company Preferred Stock (or Company Preferred Stock underling Company Preferred Warrants outstanding as of immediately prior to the Effective Time), such portion of the Closing Cash Consideration Amount attributable to a share of the applicable series of Preferred Stock in accordance with the Company Charter. Notwithstanding anything contained herein to the contrary, for purposes of calculating the Per Share Upfront Merger Consideration, the Aggregate Exercise Amount of the Company Preferred Warrants shall be added to the Closing Cash Consideration Amount to determine the Per Share Upfront Merger Consideration, with the understanding that the actual amount of cash paid by Parent to the Participating Securityholders with respect to the Per Share Upfront Merger Consideration will still be the same as the Closing Cash Consideration Amount (but such amount will be allocated among the Participating Securityholders, taking into account a reduction to such payment to the holders of Company Preferred Warrants for their respective aggregate exercise prices). In addition, if the aggregate Closing Cash Consideration Amount paid to a holder of Company Preferred Warrants does not exceed the applicable exercise amount for such holder’s Company Preferred Warrants, then the shortfall amount shall be applied secondarily against any Per Share Future Payment Amount for such holder.

“Permitted Encumbrances” means: (a) statutory liens for current Taxes or other governmental charges (i) not yet delinquent or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not delinquent and that are not material in amount or effect on the Company, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Bodies having jurisdiction over the Leased Real Property that are not violated by the current use and operation of the Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business; (e) public roads and highways; (f) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; and (g) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means (i) any information relating to an identified or identifiable individual and (ii) any other information that is classified as “personal data,” “personal information,” “protected health information”, “individually identifiable health information”, “personally identifiable information” or similar term under Privacy and Security Laws. Without limiting the foregoing, Personal Data may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person.

“Placement Milestone” shall have the meaning set forth in Section 1.9(f)(xiv) (Milestone Consideration).

“Placement Milestone Consideration” shall have the meaning set forth in Section 1.9(f)(xv) (Milestone Consideration).

“Placement Milestone System” shall have the meaning set forth in Section 1.9(f)(xvi) (Milestone Consideration).

“Placement Milestone Term” shall have the meaning set forth in Section 1.9(f)(xvii) (Milestone Consideration).

“Post-Closing Matter” has the meaning set forth in Section 10.15(a) (Conflicts of Interest).

“Post-Closing Transaction Expenses” means, without duplication, to the extent not included as part of the Closing Date Transaction Expenses: (i) all bonuses (including any liabilities of the Company with respect to any retention or “stay” bonus), severance, compensatory or similar payment obligations that become due and payable by Parent or the Company in connection with the payment of any Future Payment Amount; (ii) any payment due or payable in connection with any change of control of the Company that becomes due and payable by Parent or the Company in connection with the payment of any Future Payment Amount; and (iii) any employer portion of any payroll or employment Taxes incurred or accrued with respect to of the foregoing, in each case, pursuant to a Contract or arrangement adopted or entered into by the Company prior to the Closing.

“Pre-Closing Designated Persons” has the meaning set forth in Section 10.15(b) (Attorney-Client Privilege).

“Pre-Closing Period” shall have the meaning set forth in Section 4.1 (Access).

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including the Closing Date, including the portion of the Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means (a) any Taxes of the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date (including Deferred Payroll Taxes and any Taxes imposed pursuant to Sections 951 or 951A of the Code with respect to income earned by a Subsidiary of the Company in any Pre-Closing Tax Period), determined by reference to Section 5.5(b) (Straddle Period Allocation) in the case of any Straddle Period, (b) any Taxes of a Person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries (or any predecessor thereof) is liable (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing or (ii) as a result of an express or implied obligation to indemnify such Person, as a transferee or successor, by Contract, by operation of Law or otherwise as a result of an event or transaction occurring before the Closing, and (c) any employer payroll taxes with respect to any bonus or transaction fee, change of control, retention, compensatory or similar payment that becomes payable to an employee or director of the Company as a result of transactions contemplated hereby; provided, however, that Pre-Closing Taxes shall not include Taxes taken into account in the Closing Date Transaction Expenses.

“Preferred Stock” means the preferred stock, $0.001 par value per share, of the Company, including the Series A-1 Preferred Stock and the Series B Preferred Stock of the Company as designated in the Company Charter.

“Prior Company Counsel” has the meaning set forth in Section 10.15(a) (Conflict of Interest).

“Privacy and Security Laws” means all applicable Laws regarding Processing Personal Data including, to the extent applicable, (a) Laws regarding (i) data privacy, (ii) information security, (iii) data breach notification, (iv) direct marketing via email, telephone, or text message, (v) online behavioral advertising; (vi) state biometric privacy laws, (vii) medical information confidentiality laws and (b) the GDPR.

“Privacy Contractual Requirements” has the meaning set forth in Section 2.9(n) (Intellectual Property).

“Privacy Policies” has the meaning set forth in Section 2.9(n) (Intellectual Property).

“Privileged Communications” has the meaning set forth in Section 10.15(b) (Attorney-Client Privilege).

“Process, Processed or Processing” means any collection, use, disclosure retention, storage, disposal, transfer, security, protection, or other processing of data (including, without limitation, Personal Data).

“Prohibited Party Lists” shall have the meaning in Section 2.13(d) (Compliance with Laws; Export Controls).

“Purchase Price Escrow Amount” shall have the meaning set forth in Section 1.15(d)(vi) (Escrow Agreement).

“Purigen Ionic Purification Instrument” has the meaning set forth in Section 1.9(f)(xviii) (Milestone Consideration).

“Purigen Ionic Purification System” shall have the meaning set forth in Section 1.9(f)(xviii) (Milestone Consideration).

“Purigen Product” shall have the meaning set forth in Section 1.9(f)(xx) (Milestone Consideration).

“R&W Insurance Policy” shall have the meaning set forth in Section 8.8 (R&W Insurance).

“R&W Insurance Retention Amount” means $[***].

“Real Property Leases” shall have the meaning set forth in Section 2.8(a) (Real Property; Leasehold).

“Recall” shall have the meaning set forth in Section 2.10(h) (Regulatory Matters).

“Reference Time” means 11:59 p.m., California time, on the day immediately prior to the Closing Date, except with respect to Closing Date Indebtedness pursuant to subsection (a) of the definition of “Debt”, which shall be calculated as of 11:59 p.m., California time, on the Closing Date.

“Registered IP” means all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body or Internet domain name registrar, including all patents, registered copyrights, registered mask works, registered trademarks, Internet domain names, and all applications for any of the foregoing.

“Required Company Stockholder Vote” shall have the meaning set forth in the Recitals.

“Sanctions” shall have the meaning set for in Section 2.13(d) (Compliance with Laws; Export Controls).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” shall have the meaning set forth in Section 2.9(q) (Intellectual Property).

“Securityholder Indemnified Party” shall have the meaning set forth in Section 8.2 (Indemnification of Participating Securityholders).

“Securityholders” means each holder of Company Capital Stock, each holder of Company Options and each holder of Company Warrants, each as of immediately prior to the Effective Time.

“Securityholders’ Representative” shall have the meaning set forth in Section 1.16(a) (Securityholders’ Representative).

“Securityholders’ Representative Engagement Agreement” shall have the meaning set forth in Section 1.16(e) (Securityholders’ Representative).

“Securityholders’ Representative Expenses” shall have the meaning set forth in Section 1.16(e) (Securityholders’ Representative).

“Securityholders’ Representative Group” shall have the meaning set forth in Section 1.16(e) (Securityholders’ Representative).

“Securityholders’ Representative Reserve” shall have the meaning set forth in Section 1.16(d) (Securityholders’ Representative).

“Shortfall” shall have the meaning set forth in Section 1.14(j) (Shortfall).

“Significant Customer” shall have the meaning set forth in Section 2.24(a) (Customers, Suppliers and Distributors).

“Significant Distributor” shall have the meaning set forth in Section 2.24(c) (Customers, Suppliers and Distributors).

“Significant Supplier” shall have the meaning set forth in Section 2.24(b) (Customers, Suppliers and Distributors).

“Special Indemnified Matters” means the matters set forth in Schedule I.

“[***] License” means that certain Amended and Restated Exclusive License Agreement [***], dated as of [***], by and between the Company and [***], as may be amended or amended and restated from time to time.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business Entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company or other business Entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Surviving Corporation” has the meaning set forth in Section 1.1 (Merger of Merger Sub into the Company).

“Takeover Proposal” means any proposal or offer from any Person (other than Parent or its Affiliates or their respective representatives) for any acquisition by such Person of the business or substantially all of the assets of the Company (other than an acquisition of assets of the Company in the ordinary course of business consistent with past practice or as expressly permitted under the terms of this Agreement).

“Takeover Statute” shall have the meaning set forth in Section 2.25 (Takeover Statutes).

“Target Net Working Capital” means an amount equal to $[***].

“Tax” or “Taxes” means all federal, state or local and all foreign taxes of any kind whatsoever, including income, gross receipts, goods and services, windfall profits, value added, severance, property, escheat, unclaimed property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest with respect to such additions or penalties.

“Tax Claims” shall have the meaning set forth in Section 5.5(d) (Tax Contests).

“Tax Returns” means any Tax return, statement, report, filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports), including any amendments, filed or required to be filed with a Governmental Body.

“Terminated Indebtedness” shall have the meaning set forth in Section 1.10 (Payoff Letters).

“Third Person Claim” shall have the meaning set forth in Section 8.4(a) (Third Person Claim Indemnification Mechanics).

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property” in this Exhibit A.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Securityholders’ Representative Engagement Agreement, the Joinder Agreements, the Letters of Transmittal, the Payment Agent Agreement and the other documents, agreements, certificates and other instruments to be executed, delivered and performed by the parties in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” means any sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gain, or similar non-income Taxes incurred as a result of the transactions contemplated in this Agreement.

“UK” shall have the meaning set forth in the definition of “Privacy and Security Laws” in this Exhibit A.

“UK GDPR” shall have the meaning set forth in the definition of “GDPR” in this Exhibit A.

“Unaudited Balance Sheet” shall have the meaning set forth in Section 2.5(a) (Financial Statements).

“Upfront Cash Consideration” means $32,000,000.

“Waived 280G Benefits” shall have the meaning set forth in Section 5.1(a) (280G Stockholder Consent or Approval).

“Withholding Agent” shall have the meaning set forth in Section 1.13(f) (Required Withholding).

“Written Consent” shall have the meaning set forth in the Recitals.

Exhibit B

Form of Joinder Agreement

Exhibit C

Form of Letter of Transmittal

Exhibit D

Illustrative Calculation of Closing Date Net Working Capital

Exhibit E

Form of Written Consent

Exhibit F

Form of Binder Agreement

Exhibit G

Form of Certificate of Merger

Exhibit H

Form of Certificate of Incorporation

Exhibit I

Form of Escrow Agreement

Exhibit J

Form of Payment Agent Agreement

Exhibit K

Form of Closing Date Bonus Agreement